    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 25, 1996
                                                       REGISTRATION NO. 33-95028
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                           SYNAGRO TECHNOLOGIES, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          4953                  76-0511324
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                             16000 STUEBNER AIRLINE
                                   SUITE 420
                              SPRING, TEXAS 77379
                                  713-370-6700

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  DON L. THONE
                            CHIEF EXECUTIVE OFFICER
                           SYNAGRO TECHNOLOGIES, INC.
                             16000 STUEBNER AIRLINE
                                   SUITE 420
                              SPRING, TEXAS 77379
                                  713-370-6700

              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

                              MATTHIAS & BERG LLP
                          Attn: Jeffrey P. Berg, Esq.
                            515 South Flower Street
                                 Seventh Floor
                         Los Angeles, California 90071
                             Phone: (213) 895-4200
                               Fax:(213) 895-4058
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           SYNAGRO TECHNOLOGIES, INC.
                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K.
               SHOWING LOCATION IN THE PROSPECTUS OF INFORMATION
              REQUIRED BY ITEMS 1 THROUGH 12, PART I, OF FORM S-1

REGISTRATION STATEMENT ITEM NUMBER AND CAPTION                                   LOCATION IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statements and Outside
             Front Cover Page of Prospectus.....................  Outside Front Cover Page of Prospectus

       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  Inside Front and Outside Back Cover Pages of
                                                                    Prospectus; Additional Information

       3.  Summary Information, Risk Factors and Ratio of
             Earnings to Fixed Charges..........................  Prospectus Summary; Risk Factors; Selected Financial
                                                                    Data

       4.  Use of Proceeds......................................  Use of Proceeds

       5.  Determination of Offering Price......................  Plan of Distribution

       6.  Dilution.............................................  Dilution

       7.  Selling Security Holders.............................  Not Applicable

       8.  Plan of Distribution.................................  Outside Front Cover Page of Prospectus; Plan of
                                                                    Distribution

       9.  Description of Securities to Be Registered...........  Outside Front Cover Page of Prospectus; Dividend
                                                                    Policy; Shares Eligible for Future Sale;Description
                                                                    of Securities

      10.  Interests of Named Experts and Counsel...............  Legal Matters

      11.  Information with Respect to the Registrant...........  Outside Front Cover Page of Prospectus; Prospectus
                                                                    Summary;Risk Factors; Dividend Policy;
                                                                    Capitalization; Selected Financial Data;
                                                                    Management's Discussion and Analysis of Financial
                                                                    Condition and Results of Operations; Business;
                                                                    Management; Compensation of Executive Officers and
                                                                    Directors; Certain Relationships and Related
                                                                    Transactions; Shares Eligible for Future Sale;
                                                                    Financial Statements.

      12.  Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities.....................  Not Applicable

                           SYNAGRO TECHNOLOGIES, INC.

                                  50,000 UNITS

             EACH UNIT CONSISTING OF SIX SHARES OF COMMON STOCK AND
                 SIX REDEEMABLE COMMON STOCK PURCHASE WARRANTS
                           --------------------------

                        3,300,000 SHARES OF COMMON STOCK

              UNDERLYING REDEEMABLE COMMON STOCK PURCHASE WARRANTS

    This Prospectus relates to the offering (the "Offering") by Synagro Technologies, Inc., a Delaware corporation (the "Company"), of the following securities (collectively, the "Securities"): (i) 3,000,000 shares of common stock, par value $0.002 par value (the "Common Stock"), of the Company issuable upon the exercise of the Company's Redeemable Common Stock Purchase Warrants (the "Registered Warrants")(1), (ii) 50,000 units (the "Underwriters' Units"), each Underwriters' Unit consisting of six (6) shares of Common Stock and six (6) Redeemable Common Stock Purchase Warrants (the "Underwriters' Warrants"), issuable upon the exercise of the warrants (the "Underwriters' Unit Purchase Warrants") to purchase such Underwriters' Units(2), and (iii) 300,000 shares of Common Stock issuable upon the exercise of the Underwriters' Warrants(3). The Registered Warrants and the Underwriters' Warrants are sometimes collectively referred to herein as the "Public Warrants," the Public Warrants and the Underwriters' Unit Purchase Warrants are sometimes collectively referred to herein as the "Warrants," and the Public Units and the Underwriters' Units are sometimes collectively referred to herein as the "Units."

    Each Underwriters' Unit Purchase Warrant entitles the holder to purchase one Underwriters' Unit at an exercise price of $16.20 per Underwriters' Unit, commencing at any time after October 12, 1996 and until October 11, 2000. Each Public Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $2.40 per share, commencing at any time after the date of this Prospectus and until October 11, 2000. The Public Warrants are subject to redemption by the Company at $0.10 per Public Warrant, at any time after October 12, 1996, on thirty days' prior written notice, if the closing bid quotation of the Common Stock in the NASDAQ Small-Cap Market has equaled or exceeded $3.00 per share for ten consecutive trading days. See "Description of Securities" and "Plan of Distribution."

    The Common Stock and Public Warrants included in the Units have traded separately since March 16, 1996. The Company's Common Stock is currently listed for trading in the NASDAQ Small-Cap Market under the symbol "SYGR." On October 21, 1996, the last reported sales price for the Common Stock in the NASDAQ Small-Cap Market was $2.5625 per share. See "Risk Factors" and "Price Range of Common Stock."
                           --------------------------

    THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION FROM THE PUBLIC OFFERING PRICE. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE SECTION ENTITLED "RISK FACTORS" (AT PAGE 6 OF THIS PROSPECTUS) AND "DILUTION" CONCERNING THE COMPANY AND THIS OFFERING.
                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                            UNDERWRITING
                                                                           DISCOUNTS AND        PROCEEDS TO
                                                      PRICE TO PUBLIC      COMMISSIONS(4)        COMPANY(5)
Per Share of Common Stock underlying Public
  Warrants.........................................        $2.40               $0.00               $2.40
Per Underwriters' Unit, consisting of six (6)
  shares of Common Stock and six (6) Public
  Warrants.........................................        $16.20              $0.00               $16.20
Per Share of Common Stock Underlying Underwriters'
  Warrants.........................................        $2.40               $0.00               $2.40
Total (6)..........................................      $8,730,000            $0.00             $8,730,000

                                                        (FOOTNOTES ON NEXT PAGE)

                THE DATE OF THIS PROSPECTUS IS OCTOBER 25, 1996.

(FOOTNOTES FROM COVER PAGE)

(1) The 3,000,000 Public Warrants form a part of the 500,000 units (the "Public Units") which were previously issued by the Company in connection with the Company's public offering (the "Public Offering") in October, 1995 through Joseph Charles & Associates, Inc. and Nutmeg Securities, Ltd., as representatives (the "Representatives") of the underwriters with respect to the Public Offering. See "Plan of Distribution."

(2) The Underwriters' Unit Purchase Warrants were sold for $100 to the Representatives as part of their compensation in connection with the Public Offering. See "Description of Securities--Underwriters' Unit Purchase Warrants."

(3) Each Underwriters' Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $2.40 per share, subject to adjustment in certain circumstances. The Underwriters' Warrants are identical to the Public Warrants offered in the Public Offering. See "Description of Securities--Warrants."

(4) Does not include additional compensation which may be paid by the Company to the Representatives in connection with the Company's agreement to pay the Representatives a warrant solicitation fee of five percent (5%) of the exercise price of the Registered Warrants exercised beginning October 12, 1996, and to the extent not inconsistent with the guidelines of the National Association of Securities Dealers, Inc. ("NASD") and the rules and regulations of the Securities and Exchange Commission (the "Commission"). See "Plan of Distribution."

(5) Before deducting expenses of this Offering payable by the Company, estimated at $38,000. See "Use of Proceeds."

(6) Assumes that all of the Warrants will be exercised. There can be no assurances that all of such securities will be exercised.

                                AVAILABLE INFORMATION

    The Company has filed with the Commission, a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Securities, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements made in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibits. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2411. Copies of the Registration Statement and the exhibits and schedules thereto may be obtained from the Commission at such offices upon payment of prescribed rates.

    The Company is currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549; at its New York Regional Office, Room 1400, 7 World Trade Center, New York, New York 10048; and at its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2411, and copies of such materials can be obtained from the Public Reference Section at prescribed rates. The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

    Further, the Company's most recent reports, proxy and information statements and other information may be inspected and copied at the offices of The NASDAQ Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506, at prescribed rates.

                                  PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION IN THIS PROSPECTUS. THIS SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                     THE COMPANY

    GENERAL. The Company engages in the business of the management of biosolids through beneficial reuse of organic materials, including biosolids. The Company offers a variety of services with respect to this business, including the transportation, treatment and monitoring of biosolids, and the marketing of end products from the treatment of such materials.

    On July 3, 1995, the Company effectuated a reverse split of the issued and outstanding shares of the Company's Common Stock on a 1-for-15 basis. Unless otherwise indicated to the contrary, all references in this Prospectus to numbers of shares of Common Stock and per share purchase prices assume the effect of such reverse stock split.

    The Company primarily conducts its business through its wholly-owned subsidiaries, CDR Environmental, Inc. ("CDR"), Pima Gro Systems, Inc. ("Pima Gro") and Organi-Gro, Inc. ("Organi-Gro"). Unless the context requires otherwise CDR, Pima Gro and Organi-Gro are collectively referred to herein as the "Company."

    CDR ENVIRONMENTAL, INC. CDR is in the business of transporting, treating, site monitoring and assisting in preparing documentation with respect to biosolids and wastewater products.

    CDR provides transportation, treatment, site monitoring, land application and environmental regulatory compliance services with respect to biosolids and wastewater products, to local and state agencies, municipalities and private
industries.   CDR's vehicles pick up and transport biosolids and other organic waste materials to sites operated by the Company or by third parties, such as municipalities or private companies. CDR's services include the dredging of sludge ponds and cleaning out municipal and industrial lagoons.

    CDR also provides professional management and consulting services for treatment of biosolids and the monitoring and land application of treated biosolids. CDR currently operates under approximately 350 contracts with various state and local agencies, municipalities and private industries with respect to sewage treatment and other waste products. These entities include municipal utility districts, correctional facilities and private businesses. These contracts are generally performed and renewable on an annual basis with these entities. CDR provides a variety of methods of treatment of biosolids as a means of offering options to prospective customers who may prefer alternative methods of biosolids treatment.

    CDR also operates and maintains a fleet of trucks which pump, collect and transport liquid or solid municipal biosolids to various land application or treatment sites for tipping fees. These tipping fees, which are fees generated by CDR in connection with the collection, transportation and treatment of biosolids, constitute approximately ninety-five percent (95%) of CDR's sources of revenues. CDR's vehicles are registered with federal, state and local governmental agencies for such transportation purposes.

    CDR treats certain biosolids through the application of a patented sludge treatment technology licensed by the Company, known as the N-Viro Technology. The Company has obtained the exclusive agency, distribution and licensing rights to the N-Viro Technology in certain territories, including the States of Texas, Oklahoma, Arkansas, Louisiana, Arizona and New Mexico.

    The Company markets and licenses the use of the N-Viro Technology to provide construction management of turnkey facilities by third parties, to construct and operate facilities under Synagro's direct ownership or that of third parties, to supply alkaline admixtures, such as CKD, and to market derivative products developed through the use of the N-Viro Technology. CDR serves as a sublicensee of the N-Viro Technology in the states of Texas and Arkansas. Through June 30, 1996, the Company had generated nominal net sales through the commercialization of the N-Viro Technology and other business operations. There can be no assurances that a significant market will develop for the N-Viro Technology or that the Company will ever generate significant revenues from the commercialization of the N-Viro Technology.

    PIMA GRO. Pima Gro is in the business of providing transportation, site monitoring, land application and environmental regulatory compliance services, with respect to biosolids and wastewater products, to local and state agencies, municipalities and private industries. Pima Gro's vehicles pick up and transport biosolids and other organic waste materials primarily from municipalities to permitted agricultural sites operated by third parties.

    Pima Gro also provides professional management and consulting services for treatment of biosolids and the monitoring and land application of treated biosolids. Pima Gro operates under approximately 20 contracts with various state and local agencies, municipalities and private industries with respect to sewage treatment and other waste products.

    Pima Gro also operates and maintains a fleet of trucks which receive, collect and transport liquid or solid biosolids to various land application or treatment sites for tipping fees. These tipping fees, which are fees generated by Pima Gro in connection with the collection, transportation and treatment of biosolids, constitute substantially all of Pima Gro's sources of revenues.

    ORGANI GRO. Organi-Gro is in the business of and primarily generates revenues from buying, hauling and selling wood waste products to poultry growers and wholesalers and building products manufacturers. Organi-Gro principally operates in Arkansas, the leading poultry growing state in the United States. Organi-Gro services the poultry market with a single source service and product program including the delivery of bedding materials to the poultry farms, the transportation of organic waste off-site, and the processing of the waste and its disposal or reuse. Organi-Gro buys, hauls and sells poultry bedding products to poultry growers and wholesalers. Wood shavings, chips and sawdust are purchased from local sawmills, and resold either as bedding materials for poultry growers, or to manufacturers of building materials.

    The Company's principal executive offices are located at 16000 Stuebner Airline, Suite 420, Spring, Texas 77379, (713) 370-6700.

                                     THE OFFERING

Securities Offered by the
 Company......................         This Offering relates to the following
                                       securities (collectively, the
                                       "Securities"): (i) 3,000,000 shares of
                                       common stock, par value $0.002 (the
                                       "Common Stock"), of the Company issuable upon the exercise of the Company's
                                       Redeemable Common Stock Purchase
                                       Warrants (the "Registered Warrants"),
                                       (ii) 50,000 units (the "Underwriters'
                                       Units"), each Underwriters' Unit
                                       consisting of six (6) shares of Common
                                       Stock and six (6) Redeemable Common
                                       Stock Purchase Warrants (the
                                       "Underwriters' Warrants"), issuable upon the exercise of the warrants (the
                                       "Underwriter' Unit Purchase Warrants")
                                       to purchase such Underwriters' Units,
                                       and (iii) 300,000 shares of Common Stock issuable upon the exercise of the Underwriters' Warrants. See
                                       "Description of Securities" and "Plan of Distribution."

Description of Warrants........        Each Underwriters' Unit Purchase Warrant
                                       entitles the holder to purchase one
                                       Underwriters' Unit at an exercise price
                                       of $16.20 per Underwriters' Unit,
                                       commencing at any time after October 12, 1996 and until October 11, 2000.

                                       Each Public Warrant entitles the holder
                                       thereof to purchase one share of Common
                                       Stock at an exercise price of $2.40 per
                                       share, commencing at any time after the
                                       date of this Prospectus and until
                                       October 11, 2000.  The Public Warrants
                                       are subject to redemption by the Company at $0.10 per Public Warrant, at any time after October 12, 1996, on thirty days' prior written notice, if the closing bid quotation of the Common Stock in the NASDAQ Small-Cap Market has equaled or exceeded $3.00 per share for ten consecutive trading days. See "Description of Securities" and "Plan of Distribution."

Common Stock Outstanding(1):
 Before the Offering..........         6,352,102 shares
 After the Offering(2)........         9,952,102 shares

Public Warrants Outstanding(1)(2)(3):
 Before the Offering..........         3,000,000 warrants
 After the Offering...........                 0  warrants

Use of Proceeds................        The Company intends to use the net
                                       proceeds of this offering for working
                                       capital and general corporate purposes.
                                       See "Use of Proceeds."

Risk Factors and Dilution.....         The securities offered hereby are
                                       speculative and involve a high degree of risk and immediate substantial dilution.
                                       These factors include, but are not
                                       limited to risks related to the
                                       Company's historical lack of
                                       profitability, legislative and
                                       regulatory restrictions impacting the
                                       Company's business operations and
                                       industry and the market for the
                                       securities offered hereby.  See "Risk
                                       Factors" and "Dilution."

NASDAQ Small-Cap Market Symbols(4)

 Common Stock..................        SYGR
 Warrants......................        SYGRW

---------------------------

(1) Does not include shares of Common Stock that are reserved for issuance upon exercise of the Warrants or the Underwriters' Warrants or pursuant to either of two stock option plans of the Company, certain other options, warrants and convertible securities of the Company. These numbers give effect to a reverse stock split of the issued and outstanding shares of Common Stock on a 1-for-15
basis effectuated as of July 3, 1995.   See "Price Range of Common Stock,"
"Management - Stock Option Plans," "Description of Securities" and
"Underwriting."

(2) Assumes the exercise in full of the 50,000 Underwriters' Unit Purchase Warrants and the 3,300,000 Public Warrants (including the 300,000 Public Warrants which form a part of the 50,000 Underwriters' Units). See "Plan of Distribution."

(3) Does not include 52,667 other warrants which are issued and outstanding and are not being registered in connection with this Offering. See "Description of Securities - Other Warrants."

(4) The Company's Common Stock is currently listed for trading in the NASDAQ Small-Cap Market under the symbol "SYGR." The Company has applied for the listing of the Units and the Warrants for trading in the NASDAQ Small-Cap Market. See "Risk Factors" and "Price Range of Common Stock."

                            SUMMARY FINANCIAL INFORMATION
                      (In Thousands, except for Per Share Data)

    The following charts reflect selected financial data with respect to the Company's consolidated statements of operations and balance sheets during the years 1991-1995, and as adjusted to give effect to the reverse split of the Company's Common Stock on a 1-for-15 basis, effectuated as of July 3, 1995, for all of the relevant periods:

                                                                                                  SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,(1)                          JUNE  30,
                                   -------------------------------------------------------      --------------------
                                   1995        1994         1993         1992         1991        1996        1995
                                   -------------------------------------------------------      --------------------
STATEMENT OF OPERATIONS DATA
    Net sales                   $17,976      $13,197      $9,482         $438          $0       $8,491      $8,990
    Income (loss) from
       operations                 ($976)     ($1,175)    ($1,455)       ($338)       ($31)        $269         $30
    Net income (loss)           ($4,553)     ($4,165)    ($1,999)       ($423)       ($31)        $326      ($ 351)

    Net income (loss)
       per share                 ($1.59)      ($2.19)     ($1.27)      ($0.53)     ($0.07)       $0.05      ($0.18)

    Weighted average
       common shares
       outstanding                2,864        1,902       1,577          802         468        6,194       1,984



                                                 DECEMBER 31,
                                 -----------------------------------------------------------         June 30, 1996
                                   1995        1994         1993         1992         1991        Actual As Adjusted(2)

BALANCE SHEET DATA               --------------------------------------------------------------------------------------
    Working capital (deficit)    $1,889        ($667)       $285      ($2,209)        ($2)      $2,429     $11,121
      Total assets              $20,212      $23,154     $19,931       $8,920          $8      $18,264     $26,956
    Total liabilities            $9,241      $12,942     $11,276       $5,899          $2       $6,776      $6,776
    Long-term debt, less
       current portion           $4,429       $6,138      $6,280       $2,604          $0       $3,304      $3,304
    Long-term notes to
       related parties              $19       $2,258      $1,050           $0          $0           $0          $0
    Stockholders' equity        $10,972      $10,212      $8,655       $3,021          $6      $11,488     $20,180

------------------

(1) The information for the years ended December 31, 1995, 1994 and 1993 was derived from the Company's audited financial statements included elsewhere in this Prospectus.

(2) PRO FORMA to give effect to: (i) the exercise of the Underwriters' Unit Purchase Warrants and the 3,300,000 Public Warrants (including the 300,000 Underwriters' Warrants which form a part of the Underwriters' Units) offered by the Company, and (ii) the application of the net proceeds therefrom estimated at approximately $8,692,000. See "Use of Proceeds," "Capitalization" and "Description of Securities."

                                     RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING RISK FACTORS, TOGETHER WITH THE OTHER INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, PRIOR TO PURCHASING THE SECURITIES OFFERED HEREBY.

    LACK OF PROFITABILITY. Although the Company has achieved profitable operations during the six (6) months ended June 30, 1996, the Company incurred net losses of $4,553,169 and $4,164,795 for the years ended December 31, 1995 and 1994, respectively. Further, as of June 30, 1996, the Company had an accumulated deficit of approximately $10,874,843. The Company has historically financed its operations principally through the sale of equity and debt securities and through funds provided by operating activities. On October 18, 1995, the Company completed the Public Offering of 500,000 Public Units of the Company's securities, resulting in net proceeds to the Company of $4,920,000. Management currently believes that, as of the date of this Prospectus and for the foreseeable future, the Company will be able to finance costs of operations from revenues. However, there can be no assurances that the Company will operate profitably in the future or generate positive cash flow from operations, or that capital in excess of the net proceeds of the Public Offering or from the proceeds of the exercise of the Warrants in connection with this Prospectus, if any, will not be required in order to meet certain existing obligations of the Company with respect to certain previously completed acquisitions or other existing debt obligations or to accomplish the Company's current growth strategy. There can be no assurances that the Company will be able to obtain an alternative source of financing on terms favorable to the Company or at all.
See "Use of Proceeds," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Description of Securities."

    HIGHLY LEVERAGED BUSINESS OPERATIONS. As of June 30, 1996, the Company had short-term borrowings in the aggregate amount of $380,166 and long-term borrowings in the aggregate amount of $5,184,792, the current portion of which was $1,880,902. The Company also had short-term borrowings to affiliates as of June 30, 1996 in the aggregate amount of approximately $125,000, which are secured by certain assets of the Company. The Company has agreed not to sell any securities of the Company until October 17, 1997, without the consent of the Representatives, which consent the Representatives have agreed will not be unreasonably withheld. See "Management's Discussion and Analysis of Results of Operations and Financial Condition," "Business-Mergers and Acquisitions," "Certain Relationships and Related Transactions" and "Description of Securities."

    POTENTIAL ENVIRONMENTAL LIABILITY.   The Comprehensive Environmental
Response, Compensation and Liability Act of 1980, amended ("CERCLA"), and comparable state enactments, impose strict liability (liability without fault) for the releases of hazardous substances at a particular site. Liable parties include owners and operators of the site, parties who created the hazardous substances released at the site and parties who arranged for the transportation of hazardous substances to such site. Municipal wastewater residuals (biosolids) are required by each state and the federal government to have a waste classification code so that determinations can be made on the disposition of the material. This classification test, the Toxicity Characteristic Leachate Procedure (TCLP), is conducted by the generator of the material and filed with state and federal agencies along with reports on disposition of the material. The Company regularly reviews the results of these and other tests for certain hazardous and toxic substances which would preclude material from a wastewater facility being recycled. In addition, the Company monitors, on a state and federal prescribed basis, the biosolids and by-products used at the Company's facilities and the end products produced at such facilities for hazardous and toxic substances that may harm the environment. Nevertheless, the biosolids, by-products and end products have the potential to contain hazardous substances. The Company could face claims by governmental authorities, private individuals and other person alleging that hazardous substances were released during the treatment process or from the use of end products. The Company also may be exposed to certain environmental claims resulting from the actions of its end product customers. The Company currently maintains environmental impairment liability insurance in the amount of $6,000,000. The Company could be materially adversely affected by a claim that is only partially covered by liability insurance. See "Business - Government Regulation."

    RELIANCE ON ENVIRONMENTAL REGULATION. Federal and state environmental legislation and regulations require substantial expenditures by wastewater sludge generators and impose liabilities on such entities for noncompliance. Environmental laws and regulations are, and will continue to be, a principal factor affecting the marketability of the Company's services and products. Any changes in these laws or regulations may affect the operations of the Company by imposing additional regulatory compliance costs on the Company, requiring the Company to modify the Company's treatment processes and/or adversely affecting the market for the Company's services or products. To the extent that demand for the Company's services and products is created by the need to comply with such environmental laws and regulations, any modification of the standards created by such laws and regulations may reduce the demand for the Company's services and products, thereby adversely affecting the Company's business and prospects. The relaxation of any of these regulations or the strict enforcement thereof could adversely affect the Company's business and prospects. See "Business - Marketing."

    REGULATORY REQUIREMENTS OF OPERATIONS. The Company operates in a highly regulated environment and the wastewater treatment and other plants at which the Company's treatment processes may be implemented are required to have permits and approvals from federal, state and local governments for the operation of such facilities. Any of such permits or approvals or applications therefor, may be subject to denial, revocation or modification under various circumstances.
In addition, in the event new environmental legislation or regulations are enacted or existing legislation or regulations are amended or are enforced differently, the Company may be required to obtain additional operating permits or approvals. The process of obtaining a required permit or approval may be lengthy and expensive and the issuance of such permits or the obtaining of such approval may be subject to public opposition. There can be no assurances that the Company will be able to meet applicable regulatory requirements or that further attempts by state or local authorities to prohibit the land application or agricultural use of biosolids will not be successful. In addition, the construction of biosolid treatment facilities may require a number of permits and approvals, and may in certain instances require an environmental impact study. The permitting and approval process is frequently lengthy and may be subject to public opposition. There can be no assurances that the Company will be successful in obtaining required permits and approvals. Any such failure might have a material adverse impact on the Company's business and prospects. See "Business - Government Regulation."

    NEED FOR ADDITIONAL FINANCINGS FOR ACQUISITION STRATEGY. The Company's current business plan includes a strategy for expanding as a provider of biosolids management and beneficial reuse of organic materials and related services and includes an on-going acquisition program of businesses in the biosolids management industry in selected markets. The market for such acquisition prospects is highly competitive and management expects that certain potential acquirors will have significantly greater capital than the Company.
In addition, financing for such acquisitions may not be available to the Company on commercially reasonable terms. The Company does not currently have any commitments to acquire any such other business entity. In the event the Company cannot obtain the additional financing needed to fulfill its acquisition strategy, the Company may be unable to achieve its proposed acquisition strategy. See "Business - Mergers and Acquisitions" and "Certain Relationships and Related Transactions."

    POTENTIAL ACQUISITION LIABILITIES. The Company has expanded its business operations significantly since 1992 through the acquisition of existing business. Liabilities may exist with respect to prospective acquisition candidates or completed acquisitions that the Company fails or is unable or has failed or been unable to discover, including liabilities arising from non-compliance with environmental laws by prior owners, and for which the Company, as a successor owner, may be responsible. Warranties and indemnity provisions in such related acquisition agreements, if obtained, may not fully cover any actually determined liabilities due to their limited scope, amount or duration, or other reasons or the indemnitor or warrantor may not be sufficiently solvent or have sufficient assets to satisfy any resulting claim by the Company. See "Business - Mergers and Acquisitions."

    LARGER AND MORE ESTABLISHED COMPETITION.   The Company directly and
indirectly competes with other businesses, including businesses in the solid waste collection and disposal business. In many cases, these competitors are larger and more firmly established than the Company. In addition, many of such competitors have greater marketing and development budgets and greater capital resources than the Company. Accordingly, there can be no assurance that the Company will be able to achieve and maintain a competitive position in the Company's industry. See "Business - Competition."

    RISK OF MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS AND SERVICES. There can be no assurances that wastewater sludge generators who may be potential customers of the Company will view any of the Company's biosolids treatment methods as an economically and environmentally acceptable technology for the treatment and recycling of wastewater sludges, that the Company will be successful in marketing the Company's products or services, or that the economic terms under which wastewater sludge generators may be willing to use the Company's services will be profitable to the Company. Moreover, there can be no assurances that producers of the by-products used in the Company's treatment methods will supply such by-products to the Company at economically acceptable prices. Further, there can be no assurances that the Company's services and products will obtain commercial acceptance in the market. In addition, a particular wastewater sludge generator may be subject to environmental regulations which may affect or prevent its ability to use the Company's treatment methods. See "Business - Marketing."

    BUSINESS SUBJECT TO WEATHER CONDITIONS. Although the Company provides its services on a year-round basis, the Company's services may be adversely affected by inclement weather conditions. Extended periods of rain, cold weather or other inclement weather conditions may result in delays in commencing or completing projects, in whole or in part. Any such delays may adversely affect the Company's operations and profitability and may adversely affect the performance of other projects due to scheduling and staffing conflicts. See "Business."

    DEPENDENCE ON ABILITY TO SECURE BONDING. In order to bid successfully on and secure contracts to perform environmental services of the nature offered by the Company, the Company frequently must provide surety bonds with respect to each respective project. Thus, the number and size of contracts which the Company can perform is directly dependent upon the Company's ability to obtain bonding which, in turn, is dependent upon the Company's net worth and liquid working capital. There can be no assurance that the Company will have adequate bonding capacity to bid on all of the projects which it would otherwise bid upon were it to have such bonding capacity or that it will in fact be successful in obtaining additional jobs on which it may bid. See "Use of Proceeds" and "Business - Bonding Requirements."

    RISK OF COST OVERRUNS. Historically, the majority of the Company's contracts are on a fixed price or per unit basis. Cost overruns on projects covered by such contracts due to such things as unanticipated price increases, unanticipated problems, inefficient project management, inaccurate estimation of labor or material costs or disputes over the terms and specification of contract performance could have a material adverse effect on the Company and its operations. There can be no assurance that cost overruns will not occur in the future and have a material adverse effect on the Company. In addition, in order to remain competitive in the future, the Company may have to agree to enter into more fixed price and per unit contracts than in the past. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

    DEPENDENCE ON KEY PERSONNEL. The Company is dependent upon the skills of its management team. There is strong competition for qualified personnel in the biosolids treatment industry, and the loss of key personnel or an inability to continue to attract, retain and motivate key personnel could adversely affect the Company's business. There can be no assurances that the Company will be able to retain its existing key personnel or to attract additional qualified personnel. The Company does not have key-man life insurance on any employees of the Company. See "Management."

    RELIANCE ON PATENT PROTECTION AND PROPRIETARY TECHNOLOGY. A portion of the Company's business is dependent upon patented technology, certain of which is licensed by the Company and certain of which is owned by the Company. To the extent the Company or the owners of the patented technology are unsuccessful in protecting proprietary rights to such technology or such technology may infringe on proprietary rights of third parties, that portion of the Company's business could suffer. In addition, there can be no assurances that others will not independently develop similar or superior technologies which will enable them to provide superior products or services. Further, there can be no assurances that patentable improvements on such technology will be developed or that existing or improved technology will have competitive advantages or not be challenged by third parties. The Company also has certain proprietary rights in certain registered trademarks related to the Company's products. No assurance can be given that the trademarks will afford the Company with any competitive
advantages.   See "Business - Patents."

    BROAD DISCRETION IN APPLICATION OF PROCEEDS. The net proceeds of this Offering will be $8,692,000, if all of the Public Warrants and Underwriters' Unit Purchase Warrants are exercised, less any warrant solicitation fee. These net proceeds will be utilized for working capital and general corporate purposes. Accordingly, the Company will have broad discretion as to the application of such proceeds. See "Use of Proceeds."

    EFFECT OF TECHNOLOGICAL CHANGE ON OPERATIONS. The market for the Company's biosolids treatment business operations is characterized by rapidly changing technology. There can be no assurance that products, services or technologies developed by others will not render obsolete or otherwise significantly diminish the value of the Company's products and services. See "Business - Competition."

    RISK OF LOSING NASDAQ SMALL-CAP MARKET LISTING. The Company's Common Stock and Public Warrants are currently quoted in the NASDAQ Small-Cap Market. The failure of the Company to meet the maintenance requirements of the NASDAQ Small-Cap Market could result in the Company's securities being delisted from the NASDAQ Small-Cap Market, with the result that the Company's securities would trade on the OTC Electronic Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc., which are generally considered to be less efficient markets. Among other consequences, delisting from the NASDAQ Small-Cap Market may cause a decline in the stock price, difficulty in conducting trades and difficulty in obtaining future financing. See "Plan of Distribution."

    DISCLOSURE RELATING TO LOW-PRICED STOCKS.   The Company's Common Stock and
Public Warrants are currently listed for trading in the NASDAQ Small-Cap Market. If, at any time, the Company's securities are not listed for trading in the NASDAQ Small-Cap Market, the Company's securities could become subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that the Company's securities become subject to the "penny stock rules," there may develop an adverse impact on the market for the Company's securities. See "Plan of Distribution."

    RISK OF REDEMPTION OF PUBLIC WARRANTS. Commencing October 12, 1996, the Company may redeem the Public Warrants for $0.10 per Public Warrant, at any time after the closing bid quotation of the Common Stock in the NASDAQ Small-Cap Market has equaled or exceeded $3.00 for ten consecutive trading days. Notice of redemption of the Public Warrants could force the holders thereof: (i) to exercise Public Warrants and pay the exercise price at a time when it may be disadvantageous or difficult for the holders to do so, (ii) to sell the Public Warrants at the then current market price when they might otherwise wish to hold the Public Warrants, or (iii) to accept the redemption price, which is likely to be less than the market value of the Public Warrants at the time of the redemption. See "Description of Securities - Public Warrants."

    INVESTORS MAY BE UNABLE TO EXERCISE PUBLIC WARRANTS. For the life of the Public Warrants, the Company will use its best efforts to maintain a current registration statement with the Securities and Exchange Commission (the "Commission") relating to the shares of Common Stock issuable upon exercise of the Public Warrants. If the Company elects not to maintain a current registration statement because the market price of the Common Stock underlying the Public Warrants is less than the exercise price, or any number of other reasons, the Public Warrantholders would be unable to exercise the Public Warrants and the Public Warrants may become valueless. Although the Representatives of the Public Offering agreed not knowingly to sell the Public Warrants in any jurisdiction in which they are not registered or otherwise qualified in connection with the sale of the Units in the Public Offering, a purchaser of the Public Warrants may, subsequent to the effective date of the Public Offering, relocate or have relocated to a jurisdiction in which the shares of Common Stock underlying the Public Warrants are not so registered or qualified. In addition, a purchaser of the Public Warrants in the open market may reside in a jurisdiction in which the shares of Common Stock underlying the Public Warrants are not registered or qualified. If the Company is unable or chooses not to register or qualify or maintain the registration or qualification of the shares of Common Stock underlying the Public Warrants for sale in all of the states in which the Public Warrantholders reside, the Company would not permit such Public Warrants to be exercised and Public Warrantholders in those states may have no choice but either to sell their Public Warrants or let them expire. Prospective investors and other interested persons who wish to know whether or not shares of Common Stock may be issued upon the exercise of Public Warrants by Public Warrantholders in a particular state should consult with the securities department of the state in question or send a written inquiry to the Company. The Company's ability to maintain a current registration statement in effect covering the underlying Common Stock will be subject to the same conditions and risks related to the maintenance of a current registration statement related to the shares of Common Stock underlying the Public Warrants. See "Description of Securities - Public Warrants."

    EFFECT OF OUTSTANDING PUBLIC WARRANTS AND UNDERWRITERS' UNIT PURCHASE WARRANTS. Until October 11, 2000, the holders of the Public Warrants and Underwriters' Unit Purchase Warrants are given an opportunity to profit from a rise in the market price of the Common Stock, with a resulting dilution in the interests of the other stockholders. The shares of Common Stock underlying the Public Warrants and the Underwriters' Units underlying the Underwriters' Unit Purchase Warrants have certain registration rights. Further, the terms on which the Company might obtain additional financing during that period may be adversely affected by the existence of the Public Warrants and Underwriters' Unit Purchase Warrants. The holders of the Public Warrants and Underwriters' Unit Purchase Warrants may exercise such securities at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided herein. See "Description of Securities" and "Plan of Distribution."

    LACK OF DIVIDENDS ON COMMON STOCK. The Company has paid no dividends on its Common Stock to date and there are no plans for paying dividends in the foreseeable future. The Company intends to retain earnings, if any, to provide funds for the expansion of the Company's business. See "Dividend Policy" and "Description of Securities."

    POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS.  The
Company's Certificate of Incorporation includes certain provisions which are intended to protect the Company's stockholders by rendering it more difficult for a person or persons to obtain control of the Company without cooperation of the Company's management. These provisions include certain super majority requirements for the amendment of the Company's Certificate of Incorporation and Bylaws. Such provisions are often referred to as "anti-takeover" provisions. The inclusion of such "anti-takeover" provisions in the Certificate of Incorporation may delay, deter or prevent a takeover of the Company which the stockholders may consider to be in their best interests, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of their securities at above-market prices, or limit the ability of stockholders to remove incumbent directors as readily as the stockholders may consider to be in their best interests. See "Description of Securities - Certain Business Combinations and Other Provisions of Certificate of Incorporation."

    DILUTION. The exercise price of the shares of Common Stock underlying the Underwriters' Unit Purchase Warrants and Public Warrants is substantially higher than the book value per share of the Common Stock. Consequently, the exercise of the Underwriters' Unit Purchase Warrants and Public Warrants into shares of Common Stock will result in immediate and substantial dilution to the holders of such securities. See "Dilution" and "Description of Securities."

    SHARES ELIGIBLE FOR FUTURE SALE; ISSUANCE OF ADDITIONAL SHARES. Future sales of shares of Common Stock by the Company and its stockholders could adversely affect the prevailing market price of the Common Stock. There are currently 5,709,769 shares of Common Stock which are freely tradeable or eligible for resale pursuant to Rule 144 promulgated under the Securities Act. Of the restricted shares, 484,000 shares of Common Stock held by certain of the Company's officers and directors will be subject to certain lock-up agreements with the Representative during the eighteen (18) month period following October 12, 1995. Further, the Company has granted options to purchase up to an additional 713,062 shares of Common Stock and warrants to purchase up to 3,052,667 shares of Common Stock. The Company also has issued warrants (the "Underwriters' Warrants") to the Underwriters in connection with the Public Offering to purchase up to 50,000 Units, which are being registered in connection with this Registration Statement. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could have a material adverse effect on the market price of the Common Stock. Pursuant to its Certificate of Incorporation, the Company has the authority to issue additional shares of Common Stock and Preferred Stock. The issuance of such shares could result in the dilution of the voting power of Common Stock purchased in the Offering. See "Description of Securities," "Shares Eligible for Future Sale," "Principal Stockholders" and "Description of Securities."

    FUTURE ISSUANCES OF PREFERRED STOCK. The Company's Certificate of Incorporation, as amended, authorizes the issuance of preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors, without shareholder approval. In the event of the issuance of additional series of preferred stock, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurances that the Company will not do so in the future. See "Description of Securities."

    LIMITATIONS ON DIRECTOR LIABILITY. The Company's Certificate of Incorporation provides, as permitted by governing Delaware law, that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director. In addition, the Company's Certificate of Incorporation and Bylaws provide for mandatory indemnification of directors and officers to the fullest extend permitted by Delaware law. See "Management."

                                   USE OF PROCEEDS

    The net proceeds to the Company from the exercise of the Underwriters' Unit Purchase Warrants and the Public Warrants, if exercised in full, are estimated to be $8,692,000, after deducting approximately $38,000 of estimated Offering expenses. This does not include additional compensation which may be paid to the Representatives by the Company arising from the Company's agreement that it pay to the Representatives a solicitation fee of five percent (5%), or a maximum of $360,000 of the aggregate exercise price of the Public Warrants exercised after October 12, 1996 through the efforts and with the assistance of the Representatives. See "Plan of Distribution." However, there can be no assurance that all such Underwriters' Unit Purchase Warrants or Public Warrants will be exercised. The Company intends to use the net proceeds from this Offering for working capital and other general corporate purposes. The Company will have broad discretion as to the application of such proceeds.

    Pending full utilization of the proceeds of this Offering, the Company may invest the net proceeds in short-term, investment grade, interest bearing securities. See "Business."

                                   DIVIDEND POLICY

    No dividend has been declared or paid by the Company since inception on the Company's Common Stock. The Company does not anticipate that any dividends will be declared or paid in the future on the Company's Common Stock. See "Description of Securities."

                             PRICE RANGE OF COMMON STOCK

    As of the date of this Prospectus, the Company had 6,352,102 shares of Common Stock issued and outstanding. Further, the Company had issued and outstanding warrants to purchase an additional 3,052,667 shares of Common Stock and to purchase 50,000 Underwriters' Units, and options to purchase an additional 713,062 shares of Common Stock.

    The Company's Common Stock has been listed for trading in the NASDAQ Small-Cap market, under the symbol "SYGR" since October, 1994, and was previously listed for trading under the symbol "NVRO" since on or about July 14, 1993. On July 3, 1995, the Company effectuated a reverse split of the Common Stock on a 1-for-15 basis, with trading commencing on a post-split basis in the NASDAQ Small-Cap Market on or about July 14, 1995. The market prices for the Common Stock in the tables set forth below do not give effect to such reverse split and reflect the actual market prices of the Common Stock during such periods. However, such prices may not necessarily reflect the price of the Common Stock if such reverse split had been effected as of such periods. The following table sets forth quotations for the bid and asked prices for the Common Stock for the periods indicated below, based upon quotations between dealers, without adjustments for stock splits, dividends, retail mark-ups, mark-downs or commissions, and therefore, may not represent actual transactions:

                                                                   BID PRICES                             ASKED PRICES
                                                                   ----------                             ------------
                                                            HIGH                LOW              HIGH                     LOW
                                                            ----                ---              ----                     ---
YEAR ENDED DECEMBER 31, 1993
 1st Quarter. . . . . . . .                             5 5/8               1                  6  1/4                  1 5/8
 2nd Quarter. . . . . . . .                             6 7/8               3 1/2              8                       4 3/4
 July 1 - July 13 . . . . .                             6 1/4               4 1/2              6  3/4                  6 1/8
 July 14 - September 30 . .                             6 3/4               4 3/4              7                       5 1/8
 Fourth Quarter . . . . . .                             8 3/4               5 1/8              9                       5 1/4

YEAR ENDED DECEMBER 31, 1994

 1st Quarter. . . . . . . .                             5 3/4               2 7/8              5  7/8                  3 1/8
 2nd Quarter. . . . . . . .                             3 5/8               1 5/8              3  7/8                  1 7/8
 3rd Quarter. . . . . . . .                             2 5/8               1 5/8              2  3/4                  1 13/16
 4th Quarter. . . . . . . .                             2 1/2               1 9/16             2  5/8                  1 13/32

YEAR ENDED DECEMBER 31, 1995

 1st Quarter. . . . . . . .                             1 1/2                 5/8              1  9/16                 13/16
 2nd Quarter. . . . . . . .                             1                     5/16               15/16                 13/32
 July 3 - July 12 . . . . .                              13/32                5/16                7/16                   3/8
 July 14 - September 29 . .                             6 3/8               1 5/8              6  1/2                  2 1/8
 4th Quarter. . . . . . . .                             2 7/16              1 1/4              2  3/4                  1 1/2

YEAR ENDING DECEMBER 31, 1996

 1st Quarter. . . . . . . .                            2  3/8               1 3/16             2  1/2                  1 1/4
 2nd Quarter. . . . . . . .                            1 15/32              1                  1  1/2                  1 3/32
 3rd Quarter. . . . . . . .                            1 21/32              1                  1 23/32                 1 1/16

    On October 21, 1996, the market price for the Company's Common Stock in the NASDAQ Small-Cap Market was approximately $2.5625 per share. As of April 12, 1996, without giving effect to the number of stockholders whose shares are held in "street name," the Company had approximately 251 stockholders of record. Management believes that the Company had approximately 2,200 beneficial stockholders as of April 12, 1996. On July 3, 1995, the Company effectuated a reverse split of the Common Stock on a 1-for-15 basis, with trading commencing on a post-split basis in the NASDAQ Small-Cap Market on or about July 14, 1995. The market prices for the Common Stock in the tables set forth above do not give effect to such reverse split and reflect the actual market prices of the Common Stock during such periods.

    The transfer agent for the Common Stock is Intercontinental Registrar & Transfer Agency, Inc., 900 Buchanan Boulevard, Suite One, Boulder City, Nevada 89005.

                                       DILUTION

    The net tangible book value of the Common Stock at June 30, 1996 was $6,384,602 or $1.01 per share. Net tangible book value per share is determined by dividing the Company's tangible net worth (tangible assets less liabilities) by the 6,352,102 shares of Common Stock outstanding as of such date. (1) Net tangible book value per share represents the difference between the amount per share paid by the purchasers after the exercise in full of the Warrants, and the pro forma net tangible book value per share after the exercise in full of the Warrants.

    After giving effect to the exercise in full of the Warrants at a weighted average exercise price of $2.40 per share, and the receipt of the net proceeds therefrom, and without giving effect to any other changes since such date and excluding any warrant solicitation fees, the adjusted net tangible book value of Company as of June 30, 1996 would have been approximately $15,076,000 or $1.52 per share. This represents an immediate increase in net tangible book value of $0.51 per share to current stockholders and an immediate dilution in net tangible book value of $0.905 per share to purchasers of Common Stock after the exercise in full of the Warrants, as illustrated in the following table:

Weighted average exercise price per share(2) . . . . . . .                            $2.425
  Net tangible book value per share at June 30, 1996 . . .      $1.01
    Increase in net tangible book value per share
       attributable to new stockholders. . . . . . . . . .      $0.51
                                                                 ----
Pro forma net tangible book value after the exercise
  in full of the Underwriters' Unit Purchase
  Warrants and Public Warrants . . . . . . . . . . . . . .
                                                                                      $1.520
                                                                                      ------
                                                                                      ------
Dilution per share to new stockholders . . . . . . . . . .                            $0.905
                                                                                      ------
                                                                                      ------

    The following table illustrates at June 30, 1996, with respect to existing stockholders and investors assuming the exercise in full of the Warrants, a comparison of the number of shares of Common Stock acquired from the Company, the percentage ownership of such shares, the total capital stock and paid in capital contributed, the percentage of total investment and the average price paid per share:

                                    SHARES PURCHASED                  TOTAL CONSIDERATION          AVERAGE PRICE
                                    NUMBER          PERCENT           AMOUNT       PERCENT           PER SHARE
                                    ------          -------           ------       -------         -------------
Existing stockholders(1)           6,352,102             64%         22,172,891       72%               $3.49
New stockholders                   3,600,000             36%          8,730,000       28%               $2.43
                                   ---------           ----          ----------      ----               -----
All stockholders(3)                9,952,102           100%          30,902,691      100%
                                   ---------           ----          ----------      ----               -----
                                   ---------           ----          ----------      ----               -----

----------------------

    (1) As of the date of this Prospectus, the Company had 6,352,102 shares of Common Stock issued and outstanding. These numbers give effect to a reverse split of the issued and outstanding shares of Common Stock on a 1-for-15 basis effectuated as of July 3, 1995. See "Description of Securities."

    (2) Weighted average exercise price reflects the assumed exercise of the 50,000 Underwriters' Unit Purchase Warrants into 300,000 shares of Common Stock at an exercise price of $2.70 per share and the 3,300,000 Public Warrants (including the 300,000 Underwriters' Warrants) into 3,300,000 shares of Common Stock at an exercise price of $2.40 per share.

    (3) Does not include shares of Common Stock that are reserved for issuance pursuant to certain stock option plans of the Company, and certain other options, warrants and convertible securities of the Company.
         See "Management - Stock Option Plans" and "Description of Securities."

                                    CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1996, and as adjusted to reflect the exercise in full of the Warrants at a weighted average exercise price of $2.425 per share. See "Plan of Distribution." This table should be read in conjunction with the financial statements and related notes included elsewhere in this Prospectus:

                                                         JUNE 30, 1996
                                                    ACTUAL     AS ADJUSTED(1)
                                                    ------     --------------
LONG-TERM DEBT

  Long-term debt,
   excluding current portion                        $3,303,890   $3,303,890

  Long-term debt-related parties,
   excluding current portion                                 0            0



STOCKHOLDERS' EQUITY:

  Preferred Stock, par value
   $0.002, authorized
   10,000,000 shares

  Common Stock, par value
   $0.002; 100,000,000 shares
   authorized: issued and
   outstanding 6,352,102
   shares; 9,952,102 as adjusted                        12,395       19,904

  Additional paid-in-capital                        22,350,290   31,034,781

  Accumulated deficit                              (10,874,843) (10,874,843)
                                                   -----------   -----------

  Total stockholders' equity                        11,487,842   20,179,842
                                                   -----------   -----------
                                                   -----------   -----------

  Total capitalization                             $14,791,732  $23,483,732
                                                   -----------   -----------
                                                   -----------   -----------

--------------------


    (1) As of the date of this Prospectus, the Company had 6,352,102 shares of Common Stock issued and outstanding. These numbers reflect the exercise in full of the Public Warrants issued at a weighted average exercise price of $2.425 per share. These numbers give effect to a reverse split of the issued and outstanding shares of Common Stock on a 1-for-15 basis effectuated as of July 3, 1995. Does not include shares of Common Stock that are reserved pursuant to certain stock option plans of the Company, and certain other options, warrants and convertible securities of the Company. See "Management - Stock Option Plans" and "Description of Securities."

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

    The Company engages in the business of management through beneficial reuse of organic materials, including sewage sludge (biosolids). The Company offers a variety of services with respect to this business including the transportation, treatment and monitoring of biosolids.

    The following discussion reflects the financial condition and results of operations of the Company for the six (6) months ended June 30, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993. Because of these material changes, annual results may not be indicative of future performance.

    The Company has experienced rapid growth during the periods presented below due to certain acquisitions. See "Business - Mergers and Acquisitions." Any variance in results of operations during the relevant periods will be discussed below, where appropriate.

    The following discussion should be read in conjunction with the attached condensed consolidated financial statement and notes thereto, and with the Company's audited financial statements and notes thereto for the fiscal years ended December 31, 1995, 1994 and 1993 and the unaudited financial statements and notes thereto for the six (6) months ended June 30, 1996 and 1995.

    RESULTS OF OPERATIONS. The following table sets forth certain items included in Selected Financial Data, as a percentage of net sales for the periods indicated:

                                                                   Six Months Ended June 30             Year Ended December 31
                                                                   ------------------------             ----------------------
                                                                       1996        1995                1995      1994      1993
                                                                       ----        ----                ----      ----      ----

STATEMENT OF OPERATIONS DATA:
Net sales                                                             100%         100%                100%      100%      100%

Gross profit                                                          19.9         20.0                15.9      19.0      22.5
Selling, general and administrative                                   16.7         19.8                20.0      25.2      35.8
Interest expense, net                                                  3.4          5.3                 5.2       4.7       6.1
Other-asset impairment                                                 0.0          0.0                13.6      25.0       0.0
Net profit (loss)                                                      3.8         (3.9)              (25.3)    (31.6)    (21.1)

    RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995. For the first half of 1996, net sales decreased approximately 6% to $8,491,413 from $8,989,624 for the same period in 1995. This decrease was primarily the result of a lack of sales from a pelletized organic waste division which was closed in July, 1995 and the Ft. Smith, Arkansas waste treatment plant's closing due to tornado damage.

    Cost of goods sold in the first half of 1996 decreased to $6,801,919 from $7,182,774 for the same period in 1995. The decrease in cost of goods sold was attributable to cost eliminated as a result of the sale of the sawmill in March, 1996 and the closing of the pelletized organic waste division.

    Gross profit decreased in the first half of 1996 to $1,689,494 from $1,806,850 principally due to the decrease in sales. The gross profit percentage remained constant from the first half of 1995 to the first half of 1996.

    Selling, general and administrative expenses decreased $356,449 for the six months ended June 30, 1996, compared to the same period in 1995. This decrease was directly the result of management's cost reduction efforts throughout fiscal 1996.

    Second quarter interest expense decreased to $166,008 from $260,750 in the second quarter of 1995. Interest expense for the first six months of 1996 was $287,454, or a decrease of $189,700 from the same period in 1995. This decrease was attributable to the retirement of certain debt obligations.

    During the first six (6) months of 1996, the Company recognized a gain on disposal of fixed assets of $248,454. There was no such gain recognized during the first half of 1995.

    As a result of the foregoing, the Company reported net income of $326,195 during the first six (6) months of 1996 compared to a net loss of ($351,171) during the same period in 1995.

    Due to the Company's cumulative operating losses, the Company has not paid income tax since inception. As of December 31, 1995, the Company had net operating loss carryforwards totaling approximately $5,500,000. Utilization of the Company's net operating loss may be subject to limitation under certain circumstances.

    RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994. The Company's net sales increased by $4,778,788, or 36%, in fiscal 1995 as compared to fiscal 1994. This increase in sales was directly attributable to sales from poultry bedding and wood waste materials from the October, 1994 acquisitions of Childers Brothers, Thompson, and Hodges. No other significant changes occurred in the sale of other services or products in relation to the respective periods.

    During the year ended December 31, 1995, cost of goods sold and gross profit increased to $15,117,950 and $2,858,099, respectively, from $10,695,468 and $2,501,793, respectively, for the year ended December 31, 1994. Gross profit, as a percentage of sales, decreased to 16% in 1995 from 19% in 1994. This decrease in gross profit was directly attributable to the full year's results in 1995 related to the October, 1994 acquisitions of Childers Brothers, Thompson and Hodges, in which gross margins were historically significantly lower as a percent of sales than the Company's other operations.

    Selling, general and administrative expenses increased to $3,588,221, or 20% of sales in 1995 as compared to $3,328,052, or 25% of sales for the year ended 1994. The increase in absolute dollars of such expenses was primarily the result of an increase in the allowance for doubtful accounts reserve of $181,000. Historically, the Company has had minimal bad debt expense.

    Interest expense for 1995 was $937,586 as compared to $626,172 for 1994. This increase of $311,414 was directly attributable to the October, 1994 acquisitions and the related debt assumed in connection with these acquisitions.

    In the first quarter of 1996, certain changes in events caused management to take charges in the amount of approximately $2,444,025 directly related to asset impairments as follows:

    1. The Company had continued to invest in the Company's sawmill operations in Arkansas in an attempt to produce its own shavings for the poultry bedding and wood waste markets and brought this facility to a production mode in the last part of 1995. In evaluating the efficiency of the mill for the remainder of 1995 and through March 1996, management determined that sufficient production quantities could not be sustained to justify further consideration. This decision resulted in a charge to fixed assets of $1,091,991 and an associated goodwill charge of $286,000 at December 31, 1995.

    2. At December 31, 1994, the Company had an investment in Pan American N-Viro of approximately $776,034. Pan American N-Viro was formed in 1994 to market the N-Viro Process in South and Central America and the Caribbean with the intent of generating a substantial revenue base prior to the end of 1995. Subsequent evaluation of this business venture and a review of the marketing efforts through March 28, 1996, revealed continued losses for the year ending December 31, 1995 of $152,000 and total losses since the formation of Pan American N-Viro of $244,178. Further, there were no sales generated in this period and very little indication of significant future sales prospects. Based on management's decision to stop any future cash contributions to Pan American N-Viro, the Company decided to write off the investment in Pan American N-Viro in full as of December 31, 1995.

    3. In 1995, management determined that a charge to operations of $290,000 was required to properly reflect the current fair market value of certain assets held for resale pertaining to the Company's then existing pelletized poultry waste products division. This decision was made based on a previous decision to discontinue these operations in 1994 and based on market indications as of February, 1996 for the sale of these assets. See "Results of Operations for the Years Ended December 31, 1994 and 1993."

    As a result of the foregoing, a net loss of $4,553,169 was reflected in fiscal 1995 as compared to a net loss of $4,164,795 in fiscal 1994.

    RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993. For the year ended December 31, 1994, net sales increased approximately 39% to $13,197,261 from $9,481,893 for the year ended December 31, 1993. This increase primarily reflects net sales attributable to the July, 1993 acquisitions of Organi-Gro and Thone Brothers and the October, 1994 acquisitions of Childers Brothers, Thompson and Hodges, partially offset by some drop in sales volume from the previous period.

    Cost of goods sold and gross profit for the Company during the year ended December 31, 1994 increased to $10,695,468 and $2,501,793, respectively, from $7,345,764 and $2,136,129, respectively, in the year ended December 31, 1993, resulting in a corresponding decrease in gross profit percentage of 19% in 1994 from 23% in 1993. The decrease in gross profit is attributable to increased personnel costs, increased raw materials costs, and increased costs required by recent implementation of state and federal regulations affecting the Company's biosolids management operations. Additionally, the Company has not been able to generate significant sales of its organic soil amendments, which resulted in a negative gross profit for such line of business.

    Selling, general and administrative expenses increased to $3,676,685 during the year ended December 31, 1994 from $3,590,903 during the year ended December 31, 1993. Stated as a percentage of net sales, selling, general and administrative expenses represented 28% of the year ended December 31, 1994 net revenues versus 38% of the year ended December 31, 1993 net revenues. In 1993, selling, general and administrative expenses included an allowance for bad debt in the aggregate amount of $292,310 attributable mainly to one customer, the Company recovered approximately $31,000 of this amount in 1994. Legal costs incurred to defend the Company from pending litigation amounted to approximately $150,000 and are considered one-time expenses.

    Interest expense for the year ended December 31, 1994 was $626,172, or an increase of $50,188 from year ended December 31, 1993.

    In the fourth quarter of 1994, the Company consummated an agreement with N-Viro International Corporation whereby the Company contributed its agency rights to the N-Viro Technology for South and Central America and Costa Rica in exchange for 50% ownership in Pan-American N-Viro, Inc. Based on management's decision to stop any future cash contributions to Pan American N-Viro, the Company decided to write off the investment in Pan American N-Viro in full as of December 31, 1995. See "Business - Agency Distributorship and License Agreement."

    For the year ended December 31, 1994, the Company elected to set up loss reserves in the amount of $876,573 for a legal settlement and a write down of its investment in a limited partnership. On August 2, 1994, the Company agreed to sell its investment in a limited partnership interest in exchange for shares of the Company's Common Stock valued at the average closing bid price for the 30-day periods before and after the date of the agreement. This agreement was completed in 1995. Accordingly, the Company elected to set up loss reserves in the amount of $685,573. The Company's determination of the permanent impairment and the amount of the allowance on the value of the investment in the limited partnership was based on the market value of the 40,000 shares of the Company's Common Stock during the 30-day periods to and after August 2, 1994.

    In March, 1995, as a result of a settlement agreement with Don R. Couperthwaite, the Company transferred 100% of the stock of Agkone, Inc. to Mr. Couperthwaite in exchange for the cancellation of 20,000 shares of the Company's Common Stock owned by Mr. Couperthwaite. The shares of Common Stock were valued at the average closing bid price for the month prior to and the month after the date at which the major terms of the exchange were determined. Accordingly, the Company set up a loss reserve at December 31, 1994 in the amount of $191,000.

    Additionally, for the year ended December 31, 1994, the Company reviewed the results of the operations of Organi-Gro's pelletized poultry waste product division and concluded that due to the fact that no significant revenues have been generated by these products since its purchase in July, 1993, and that there were not any increases in sales volumes expected in the near future, management determined to discontinue the operations of that division of Organi-Gro. Accordingly, as this product division constituted the business operations of Organi-Gro at the time of the July, 1993 acquisition, goodwill less amortization attributable to the purchase in the net amount of $2,424,294 was permanently written off in 1994. Although management believes that the goodwill should be written off, there was no corresponding reduction in the value of the other assets of Organi-Gro's operations which consist of plant and equipment. As of the end of fiscal 1994, the net book value of plant and equipment was $1,917,450 and the most recent appraised value was $2,223,804.

    Due to the net operating loss generated in 1994, which was not limited by ownership changes, the Company determined that a deferred tax asset could be recognized to the extent of deferred tax liabilities, which resulted in an income tax benefit to the Company in the amount of $897,000.

    As a result of the foregoing, during the year ended December 31, 1994, the Company reported a loss of $4,164,795, as compared to a loss of $1,999,364 in the year ended December 31, 1993.

    BONDING. The amount of bonding capacity offered by sureties is a function of financial health of the company requesting the bonding. As of October 15, 1996, the Company had a bonding capacity of approximately $10,000,000, with $1,050,000 being utilized as of such date, which management believes is sufficient to meet bonding needs for the foreseeable future. See "Liquidity and Capital Resources."

    LIQUIDITY AND CAPITAL RESOURCES. The Company has historically financed its operations principally through the sale of equity and debt securities and through funds provided by operating activities. Cash and cash equivalents were $2,642,927 as of June 30, 1996, $297,014 of which is long-term restricted cash. The primary utilization of cash was for equipment purchases and significant reductions in accounts payable and long term debt.

    During the six (6) month period ended June 30, 1996, the Company expended approximately $577,686 for capital equipment purchases. Additionally, the Company completed sales of certain assets associated with the pelletizing facility and a sawmill in Arkansas for gross proceeds of $991,200. These assets had an aggregate net book value of $696,223, resulting in a recognized gain of approximately $251,000.

    In connection with the acquisition of Pima Gro on July 18, 1996, the Company paid cash in the aggregate amount of approximately $1,227,000 and issued a promissory note in the aggregate amount of approximately of $1,600,000.

    As of June 30, 1996, the Company had long-term borrowings in the aggregate amount of $5,309,792, the current portion of which was $2,005,902. The Company reduced its long-term borrowings by approximately $1,650,000 during the first half of 1996. This reduction in debt was serviced through a use of working capital, the conversion of $190,000 of debt to Common Stock and an increase in short-term borrowings of $160,097.

    At June 30, 1996, the Company had positive working capital of approximately $2,429,111. Management believes that the Company will be able to continue to reflect positive working capital throughout 1996. However, there can be no assurances to this effect.

                                       BUSINESS

HISTORY OF THE COMPANY

    Synagro Technologies, Inc. ("Synagro" or the "Company") was incorporated on May 9, 1986, under the laws of the State of Nevada.

    As of November 30, 1992, the Company completed a reorganization agreement with CDR Environmental, Inc., a Texas corporation ("CDR"), a previously unaffiliated corporation, pursuant to which CDR became a wholly-owned subsidiary of the Company.

    As of January, 1993, the Company completed reorganization agreements with three (3) additional companies, Bio-Star, Inc., Gro-Mor, Inc. and K-3 Environmental Services, Inc., each of which was merged into CDR.

    As of July, 1993, the Company entered into two (2) agreements pursuant to which the Company acquired Thone Brothers Trucking, Inc. ("Thone Brothers") and Organi-Gro, Inc. ("Organi-Gro"). The Company merged the business operations of Thone Brothers into CDR, and Organi-Gro became a separate wholly-owned subsidiary of the Company. In connection with the merger, Don Thone became a director of the Company. Mr. Thone currently also serves as Chief Executive Officer of the Company.

    As of October 1, 1994 the Company entered into three (3) agreements pursuant to which the Company acquired into the operations of Organi-Gro substantially all of the assets and assumed certain liabilities of Childers Brothers Trucking, Inc. ("Childers"), Thompson Shaving Service, Inc. ("Thompson") and Hodges Heavy Duty Truck Parts and Services, Inc. ("Hodges"), and acquired certain assets and assumed certain liabilities of Zeiler Timber Products, Inc. ("Zeiler"). The Company acquired such assets and assumed such liabilities, in three (3) separate transactions. In connection with these transactions, Tony Childers became a director of the Company and the President of Organi-Gro.

    On or about October 28, 1994, the Company changed its name to "Synagro Technologies, Inc." to reflect the diversity of biosolids treatment services provided by the Company.

    On October 18, 1995, the Company completed an underwritten secondary public offering of the Company's securities pursuant to which the Company issued 500,000 Public Units of the Company's securities, at a purchase price of $12.00 per Public Unit, each Public Unit consisting of six (6) shares of Common Stock and Registered Warrants to purchase up to six (6) additional shares of Common Stock.

    As of July 18, 1996, the Company entered into an agreement pursuant to which the Company acquired 100% of the issued and outstanding securities of Pima Gro Systems, Inc. and Pima Gro Systems 2, Inc. (collectively "Pima Gro").

    At a meeting of the Company's stockholders on June 10, 1996 and reconvened on June 28, 1996, the stockholders adopted a resolution approving a change in the Company's state of incorporation from Nevada to Delaware. The Company effectuated the transactions contemplated by this resolution on August 16, 1996 and reincorporated to Delaware by means of a merger (the "Reincorporation Merger") of the Company with and into a wholly-owned subsidiary of the Company in Delaware known as Synagro Technologies, Inc. ("Synagro Delaware"). On the effective date of the Reincorporation Merger, each issued and outstanding share of Common Stock of the Company was converted into one share of Common Stock of Synagro-Delaware. Synagro-Delaware has succeeded to all of the assets, liabilities and business of the Company and possesses all of the rights and powers of the Company. (Synagro-Delaware and the Company are collectively referred to hereinafter as the "Company".)

BUSINESS OF THE COMPANY

    The Company engages in the business of the management of biosolids through beneficial reuse of organic materials, including sewage sludge. The Company offers a variety of services with respect to this business, including the transportation, treatment and monitoring of biosolids, and the marketing of end products from the treatment of such materials.

    The Company primarily conducts its business through its wholly-owned subsidiaries, CDR, Pima Gro and Organi-Gro, which currently generate substantially all of the Company's revenues. Unless the context requires otherwise CDR, Pima Gro and Organi-Gro are collectively referred to herein as the "Company."

    BUSINESS OF CDR ENVIRONMENTAL, INC.  CDR is in the business of transporting, treating, site monitoring and assisting in preparing documentation with respect to biosolids and wastewater products. CDR has continuously been in business in the State of Texas since 1983. In July, 1993, the business
operations of Thone Brothers merged into CDR.   CDR's primary operations are
currently within the area of 100 miles from the center of Houston, Texas and in the State of Arkansas. To a lesser extent, CDR conducts business in the States of Georgia, Louisiana, Mississippi, Missouri, Oklahoma and South Carolina.

    CDR provides transportation, treatment, site monitoring, land application and environmental regulatory compliance services with respect to biosolids and wastewater products, including poultry waste to local and state agencies,
municipalities and private industries.   CDR's vehicles pick up and transport
biosolids and other organic waste materials to sites operated by the Company or by third parties, such as municipalities or private companies. CDR's services include the dredging of sludge ponds and cleaning out municipal and industrial lagoons.

    CDR also provides professional management and consulting services for treatment of biosolids and the monitoring and land application of treated biosolids. CDR currently operates under approximately 350 contracts with various state and local agencies, municipalities and private industries with respect to sewage treatment and other waste products. These entities include municipal utility districts, municipalities and private businesses. These contracts are generally performed and renewable on an annual basis with these entities. CDR provides a variety of methods of treatment of biosolids as a means of offering options to prospective customers who may prefer alternative methods of biosolids treatment. These methods include land application, pumping, transportation and dewatering of biosolids. CDR treats biosolids through the application of a patented sludge treatment technology licensed by the Company, known as the N-Viro Technology, which the Company believes meet the Exceptional Quality standard for treated biosolids. CDR provides an alternative method of biosolids treatment by transporting the biosolids to certain registered sites, adding lime to the biosolids as a stabilizing agent (lime stabilization) and depositing the lime stabilized biosolids at the sites (land application), a process which does not meet the higher standards of treated biosolids produced from the use of the N-Viro Technology. These alternative methods provide a broader variety of choice to prospective customers who may prefer to continue to use methods which currently require lower initial cost, but which may require additional future costs for monitoring of the related disposal sites.

    CDR also operates and maintains a fleet of trucks which pump, collect and transport liquid or solid municipal biosolids to various land application or treatment sites for tipping fees. These tipping fees, which are fees generated by CDR in connection with the collection, transportation and treatment of biosolids, constitute approximately ninety-five percent (95%) of CDR's sources of revenues. CDR's vehicles are registered with federal, state and local governmental agencies for such transportation purposes.

    The Company has acquired certain agency and licensing rights to market a patented sludge treatment technology using cement kiln dust ("CKD") and other related materials and an alkaline pasteurization process (the "N-Viro Technology") in certain states in the southwestern United States, developed and owned by N-Viro International Corporation ("N-Viro International"), a publicly traded company.

    The Company has obtained the exclusive agency, distribution and licensing rights to the N-Viro Technology in certain territories, including the States of Texas, Oklahoma, Arkansas, Louisiana, Arizona and New Mexico (the "United States Territories"), and Central America and South America, excluding Mexico and Puerto Rico (the "Central and South American Territories") (collectively, the "Territories"). The Company has assigned the rights to the Central and South American Territories to Pan American N-Viro, Inc., an Ohio corporation ("Pan American N-Viro"), an entity owned 50% each by the Company and N-Viro International. However, the Company has decided to discontinue future cash contributions to the operations of Pan American N-Viro. Based on management's decision to stop any future cash contributions to Pan American N-Viro, the Company decided to write off the investment in Pan American N-Viro in full as of December 31, 1995. See "Business - Exclusive License Rights for Central and South American Territories" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The Company markets and licenses the use of the N-Viro Technology to provide construction management of turnkey facilities by third parties, to construct and operate facilities under Synagro's direct ownership or that of third parties, to supply alkaline admixtures, such as CKD, and to market derivative products developed through the use of the N-Viro Technology. CDR serves as a sublicensee of the N-Viro Technology in the states of Texas and Arkansas. Through June 30, 1996, the Company had generated nominal net sales through the commercialization of the N-Viro Technology and other business operations. There can be no assurances that a significant market will develop for the N-Viro Technology or that the Company will ever generate significant revenues from the commercialization of the N-Viro Technology.

    CDR provides land application and lime stabilization services to its customers at 14 land application sites in Texas on which CDR has the right to apply biosolids, with a combined total acreage of approximately 13,290 acres. In October, 1993, CDR received a permit to convert 40 acres of an 800 acre farm in Hockley, Texas to a recycling center for the manufacture and sale of N-Viro Soil, a by-product of biosolids treated through the N-Viro Technology. See "Business - The N-Viro Technology."

    CDR currently owns an 80 acre farm with approximately 144,000 gallons of storage tanks for biosolids located in Dardanelle, Arkansas for beneficial reuse of waste. The Company received a permit in November, 1993 to operate a facility for the manufacture and sale of N-Viro Soil on a 30 acre site owned by the Company in Maysville, Arkansas. CDR currently provides services relating to the N-Viro Technology for the city of Fort Smith, Arkansas at this site.

    Although the Company may not market the N-Viro Technology outside of the Territories in which the Company serves as an agent or licensee of N-Viro International, the Company and CDR may conduct business using alternative methods of the treatment of biosolids throughout the world.

    BUSINESS OF ORGANI-GRO, INC. Organi-Gro is in the business of and primarily generates revenues from buying, hauling and selling wood waste products to poultry growers and wholesalers and building products manufacturers. Organi-Gro principally operates in Arkansas, the leading poultry growing state in the United States.

    Organi-Gro services the poultry market with a single source service and product program including the delivery of bedding materials to the poultry farms, the transportation of organic waste off-site, and the processing of the waste and its disposal or reuse. Organi-Gro buys, hauls and sells poultry bedding products to poultry growers and wholesalers. Wood shavings, chips and sawdust are purchased from local sawmills, and resold either as bedding materials for poultry growers, as bulking agents for the composting of nitrogen-rich poultry litter into fertilizer for use on pastures and farmlands, or to manufacturers of building materials.

    Organi-Gro's executive offices are located in Russellville, Arkansas. Organi-Gro owns a 30 acre farm in Maysville, Arkansas, and has a 130,000 square foot facility in which Organi-Gro composts poultry litter. The composting process involves the interaction of oxygen windrowing, moisture, temperature, pH, electrical conductivity (total salts) and microbiological activity to digest the poultry litter and the accompanying bedding material and convert it to a brown, crumbly organic matter. The organic matter has a relatively low level of nitrogen, phosphorus and potassium (2-3-2 to 4-5-4 depending on the individual composting procedure and the initial organic material), but is relatively high in organic matter, humic acids, trace elements and micro-nutrients.

    Organi-Gro primarily generates revenues from the sale of wood waste products, wood shavings and sawdust. Organi-Gro has discontinued the operations of its sawmill facility in Clarksville, Arkansas, and has decided to purchase wood waste products from local producers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    BUSINESS OF PIMA GRO SYSTEMS, INC. Pima Gro is in the business of providing transportation, site monitoring, land application and environmental regulatory compliance services, with respect to biosolids and wastewater products, to local and state agencies, municipalities and private industries. Pima Gro's vehicles pick up and transport biosolids and other organic waste materials primarily from municipalities to permitted agricultural sites operated by third parties. Pima Gro's primary operations are currently in the States of California and Arizona. To a lesser extent, Pima Gro conducts business in the States of Nevada and Indiana, and the District of Columbia.

    Pima Gro also provides professional management and consulting services for treatment of biosolids and the monitoring and land application of treated biosolids. Pima Gro operates under approximately 20 contracts with various state and local agencies, municipalities and private industries with respect to sewage treatment and other waste products. The contracts with these entities are generally renewable on an annual basis, subject to cancellation on 30 days' notice.

    Pima Gro also operates and maintains a fleet of trucks which receive, collect and transport liquid or solid biosolids to various land application or treatment sites for tipping fees. These tipping fees, which are fees generated by Pima Gro in connection with the collection, transportation and treatment of biosolids, constitute substantially all of Pima Gro's sources of revenues. Pima Gro vehicles are registered with federal, state and local government agencies for such transportation purposes.

    Pima Gro also distributes biosolids products, including soil amendments, under the trade name "Hyper Gro."

    The Company anticipates that the acquisition of Pima-Gro will expand the Company's operating capacity into established businesses in the biosolids treatment industry in the States of California and Arizona and certain other states.

MERGERS AND ACQUISITIONS

    The Company's business plan has developed through the acquisition of privately held biosolids treatment companies and their integration into the business operations of the Company and its subsidiaries. The Company's acquisition strategy has been developed with the intent to increase the efficiency and profitability of each of these acquisition targets through operational and marketing synergies with the Company's existing business operations. The Company currently has acquired business operations of other entities located in the southwestern United States, primarily in the States of Arkansas, Texas, California and Arizona.

    There can be no assurances that the Company's acquisition strategy will generate these synergies or result in profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    ACQUISITION OF CDR ENVIRONMENTAL, INC.   As of November 30, 1992, the
Company entered into a reorganization agreement with CDR pursuant to which the Company acquired one hundred percent (100%) of the issued and outstanding capital stock of CDR from Don R. Couperthwaite in exchange for 133,333 shares of the Company's Common Stock and a cash payment in the amount of approximately $1,160,000. In connection with the reorganization agreement, CDR became a wholly-owned subsidiary of the Company, and Mr. Couperthwaite became a director and officer of the Company. As of July, 1994, Mr. Couperthwaite was either terminated or resigned from all capacities as a director, officer and employee
of the Company.    See "Compensation of Executive Officers and Directors."

    ACQUISITION OF THONE BROTHERS TRUCKING, INC. AND ORGANI-GRO, INC. As of July, 1993, the Company entered into two (2) agreements, pursuant to which the Company acquired one hundred percent (100%) of the common stock of: (i) Thone Brothers in exchange for 66,667 shares of the Company's Common Stock, and (ii) Organi-Gro in exchange for $100,000 in cash and a secured promissory note in the principal amount of approximately $1,050,000, bearing interest at the rate of nine percent (9%) PER ANNUM, which was paid in full as of March 8, 1996. Both of these companies were engaged in the business of the transportation and/or treatment of biosolids and poultry waste, primarily in the State of Arkansas.

    In connection with these transactions, the Company merged the business operations of Thone Brothers into CDR, and Organi-Gro became a separate wholly-owned subsidiary of the Company. These acquisitions have expanded the Company's operating capacity into established businesses in the biosolids treatment industry in the State of Arkansas and in other states.

    ACQUISITION OF CHILDERS BROTHERS TRUCKING, INC. As of October 1, 1994, the Company acquired into the operations of Organi-Gro substantially all of the assets and assumed certain liabilities of Childers Brothers Trucking, Inc. ("Childers Brothers"), Thompson Shaving Service, Inc. ("Thompson") and Hodges Heavy Duty Truck Parts and Services, Inc. ("Hodges") and Zeiler Timber Products, Inc. ("Zeiler").

    Childers Brothers and Thompson were engaged in the business of buying, hauling and selling bedding and wood waste materials related to the poultry and building products industries. Hodges was engaged in the business of truck repair.

    The Company acquired such assets and assumed such liabilities in three (3) separate transactions. These acquisitions have expanded the Company's operating capacity into established businesses in the poultry and building products industry in the State of Arkansas and certain other surrounding states.

    In connection with these transactions, the Company issued an aggregate of 16,667 shares of Common Stock, paid cash in the aggregate amount of $150,000, issued promissory notes in the aggregate principal amount of $850,000 and assumed certain liabilities in an approximate aggregate amount not to exceed $4,500,000.

    The promissory note, issued by Organi-Gro and guaranteed by the Company, bears interest at the rate of 7.75% PER ANNUM and is payable in eight (8) equal quarterly principal installments of $106,250 each commencing October 1, 1995,
with all outstanding accrued and unpaid interest due on July 1, 1997.   The
amount of $300,000 of the obligation was converted into 150,000 shares of Common Stock, and $125,000 remains outstanding on the promissory note as of June 30, 1996.

    The Company has granted to an affiliate of Tony D. Childers a security interest for repayment of the promissory note in certain collateral relating to the operations of CDR and Organi-Gro in the State of Arkansas, including equipment and accounts receivable related to such business operations, and in certain real properties owned by Organi-Gro. See "Certain Relationships and Related Transactions."

    ACQUISITION OF PIMA GRO SYSTEMS, INC. As of July 18, 1996, the Company entered into an agreement pursuant to which the Company acquired 100% of the issued and outstanding securities of Pima Gro.

    In connection with this transaction, the purchase price for the acquisition of Pima Gro was approximately $3,100,000, subject to certain adjustments set forth below. The Company issued an aggregate of 155,000 shares of the Company's Common Stock, paid cash in the aggregate amount of approximately $1,277,000, and issued a promissory note in the aggregate principal amount of approximately $1,600,000. The shares of Common Stock issued to the former stockholders of Pima Gro were valued, as of July 18, 1996, for the purposes of the transaction, at $1.437 per share as of June 10, 1996, the date of the letter of intent with respect to the transaction.

    The amount of consideration paid in the transaction was determined based on management's analysis of historical and projected sales of Pima Gro, the estimated market value of Pima Gro and the synergies to be achieved through the transaction.

    As of the most recent fiscal year end for Pima Gro (December 31, 1995), Pima Gro had sales of approximately $8,545,000 and net income of approximately $380,000.

    The promissory note, issued by the Company, bears interest at the rate of 8% PER ANNUM and is payable in four (4) semi-annual installments of principal and accrued interest, commencing January 1, 1997, with the final payment due on July 1, 1998. The promissory note is secured by a pledge of the securities of Pima Gro acquired by the Company in connection with the transaction and a letter of credit in the amount of approximately $463,000.

    In the event that the Company borrows money from any source, utilizing the assets of Pima Gro as collateral, the promissory note will become automatically due and payable, unless there is no increase in the amount of debt imposed on Pima Gro's assets. However, in the event that the amount of such debt increases, the excess (up to the amount of the unpaid balance on the promissory note) will be deposited into an escrow and paid as scheduled payments on the promissory note come due.

    The final amount of the promissory note will be subject to adjustment based on the net asset value of Pima Gro, as of the closing date of the transaction, as reflected on an unaudited closing balance sheet of Pima Gro to be prepared by the Company within 60 days following the closing date. In the event that such net asset value is determined to be less than $1,947,243, as of June 30, 1996, and there exists a difference greater than $25,000 between the net asset value of Pima Gro as reflected on the closing balance sheet and the audited financial statements of Pima Gro as of December 31, 1995 delivered at closing, the amount of the promissory note will reduced by such excess amount.

    The Company has agreed to pay an additional contingent sum on the purchase price of $4.16 for each dollar by which the pre-tax earnings of Pima Gro, for each of the fiscal years during 1996-1998, exceed the base amount of $380,000 in 1996 and, subject to certain adjustments to the base amount, during the two (2) following fiscal years. The additional contingent sum may be payable by the Company, if at all, in cash, Common Stock or promissory notes, or any combination thereof. Such amounts which may be payable as contingent sum payments will be held in escrow until March 31, 1999, and subject to reduction based on amounts expended by the Company for certain capital expenditures and costs reserved for the development of certain business sites.

    In connection with this agreement, Wilson Nolan has agreed to enter into a three (3) year employment agreement with Pima Gro at the annual base rate of $150,000, plus other benefits. Mr. Nolan will serve as the Chief Executive Officer and a director of Pima Gro. In addition, Mr. Nolan entered into a non-competition agreement with the Company for a period of six (6) years following the date of the employment agreement. In consideration of the non-competition agreement, the Company has agreed to pay Mr. Nolan an additional contingent sum based on the contingent sum formula payable to the former Pima Gro stockholders described above, except that Mr. Nolan will be entitled to receive $1.04 for each dollar by which the pre-tax earnings of Pima Gro exceed the relevant base amount for each of the fiscal years during 1996-1998.

    Further, the former stockholders of Pima Gro have granted a proxy to Don Thone, Chief Executive Officer of the Company, to vote any shares issued in connection with the transaction for a period of three (3) years following the closing date.

    ADDITIONAL ACQUISITIONS. As of January, 1993, the Company acquired one hundred percent (100%) of the common stock of Bio-Star, Inc., Gro-Mor, Inc. and K-3 Environmental Services, Inc., all of which were Texas corporations engaged in the business of the transportation and/or treatment of biosolids and wastewater products. As of April, 1994, the Company acquired all of the assets and related liabilities of Border Farms, Inc. The Company merged the business operations of these companies into CDR. The Company completed these four (4) separate transactions in consideration for, in the aggregate, 62,185 shares of Common Stock and cash in the amount of approximately $1,147,000.

AGENCY DISTRIBUTORSHIP AND LICENSE AGREEMENTS

    In July, 1992, the Company purchased the exclusive agency rights to market the N-Viro Technology in the United States Territories, from certain unaffiliated entities which previously had acquired such agency rights, and obtained the exclusive right to license the N-Viro Technology in the Central and South American Territories from N-Viro International.

    The Company is required to act as the agent for N-Viro International, to collect fees from licensees of the N-Viro Technology and to make certain payments to N-Viro International as compensation pursuant to the terms of each respective agency and license agreement. Further, the Company will be required to find sources for the alkaline materials and to coordinate the administration and negotiation of pricing, availability, loading and delivery of alkaline materials to such licensees.

    N-Viro International has agreed to communicate to the Company for the benefit of such licensees any information regarding improvements to the N-Viro Technology. If the Company or N-Viro International develop any commercially viable improvement in the N-Viro Technology, then certain economic benefits under the license may be derived by the party who developed such improvement.

    N-Viro International has agreed to provide the Company with technological assistance necessary to enable the Company to: (i) provide licensees with sufficient information and assistance to enable such licensees to make full and effective use of the N-Viro Technology; (ii) promote the use of alkaline materials by licensees in the Territories; and (iii) promote the sales of alkaline materials in the Territories.

    Through June 30, 1996, the Company has only generated nominal net sales through the commercialization of the N-Viro Technology. There can be no assurances that a significant market will develop for the N-Viro Technology.

    ACQUISITION OF AGENCY RIGHTS FOR TEXAS, OKLAHOMA, ARKANSAS, LOUISIANA, ARIZONA AND NEW MEXICO. As of July 14, 1992, the Company entered into an agreement with N-Viro Recovery Systems, Inc., an Ohio corporation ("N-Viro Systems"), an unaffiliated entity, pursuant to which the Company purchased certain assets from N-Viro Systems, including the exclusive agency rights to distribute the N-Viro Technology in the States of Texas, Oklahoma, Arkansas and Louisiana and certain equipment in exchange for $1,239,500, which has been paid in full.

    Pursuant to this agreement, the Company has agreed to pay N-Viro Systems a royalty payment of $0.50 per wet ton for all sludge processed using the N-Viro Technology in these territories until August 4, 1999. N-Viro International has asserted a claim that only N-Viro International has the right to assign, assess and collect fees and royalties for the use of the N-Viro Technology and that N-Viro Systems may not assess or collect such fees or royalties from the Company with respect to the N-Viro Technology. No assurances can be given that N-Viro Systems will not assert such a claim against the Company for payment of such royalties, or that such a claim will not be successful.

    In or about June, 1992, the Company entered into an agreement with American N-Viro Resources, Inc. ("N-Viro Resources"), an unaffiliated entity, to purchase the exclusive agency rights to distribute the N-Viro Technology in the States of Arizona and New Mexico in exchange for $200,000, which has been paid in full.

    As an agent for the N-Viro Technology in the United States Territories, the Company generally does not operate as a licensee of the N-Viro Technology. However, the Company seeks to engage licensees to market and effect operations with respect to the N-Viro Technology. The Company may use CDR, or other prospectively acquired subsidiaries as licensees for the N-Viro Technology in the United States Territories. See "Business - Business of CDR Environmental, Inc.," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Relationships and Related Transactions."

    As compensation for the performance of its duties as agent/distributor in the United States Territories, the Company is entitled to receive: (i) fifty percent (50%) of all initial license fees up to $10,000 and seventy-five percent (75%) of all initial license fees in excess of $10,000 payable to N-Viro International pursuant to any such license agreement; (ii) fifty percent (50%) of all royalties payable to N-Viro International pursuant to any such license agreement; and (iii) at no additional cost, a license to use the N-Viro Technology in the United States Territories. Further, the Company is required to pay N-Viro International ten percent (10%) of total sales of N-Viro Soil less direct transportation costs, with a minimum quarterly payment of $5,000 from all fees payable under this agreement beginning with the third quarter of 1992, increasing by twenty-five percent (25%) per year until and including the sixth anniversary of such agreement, and thereafter, no such payment shall be required. This agreement terminates on December 31, 1997, and shall be automatically renewed for up to fifteen (15) successive periods of two (2) years each unless terminated by the Company.

    EXCLUSIVE LICENSE OF RIGHTS FOR CENTRAL AND SOUTH AMERICAN TERRITORIES. As of July 24, 1992, the Company entered into an agreement with N-Viro International to acquire an exclusive license to market the N-Viro Technology in South America and Central America, excluding Mexico, Puerto Rico and Costa Rica, in exchange for a $1,000,000 license fee and other consideration. In December, 1992, Synagro acquired the agency rights to the N-Viro Technology for Costa Rica from N-Viro Systems in exchange for $25,000.

    In December, 1994, the Company entered into an agreement with N-Viro International pursuant to which the parties agreed to transfer the Company's rights under these two (2) agreements to Pan American N-Viro for the purpose of marketing the N-Viro Technology in such South and Central American and Caribbean territories, with N-Viro International contributing $150,000 in cash and its marketing and technical expertise to the business operation. The parties also each agreed to contribute up to $100,000 in cash to the business operation, on an as needed basis, and to contribute additional staffing to the business operation, as necessary. The Company has not contributed any amount to Pan American N-Viro as of the date of this Report. The

Company also paid to N-Viro International the sum of $260,000 as unpaid licensing fees owing through the second quarter of 1994 and the Company was released from its obligations to make minimum royalty payments to N-Viro International under the original license agreement with N-Viro International.

    In March, 1996, the Company decided to discontinue future cash contributions to the operations of Pan American N-Viro. Based on management's decision to stop any future cash contributions to Pan American N-Viro, the Company decided to write off the investment in Pan American N-Viro in full as of December 31, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

THE N-VIRO TECHNOLOGY

    The N-Viro Technology involves a process to transform sewage sludge which may be beneficially used (biosolids) through the use of N-Viro International's proprietary Advanced Alkaline Stabilization with Subsequent Accelerated Drying (the "N-Viro Process").

    The N-Viro Process involves the mixing of dewatered biosolids (compressed sludge to lower water content) with an alkaline admixture (byproduct dust from cement or lime kilns, as well as certain fly ashes and other products of coal, coke or petroleum combustion). The mixture is subjected to a controlled period of monitoring, mechanical turning and drying, in which a blending of biosolids cake and admixture occurs. During the monitoring period, the mixture heats, stabilizes and pasteurizes, odorous compounds are broken down, various components are neutralized (acidic compounds) or immobilized (trace metals), and the granular appearance of a soil-like product (the "N-Viro Soil") is achieved.

    The application of the N-Viro Process to biosolids creates a treated biosolid which the Company believes meets certain standards (Exceptional Quality) established by the United States Environmental Protection Agency ("EPA") for pathogen and vector reduction and pollutant content in the treated product. Biosolids which satisfy the Exceptional Quality standards may be disposed of in a variety of methods and upon certification that the biosolids meet such standards, and may be deposited on locations which do not require prior governmental authorization or future regulatory monitoring. Biosolids which fail to meet the Exceptional Quality standards, and meet certain other standards established by the EPA may be used for such disposal methods and beneficial uses, but are subject to strict monitoring and record keeping requirements and may only be disposed of on governmentally authorized deposit sites. See "Business - Government Regulation."

    N-Viro Soil is suitable for a variety of agriculture and industry-related applications, including topsoil blending, land and soil reclamation and enhancement, home lawns and gardens, top soil substitute, potting soil base and nursery planting medium. The product handles easily, has low odor and odor potential, is stable during storage, and provides a generally beneficial combination of alkalinity and organics as are found in natural or manufactured soils. Independent horticultural tests conducted by Dr. Terry Logan of Ohio State University in 1991 with N-Viro supplemented natural soils have shown accelerated and increased germination levels and increased crop yields for a number of vegetable and grain crops.

    The N-Viro Process converts municipal and industrial wastewater biosolids with low pollutant concentrations into a beneficial soil conditioner or enhancer. The Company believes that the soil product materially meets the EPA Class A Pathogen Reduction rules relating to coliform, virus and bacterial counts, and when the product meets certain standards related to the reduction of attractiveness to vectors such as flies and rats and certain levels of pollutant controls, the Company believes that the product meets the Exceptional Quality standards for the treatment of biosolids. Biosolid-based products meeting the Exceptional Quality standard may be applied to a land surface or incorporated into soil in which any crops may be grown for direct or indirect human consumption without a site-specific permit from federal regulators. See "Business - Government Regulation."

    In practical terms, the N-Viro Process requires: (i) a suitable, open operations area; (ii) provisions for transfer and storage of alkaline admixture, typically involving pneumatic transfer from highway trailers to silos; (iii) mechanical blending of alkaline admixture and dewatered sludge cake to provide complete contact without breaking the structure to the point of producing a paste-like material. The mixing unit requires enclosure to prevent dust release and to permit collection for treatment of byproduct ammonia offgas; (iv) a windrow processing area; and (v) finished product storage area and equipment for loading or packaging.

    Although attention is required to matters such as sludge cake moisture content, mixing proportions, temperature conditions and pH level, the implementation of the N-Viro Process does not require significant precision by current industrial standards. Design of individual facilities is appropriately contracted to qualified consulting engineering firms, equipment and construction materials can be procured in local markets and construction can be undertaken by medium-sized construction firms. The major operating supply, the alkaline admixture, requires sourcing from a cement or lime plant, facilities which are located in reasonable proximity to most major population centers to support construction and industrial production.

    The N-Viro Process is protected by four (4) United States patents and corresponding patents in sixteen (16) foreign countries held by N-Viro International. N-Viro International has also filed one additional United States patent application relating to an improvement to the N-Viro Process and has filed patent applications relating to the basic N-Viro Process in ten (10) additional foreign countries. The United States patents were issued to J. Patrick Nicholson and to J. Patrick Nicholson and Jeffrey C. Burnham, and assigned to N-Viro Energy, which thereafter assigned the rights to the patents to N-Viro International in connection with its initial public offering. The patents relate to a method of decontaminating wastewater biosolids to a level that meets or exceeds EPA PFRP standards, wherein lime or kiln dust and/or other alkaline materials are mixed with wastewater biosolids in sufficient quantity to raise the pH of the mixture to 12 and above for a predetermined time. The United States patents expire between 2002 and 2009. See "Business - Patents and Trademarks."

    The Company has been advised that N-Viro International continues to investigate methods to shorten drying time, substitute various other materials for use as alkaline admixtures, improve the quality and attractiveness of N-Viro Soil to a variety of end-users and to protect the proprietary rights of the N-Viro Process. There can be no assurances as to the extent to which N-Viro International will take steps to protect its proprietary rights to the N-Viro Process. Further, there can be no assurances that any improvements to the N-Viro Process will be developed or the extent to which any such improvements will be patentable or will provide any competitive advantage to the N-Viro Process.

GOVERNMENT REGULATION

    Federal and state environmental legislation and regulations require substantial expenditures by wastewater sludge generators and impose liabilities on such entities for noncompliance. Environmental laws and regulations are, and will continue to be, a principal factor affecting the marketability of the biosolids treatment methods marketed by the Company. Any changes in these laws or regulations may affect the operations of the Company by imposing additional regulatory compliance costs on the Company, requiring the modification of and/or adversely affecting the market for the Company's biosolids treatment methods.
To the extent that demand for the Company's biosolids treatment methods is created by the need to comply with such environmental laws and regulations, any modification of the standards created by such laws and regulations may reduce the demand for the Company's biosolids treatment methods, thereby adversely affecting the Company's business prospects.

    The Company operates in a highly regulated environment and the wastewater treatment and other plants at which the Company's biosolids treatment methods may be implemented are required to have permits, registrations and approvals from federal, state and local governments for the operation of such facilities. Moreover, each facility is typically required to obtain a state permit for the processing of Exceptional Quality biosolids, such as N-Viro Soil, or a registration for the land application of certain other treated biosolids. In some jurisdictions, state and/or local authorities have prohibited and, in other jurisdictions, have sought and may seek to prohibit, the land application or agricultural use of biosolid products, including Exceptional Quality biosolid products, and the Company may be required to obtain local or site specific permits.

    Any of the permits, registrations or approvals noted above, or applications therefor, may be subject to denial, revocation or modification under various circumstances. In addition, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or are enforced differently, the Company may be required to obtain additional operating permits, registrations or approvals. The process of obtaining a required permit, registration or approval can be lengthy and expensive and the issuance of such permit or the obtaining of such approval may be subject to public opposition. There can be no assurances that the Company will be able to meet applicable regulatory requirements or that further attempts by state or local authorities to prohibit the land application or agricultural use of biosolids will not be successful.

    In March, 1993, the EPA adopted the regulations under the Clean Water Act of 1987 (40 CFR 503) which regulate methods for the disposal and use of biosolids. These regulations address the issues of treating biosolids generated from the treatment of domestic sewage and septage and the subsequent disposition of treated biosolids. These regulations establish biosolid use and disposal standards applicable to approximately 35,000 public and privately owned wastewater treatment plants in the United States, including approximately 12,750 Public Owned Treatment Works (POTWs). Under these regulations, biosolids may be disposed of in municipal solid waste landfills approved under Subtitle D of the Resource Conservation and Recovery Act ("RCRA"), or may be surface disposed, incinerated or land applied for beneficial use in accordance with the requirements established by regulations. These regulations have required compliance with the new standards since February 19, 1995.

    Land application regulations apply to generators (sources) of biosolids, persons who treat the biosolids or apply treated biosolids to land and persons who own the land to which the treated biosolids is applied. Uses for land application include agricultural land, non-agricultural land (forest, range lands) public contract sites (parks and golf courses), disturbed land reclamation (mines and gravel pits) and home gardens.

    Any biosolids used for land application must meet one of two sets of standards established by the EPA for pollutant limits. The first set establishes the maximum concentrations for ten pollutants in biosolids which may be applied to the land for beneficial use. The second set establishes the maximum concentration levels for the same ten pollutants which would allow virtually unlimited use of the biosolids. The second set also constitutes the pollutant concentrations, which when combined with Class A pathogen reduction and certain levels of vector (i.e. pests, such as insects and rodents) attraction reduction, form the definition for "Exceptional Quality Biosolids." This term is used to designate sludge or sludge products which can be used beneficially on the land without limitations and without site restrictions.

    There are two standards of pathogen reduction. These standards are classified as Class A or Class B. The standard of classification of biosolids as Class A or Class B is based on pathogen levels in the treated biosolids. Biosolids which meet the Class A standards for pathogen reduction and certain standards for reduction of attraction to vectors and meet the lower pollutant levels of the Exceptional Quality biosolids may be applied to a site (which does not require a permit for disposal) without the need for further monitoring under EPA regulations. However, biosolids which do not meet the Exceptional Quality standards, but which otherwise meet the Class A or Class B standards of pathogen reduction and other less strict standards for pollutant control and vector attraction, may only be applied to sites which have obtained governmental permits for such deposit, and further, are subject to continuous monitoring and detailed record keeping with respect to the monitoring of the site, including the limitation of crop growing and grazing on such sites for specified periods of time after land application of the biosolids, and the continued monitoring of record keeping for the disposal site.

    Class A pathogen reduction and vector attraction reduction requires treating sludge to meet certain levels for indicator bacteria (such as fecal coliform or salmonella). To meet the Exceptional Quality standard, sludge must be treated with one of several alternative methods. These methods include heat disinfection, alkaline stabilization, specialized laboratory testing and composting. Sludge which meets the Exceptional Quality standard does not impose ongoing site management restrictions.

    The N-Viro Process, including the mixing of alkaline products (CKD or lime) with dewatered sludge, with the effect of a heating and pasteurization process, and the windrowing (turning of material for air drying) and drying of the mixture creates a form of treated sludge, the N-Viro Soil, which the Company believes meets the EPA Exceptional Quality requirements.

    In January, 1988, N-Viro Energy received correspondence from the EPA to the effect that the EPA's Pathogen Equivalency Committee had received materials provided to the EPA by N-Viro Energy requesting the existing Process to Further Reduce Pathogens (PFRP) equivalency determination with respect to the N-Viro Process. The EPA advised N-Viro Energy that such committee found the Alternative #2 process to be equivalent to a PFRP under the existing EPA regulations. The committee also found that an alternative process, when conducted in temperatures above the mean of 5 degrees C for the first seven (7) days of treatment, was considered equivalent to a PFRP under the then existing EPA regulations. However, the committee further stated until sufficient data was presented to the committee that demonstrated that such process was effective in temperatures below those described above, such process did not qualify as equivalent to a PFRP. The Company does not actively market such alternative process and does not currently intend to market this alternative in the foreseeable future. Although this finding was made under the former EPA regulations, which have subsequently been modified under the recently published 40 CFR 503 regulations, the Company believes that, assuming the use of the N-Viro Process with biosolids and alkaline admixtures which do not exceed permitted pollutant control levels, such processes continue to meet the standards of the current EPA regulations. However, since the EPA has not specifically tested the N-Viro Process under the standards imposed by the current 40 CFR 503 regulations, there can be no assurances that biosolids treated using the N-Viro Process will satisfy the Exceptional Quality standard.

    CERCLA imposes strict, joint and several liability upon owners and operators of facilities where a release of hazardous substances has occurred, upon parties who generated hazardous substances that were released at such facilities and upon parties who arranged for the transportation of hazardous substances to such facilities. The Company believes that the N-Viro Process poses little risk of releasing hazardous substances into the environment which could result in liability under CERCLA. Although the biosolids and alkaline waste products may contain hazardous substances (as defined under CERCLA), the Company has developed plans to manage the risk of CERCLA liability, including training of operators, regular testing of the biosolids and the alkaline admixtures to be used in the N-Viro Process and alternative treatment methods and reviewing incineration and other permits held by the entities from whom alkaline admixtures are obtained.

    The Company currently maintains environmental impairment liability insurance in the amount of $6,000,000. The Company could be materially adversely affected by a claim that is only partially covered by liability insurance.

    In February, 1993, the EPA reported that 42 states have regulations or guidelines covering the land application of biosolids which set either a maximum allowable concentration or maximum pollutant loading rate for at least one pollutant and 41 states have set restrictions on the growing of crops on soil to which such biosolids have been applied. These state regulations typically require an N-Viro facility to obtain a permit for the sale of N-Viro Soil for agricultural use, and may require a site-specific permit by the user of N-Viro Soil. In addition, in some jurisdictions, state and/or local authorities have imposed permit requirements for, or have prohibited, the land application or agricultural use of biosolid products, including Exceptional Quality biosolids product permits. There can be no assurance that any such permits will be issued or that any further attempts to require permits for, or to prohibit, the land application or agricultural use of biosolid products will not be successful.

    In addition, many states enforce landfilling restrictions for nonhazardous biosolids. Although states have not set maximum pollutant concentrations for biosolids that are landfilled, the EPA reported in February, 1993 that 31 states have some site restrictions or other management practices governing landfills. These regulations typically require a permit to sell or use biosolid products as landfill cover material. There can be no assurances that N-Viro facilities or landfill operators will be able to obtain required permits.

MARKETABLE END PRODUCTS

    The N-Viro Process provides the benefit of recycling otherwise perceived as valueless and undesirable waste products, such as sludge and by-product alkaline materials, into N-Viro Soil. This end product may be marketed as soil conditioners or topsoil substitutes and for landfill cover materials. The N-Viro Process has been marketed and licensed by N-Viro International in the United States and on an international basis. However, the Company has generated nominal revenues from the sale of N-Viro Soil.

    The Company must receive a general permit from a governmental agency which provides approval for the applicable treatment of the biosolids to the Exceptional Quality standards under EPA regulations in order to produce N-Viro Soil or any other Exceptional Quality biosolid on a particular landsite. Biosolids which meet the Exceptional Quality standards may be applied outside of a permitted site, whereas biosolids which do not meet the EPA Exceptional Quality standards may only be applied to specifically permitted disposal or application sites. The Company believes that N-Viro Soil, produced according to the N-Viro Process specifications, meets the EPA's Exceptional Quality standards, and has a potentially larger market for its beneficial use than the non-Exceptional Quality biosolids which are subject to more stringent regulations of disposal, monitoring and record keeping. For the Company to be able to market the product using the N-Viro Soil name, the product must meet N-Viro Energy's specifications for the N-Viro Process. However, the Company has generated nominal revenues from sales of N-Viro Soil products. There can be no assurances that the Company will be able to generate significant revenues from the marketing of the N-Viro Process.

    The Company currently operates a facility on a 40 acre site in Hockley, Texas which utilizes the N-Viro Process and other ancillary treatment processes. CDR has received a permit for a processing site permit from the State of Texas, which will allow the Company to market N-Viro Soil and other Exceptional Quality biosolids to customers for use, without restriction, as end products such as soil conditioners, topsoil substitutes and for landfill cover materials. The Company currently stores the finished N-Viro Soil at its treatment facility in Hockley, Texas. There can be no assurances that there will be a market for the N-Viro Soil product. Further, there can be assurances that any other states in the Territories will issue permits to allow the marketing of the N-Viro Soil in such Territories.

    N-Viro International currently has obtained product liability insurance for N-Viro Soil in the amount $5,000,000. This insurance coverage provides coverage for property damage and injuries to persons arising out of N-Viro Soil produced by N-Viro facilities operating throughout the world. Although the Company is insured under this policy with respect to N-Viro Soil, the Company does not currently carry its own product liability insurance. There can be no assurances that N-Viro International will continue to carry such coverage or that the Company will be able to obtain its own product liability insurance coverage with respect to the N-Viro Soil.

    The Company also markets wood waste by-products on a wholesale basis to poultry growers and building materials manufacturers through the operations of Organi-Gro.

MARKETING

    The Company markets its services by soliciting prospective customers, attending trade shows, obtaining referrals and competitive bidding on potential contracts. The Company's primary marketing and process promotion targets for the treatment of biosolids, including municipal sludge, poultry and wood wastes, are: (i) government personnel (municipal, county and state); (ii) POTW operators, landfill operators; (iii) politicians; (iv) consulting engineers and construction contractors; (v) equipment and building products manufacturers and distributors; (vi) the agricultural and horticultural industry; (vii) transportation service companies; and (viii) the public.

    The Company provides services, through the operations of CDR, for the treatment of biosolids, including the transportation of municipal sludge, and providing monitoring and assistance services in compliance with governmental regulatory provisions. The Company primarily markets methods of biosolids processing and beneficial use for customers who prefer to use processing methods which may produce non-Exceptional Quality biosolids, particularly because the Company's business operations are located in states where there exists significant amounts of open land for land application.

    The Company also provides services, through the operations of Organi-Gro, for the treatment of wood and poultry waste products and the marketing of waste by-products. Organi-Gro primarily markets wood-based by-products for resale to poultry growers and building materials manufacturers.

    The Company provides services related to the N-Viro Process in the states of Arkansas, Louisiana and Texas and continues to market the N-Viro Process in the Territories. The Company also shares a royalty based on the volume of biosolids processed in the Territories with N-Viro International and the Company's sublicensees. However, the Company has generated nominal revenues through sales of the N-Viro Process as of June 30, 1996. There can be no assurances that the Company will generate significant revenues from the marketing of the N-Viro Process.

BONDING REQUIREMENTS

    Commercial, federal, state and municipal projects, often require contractors to post both performance and payment bonds at the execution of a contract. Performance bonds guarantee that the project will be completed and payment bonds guarantee that vendors will be paid for equipment and other purchases. Contractors without adequate bonding may be ineligible to bid or negotiate on many projects. The Company has frequently been required to obtain such bonds and it should be assumed that the Company will continue to be required to obtain such bonds in the future, particularly with government contracts. The Company obtains required bonds on a case-by-case basis, as needed, and has experienced problems in obtaining necessary bonds for large projects. As of October 15, 1996, the Company had a bonding capacity of approximately $10,000,000, with $1,050,000 being utilized as of such date, which management believes is sufficient to meet bonding needs for the foreseeable future. However, the Company could experience such difficulties in the future if the total amount of the bonds then outstanding against the Company exceeds the limits imposed by bonding companies based on the financial condition of the Company at the time. Bonds typically cost between 1 and 3 percent of the cost of a project. To date, no payments have been made by any bonding company for bonds issued for the Company.

COMPETITION

    The Company provides a variety of services relating to the treatment of biosolid waste materials, including municipal sludges and wood and poultry wastes. The Company is in direct and indirect competition with other businesses, some of which are larger, more firmly established and have greater capital resources. Many of these competitors provide aspects of the services provided by the Company, and a few competitors provide a broader number of services. These companies market processes which may meet or exceed the Exceptional Quality standards utilized in the N-Viro Process.

    Since November, 1992, the Company has engaged in a business plan of the acquisition of privately held companies which provide varieties and alternative methods for the treatment and processing of biosolids, including the acquisitions of Pima Gro, CDR, Thone Brothers, Organi-Gro and Childers Brothers. This business plan has enabled the Company to offer alternative treatment methods to the N-Viro Process and to diversify the Company's services to
prospective customers.   There can be no assurances that the Company will be
able to achieve and maintain a competitive position.

    Management of the Company believes that the full range of treatment services provided by the Company provides a competitive advantage over other entities which offer a lesser variety of services.

    The Company's biosolids waste treatment division competes principally through offering quality services at competitive prices. These methods are enhanced by the Company's ownership of facilities and trucks and equipment utilized in the delivery of the Company's services, which allow the Company to maintain costs and quality controls over its services.

    Although the Company has generated nominal revenues from the marketing of the Company's licensing and agency rights to the N-Viro Process and by providing treatment services related to the N-Viro Process through CDR, management of the Company believes that the N-Viro Process has advantages to existing and potential competitive processes for management of biosolids. The Company believes that the N-Viro Process offers several advantages over other treatment methods of biosolids, such as lower construction and operating costs for an N-Viro facility, and N-Viro Soil, which the Company believes is an Exceptional Quality biosolid product with multiple uses. Nevertheless, other processes may meet with greater marketing success than the N-Viro Process. In addition, many municipalities and other potential licensees may have already made significant capital expenditures to implement competing processes and may be unwilling to abandon such projects. However, the Company has had limited success from the marketing of the N-Viro Process. There can be no assurances whether any competing treatment process will be more or less successful than the N-Viro Process or any alternative treatment methods offered by the Company. Further, the development of new technologies, cost reductions or improvements in existing technologies, may make the Company's N-Viro Process non-competitive or obsolete.

PATENTS AND TRADEMARKS

    The Company makes use of its trade secrets or "know-how" developed in the course of its experience in the marketing of the Company's services.

    In connection with the Company's agency distributorship and license agreements with N-Viro International, the Company has obtained the rights to market and use N-Viro International's current and future trade secrets, technical processes and information and know-how related to the N-Viro Technology, including certain United States patents and processes relating to the N-Viro Technology owned by N-Viro International, and the rights to use the trademark "N-Viro A.A.," in the licensed territories.

    There can be no assurances as to the range or degree of protection any patent or registration which may be licensed by the Company will afford, that such patents or registrations will provide any competitive advantages for the Company, or that others will not obtain patents or registrations similar to any patents or registrations licensed by the Company. There can be no assurances that any current or future patents or registrations licensed by the Company will not be challenged by third parties, invalidated, rendered unenforceable or designed around, or that the Company's competitors will not independently develop technologies which are substantially equivalent or superior to the technologies licensed by the Company and which do not infringe patents or proprietary rights of the Company.

    To the extent that the Company relies upon trade secrets, unpatented know-how and the development of improvements in establishing and maintaining a competitive advantage in the market for the Company's services, there can be no assurances that such proprietary technology will remain a trade secret or that others will not develop substantially equivalent or superior technologies to compete with the Company's services.

EMPLOYEES

    As of October 21, 1996, the Company had approximately 138 full-time employees, including 52 employees in the Company's Texas offices and 86 in the Company's Arkansas offices. These employees include two (2) executive officers and one (1) non-executive officer, five (5) operations managers, two (2) environmental specialists, fourteen (14) maintenance personnel, forty-seven (47) drivers, nine (9) general operations employees, sixteen (16) clerical/support staff members, thirty-seven (37) agricultural field crew employees, and five (5) sales members. The Company intends to hire additional personnel as the development of the Company's business makes such action appropriate. The loss of the services of key employees could have a material adverse effect on the Company's business. Since there is intense competition for qualified personnel knowledgeable of the Company's industry, no assurances can be given that the Company will be successful in retaining and recruiting needed personnel.

    The Company's employees are not represented by a labor union or covered by a collective bargaining agreement, and the Company believes it has good relations with its employees. The Company provides its employees with certain benefits, including health insurance.

PROPERTIES

    The Company currently leases approximately 3,700 square feet of office space located at 16000 Stuebner Airline, Suite 420, Spring, Texas 77379. This facility serves as the Company's principal place of business. The Company pays approximately $3,100 per month on a lease expiring in January, 2001. The Company also leases additional facilities on a 430 acre site in Hockley, Texas under a five (5) year lease with a current monthly rental payment of $5,000.

    The Company owns a 35 acre farm in Maysville, Arkansas with a 130,000 square foot composting facility for the processing of biosolids. The Maysville site is subject to a note secured by a deed of trust in the amount of approximately $1,000,000 held by an unaffiliated third party, with the underlying loan personally guaranteed by Don Thone. The Company also owns two
(2) acres of land in Russellville, Arkansas with a 4,200 square foot office building which serves as the Company's Arkansas division facilities. The Company also owns eighty (80) acres of land in Dardenelle, Arkansas on which the Company has approximately 144,000 gallons of storage facilities for biosolids.

    The Company owns an eleven (11) acre property located in Clarksville, Arkansas which serves as a wood shaving mill facility. The Company also leases a three (3) acre property in Clarksville, Arkansas, on which the Company has a 3,500 square foot warehouse building. The lease on this property expires in July, 2000, and the Company pays rent of $300 per month on the property.

    The Company owns a seven (7) acre property in Russellville, Arkansas which serves as the corporate headquarters for Organi-Gro. The property has a 4,000 square foot office facility, a 10,000 square foot 8-bay truck stop and mechanic shop and a 5,000 square foot warehouse used for the storage of poultry bedding products.

    The Company leases a five (5) acre property in Ozark, Arkansas, at an annual rent of $2,400, which lease expires in July, 1997. The Company also owns an eight (8) acre property in Huntsville, Arkansas, a three and one-half acre property in Neosho, Missouri and a ten (10) acre property in Tonitown, Arkansas, and leases a one acre property in Baxter Springs, Kansas. Each of these properties is primarily used for the storage and distribution of poultry bedding products.

    The Company also leases a 5,600 square foot facility in Redlands, California as a corporate office for the operations of Pima Gro. The Company pays a monthly rent of $2,800 on the lease which expires in February, 2000. The Company also leases additional facilities which are used as truck maintenance yards in California, Arizona and Maryland in connection with the operations of Pima Gro.

LEGAL PROCEEDINGS

    On January 5, 1996, GFL Ultra Fund, Ltd. ("Ultra"), GFL Advantage Fund, Ltd. ("Advantage") and Genesee Service Corporation ("Service") (collectively, "Plaintiffs") filed an action against the Company in the United States District Court for the Western District of Washington. On May 1, 1996, the action was transferred to the United States District Court for the Southern District of Texas (Case No. H-96-1458). On or about September 13, 1996, Plaintiffs filed a Third Amended Complaint ("Complaint") for Securities Fraud, Violations of State Securities Act, Breach of Contract, Negligent Misrepresentation, Constructive Trust, Civil Conspiracy and Tortious Interference with a Contract and/or Business Relationship against the Company and an unaffiliated corporate entity and its principal. The Complaint seeks damages on behalf of Ultra in an unspecified amount, representing the amount Ultra allegedly lost as a result of its investment with the Company, and damages as prescribed by State Securities Acts. It also seeks consequential damages in the unspecified amount on behalf of Ultra and Service, and damages on behalf of Service for tortious interference. The Complaint seeks the sum of $600,000, together with interest thereon and proceeds therefrom, on behalf of Advantage. It also seeks costs, including attorneys' fees.

    On or about July 19, 1994, the Company and Ultra entered into a Subscription Agreement ("Subscription Agreement"), whereby Ultra agreed to pay the Company $2,400,000 for 2 units of the Company's securities, each unit consisting of 223,776 shares of the Company's common stock and a convertible promissory note in the principal amount of $900,000, bearing interest at the rate of 9.5% per annum and convertible into shares of common stock on the terms and conditions set forth therein. Ultra delivered the first payment of $1,200,000 to the Company on or about July 19, 1994, and the Company issued to Ultra a first convertible promissory note in the amount of $900,000 ("First Note") and 223,776 shares of its common stock pursuant to the exemption provided by Regulation S to the Securities Act. Ultra delivered the second payment of $1,200,000 to the Company on or about August 11, 1994, and the Company issued to Ultra a second convertible promissory note in the amount of $900,000 ("Second Note") and 223,776 shares of its common stock pursuant to the exemption provided by Regulation S to the Securities Act. These transactions were entered into with Ultra based upon its representations that it was not a U.S. Person under Regulation S and the Company's belief that the transactions were exempt from registration under the Securities Act pursuant to Regulation S based upon said representations. The same is true as to Ultra's conversion of portions of these notes into common stock of the Company prior to December, 1995. However, the Company then received information that U.S. Persons claim to be investors in Ultra and that Ultra may be a U.S. Person under Regulation S and not qualified under the exemption. Based thereon, the Company has refused to issue Ultra unrestricted certificates for the shares of the Company's common stock which have been issued to Ultra as a result of its conversion of portions of said notes since December, 1995, and, as a result thereof, this proceeding was instituted. On or about January 8, 1996, the Company delivered to Ultra a check in the amount of approximately $1,276,000 as full and final payment of the balance due on the First and Second Notes, together with accrued interest thereon. The damages sought by Ultra allegedly result from the Company's placing on the converted shares the restrictive legend which impairs Ultra's ability to market the shares.

    It is the Company's position that in or about July, 1995, Ultra agreed to loan the Company the additional sum of $600,000 in exchange for a promissory note in said amount and 540,000 (pre-reverse stock split) common stock purchase warrants exercisable into shares of the Company's common stock. The Company contends that pursuant thereto, Ultra delivered the $600,000 on or about July 28, 1995, and the Company issued to Ultra a promissory note ("Third Note") in the amount of $600,000, and a warrant certificate for the warrants. The Complaint alleges that the $600,000 delivered to the Company belonged to Advantage, not Ultra, and was an unauthorized transfer. The Complaint seeks to impose a constructive trust upon said funds and to obtain the return thereof, including interest and any proceeds therefrom. The Company does not dispute the obligation to repay these funds, but contends that said repayment of the principal amount is not due until January 31, 1997, pursuant to the terms of the Third Note. On or about February 2, 1996, Genesee International Inc., as fund manager for Ultra, gave the Company notice of default and made demand on the Company for payment of the quarterly interest installment due on the Third Note on January 31, 1996. The Company believes this is completely inconsistent with the allegations of the Complaint and confirms its position with respect to the Third Note. The Company made payment of the January 31, 1996 quarterly interest installment within the cure period in accordance with the Third Note.

    The Company denies any liability in connection with these transactions, other than the obligation to repay the $600,000 loan, together with interest thereon, pursuant to the terms of the Third Note. On or about October 8, 1996, the Company filed an answer and counterclaim, denying liability as set forth above, and raising affirmative defenses. The counterclaim seeks damages in an unspecified amount against Ultra for violation of the Securities Exchange Act and fraud. It also seeks declaratory relief against Ultra for a finding that the Company has made payment of the First and Second Notes in full, that its obligations pursuant to the First and Second Notes and the Subscription Agreement have been fully performed and that the First and Second Notes be declared canceled. Finally, it seeks declaratory relief against Ultra and Advantage for a finding that the Third Note was issued in consideration of the $600,000 loan, that the Company has performed all of its obligations pursuant thereto and that the principal balance, plus accrued interest thereon, is not due and payable until January 31, 1997, pursuant to the terms of the Third Note. The Company intends to vigorously pursue defense of this action and prosecution of its counterclaims if a settlement cannot be reached. There can be no assurances as to the resolution of this matter.

    On October 11, 1995, Sabino Cortez and Roy Lister, the former owners of the Agkone technology, who sold their interests in the Agkone technology in connection with the Company's acquisition of Agkone in April, 1994, filed an action against the Company in the District Court of Erath County, Texas. The plaintiffs have asserted claims against the Company for damages alleged to have been sustained following the completion of the acquisition, including, but not limited to the alleged failure of the Company to issue certificates for shares in connection with the transaction and to comply with certain provisions of the letter of intent between the parties executed prior to the completion of the transactions. Management believes that the Company has valid defenses to all of these claims and intends to defend this action vigorously. However, there can be no assurances as to the resolution of this matter.

    Except as set forth above, the Company knows of no material legal actions, pending or threatened, or judgments entered against the Company or any officer or director of the Company in his capacity as such.

                                      MANAGEMENT

    The directors of the Company currently have terms which will end at the next annual meeting of the stockholders of the Company or until their successors are elected and qualified, subject to their prior death, resignation or removal. Officers serve at the discretion of the Board of Directors. There are no family relationships among any of the Company's directors and executive officers.

    The following table sets forth certain information concerning the members of the Board of Directors and the current executive officers of the Company:


    NAME                    POSITION                                 AGE
    ----                    --------                                 ---

    Don L. Thone            Director and Chief                       49
                            Executive Officer

    Daniel L. Shook     Director, Chief Financial Officer,
                        Secretary and Vice President of Finance      43

    Irwin I. Gelbart        Director                                 59

    Tony D. Childers        Director                                 47


    DON L. THONE has been a director of the Company since July, 1993 and Chief Executive Officer of the Company since January, 1994. He was the President of the Company's Organi-Gro subsidiary from July, 1993 until November 30, 1994. Mr. Thone was a co-owner of Organi-Gro since its inception in 1990 until its acquisition by the Company as well as co-owner and president of Thone Brothers from 1984 until its acquisition by the Company and merger into CDR. In addition, from 1983 to 1990, he served as owner and manager of River Valley Propane, Inc. Mr. Thone received his Masters of Education in 1975 from Northeastern State University and a Bachelor's of Science from Arkansas Tech University in 1970. From 1985 to 1989, he served on the Arkansas Liquified Gas Board by appointment of then Governor Bill Clinton.

    DANIEL L. SHOOK has been a director and the Chief Financial Officer and Vice President of Finance of the Company since March, 1996 and Secretary of the Company since October 8, 1996. Mr. Shook served as the Vice President-Finance and Chief Financial Officer of U.S. Zinc Corp, a multi-state manufacturer from December, 1994 until January, 1996. He served as the Vice President-Finance, Chief Financial Officer and Treasurer of Gundle Environmental Systems, Inc., a public company which manufactured and installed HDPE liners at sanitary and hazardous landfills, from 1986 to December, 1994. Mr. Shook received a BBA degree in accounting from Ferris State University in 1977 and has been a certified public accountant since 1980.

    IRWIN I. GELBART has been a director of the Company since December, 1991. Mr. Gelbart currently serves as Vice President of Fed Met Stainless & Alloys Corporation, a distributor of flat rolled stainless steel products, and a subsidiary of Federal Industries, a publicly traded company based in Mississauga, Canada. From 1991 to November, 1994, Mr. Gelbart served as Vice President/General Manager of Samuel Stainless Rolled Products division of Samuel-Whittar, Inc., distributors and a service center for flat rolled steel products, which division is responsible for the distribution and purchasing of stainless flat rolled products in the domestic and international markets. From 1987 to 1991, he served as General Manager of ELG Haniel Trading Corporation, a distributor of flat rolled steel products in Inwood, New York. From 1966 to 1987, he founded and has served as President of GSI Trading Corporation (New
York) and Stainless International, Inc. (Pennsylvania), during which he developed an international and domestic marketing network for stainless steel and carbon steel flat rolled products. From 1975 to the present, he founded and has served as a director of

Dai Ichi Metal Co., Ltd., Hong Kong, which distributes flat rolled steel products to the People's Republic of China. Mr. Gelbart received a Bachelor's Degree in International Economics from the Baruch School of Business (New York) in 1965.

    TONY D. CHILDERS has been a director of the Company since November 30, 1994. Mr. Childers was the owner of Childers Brothers since its inception in 1979 until its acquisition by the Company in October, 1994. Mr. Childers was also a director and principal stockholder of Hodges, Thompson and Zeiler prior to their acquisition by the Company in October, 1994.

                                   COMPENSATION OF
                           EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information concerning compensation of certain of the Company's executive officers, including the Company's Chief Executive Officer and all executive officers whose total annual salary and bonus exceeded $100,000, for the years ended December 31, 1995, 1994 and 1993:

                                                         Summary Compensation Table


---------------------------------------------------------------------------------------------------------------------------------
                                        Annual Compensation                     Long Term Compensation
                                ----------------------------------       ----------------------------------
                                                                             Awards         Payouts
---------------------------------------------------------------------------------------------------------------------------------

Name                                                                       Restricted      Securities
principal                                                 Other annual     stock          underlying    LTIP       All other
position             Year       Salary          Bonus     compensation     award(s)       Options/SARs  payouts    compensation
                                                                ($)            ($)       (#)              ($)          ($)
---------------------------------------------------------------------------------------------------------------------------------
Don L. Thone1        1995      $128,846          0               0              0        246,296            0          0
                     1994      $ 99,692          0               0              0              0            0          0

Tony D. Childers     1995      $100,000          0               0              0              0            0          0





---------------------------------

    1.  Mr. Thone was named as the Company's Chief Executive Officer in
January, 1994. He has been a director of the Company since July, 1993 and was the President of the Company's Organi-Gro, Inc. subsidiary from July, 1993 until November 30, 1994.

OPTION/SAR GRANTS TABLE

    The following table sets forth certain information concerning grants of stock options to certain of the Company's executive officers, including the Company's Chief Executive Officer and all executive officers whose total annual salary and bonus exceeded $100,000, for the year ended December 31, 1995:

                                                                              Potential
                                                                              Realizable Value at
                                                                              Assumed Annual
                                                                              Rates of Stock Price
                                                                              Appreciation
                Individual Grants                                             For Option Term1
------------------------------------------------------------------------------------------------------------------------------------
                    Number of         % of
                    Securities        Total
                    Underlying        Options/
                    Options/          SARs            Exercise
                    SARs              Granted to      or Base
                    Granted           Employees       Price         Expiration
Name                (#)               in Fiscal Year  ($/Share)        Date       5% ($)            10%($)
------------------------------------------------------------------------------------------------------------------------------------
Don L. Thone 2       245,900          92%             $2.00 3       5/19/00      $105,737       $228,687
                         396          4               $10.80        5/19/00             0              0





--------------------------

    1. This chart assumes a market price of $2.00 for the Common Stock with respect to determining the "potential realizable value" of the shares of Common Stock underlying the options described in the chart, and gives effect to any reduction for the payment of the exercise price for such option. Further, the chart assumes the annual compounding of such assumed market price over the relevant periods, without giving effect to commissions or other costs or expenses relating to potential sales of such securities.

    2.  Mr. Thone was named as the Company's Chief Executive Officer in
January, 1994. He has been a director of the Company since July, 1993 and was the President of the Company's Organi-Gro, Inc. subsidiary from July, 1993 until November 30, 1994.

    3. The exercise price of these options was reduced from $10.80 to $2.00 per share in March, 1996. See "Certain Relationships and Related Transactions."

    4.  Less than 1%.

EMPLOYMENT AGREEMENTS

    As of May 26, 1995, and as amended as of June 10, 1996, the Company entered into a five (5) year employment agreement with Don L. Thone, pursuant to which the Company has agreed to pay Mr. Thone an annual base salary of $150,000, plus other benefits. The Company also granted options to Mr. Thone to purchase up to 246,296 shares of Common Stock in connection with his employment agreement, 179,629 of which are currently vested. As of January 29, 1996, the Company entered into a five (5) year employment agreement with Daniel Shook, pursuant to which the Company has agreed to pay Mr. Shook an annual base salary of $125,000, plus other benefits. The Company also granted options to Mr. Shook to purchase up to 125,000 shares of Common Stock in connection with his employment agreement, 41,666 of which are currently vested. As of October 1, 1994, Organi-Gro entered a five (5) year employment agreement with Tony D. Childers, pursuant to which Organi-Gro has agreed to pay Mr. Childers an annual base salary of $100,000, plus other benefits. These employees will also be entitled to participate in stock option and bonus plans which may be adopted by the Company for officers and directors of the Company and its subsidiaries. In the event of their involuntary termination other than for cause or certain other circumstances, they will be entitled to receive the unpaid balance of their salary for the remaining term of the agreement.

RESTATED STOCK OPTION PLAN

    As of March 7, 1996, the Company's Board of Directors approved an Amended and Restated 1993 Stock Option Plan (the "Restated Stock Option"), which was approved by the stockholders of the Company as of June 28, 1996.

    The Company has reserved for issuance thereunder an aggregate of 540,000 shares of Common Stock. The Restated Stock Option Plan provides for the grant to employees of the Company of incentive stock options within the meaning of
Section 422 of the Code, and for the grant to employees and consultants of nonstatutory stock options.

    The Restated Stock Option limits the number of shares that can be granted to any one individual in any fiscal year to 125,000 shares.

    A description of the Restated Stock Option Plan is set forth below. The description is intended to be a summary of the material provisions of the Restated Stock Option Plan and does not purport to be complete.

    GENERAL. The general purposes of the Restated Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and to promote the success of the Company's business. It is intended that these purposes will be effected through the granting of stock options, which may be either "incentive stock options" as defined in Section 422 of the Code, or nonstatutory stock options.

    The Restated Stock Option Plan provides that options may be granted to the employees (including officers and directors who are employees) and consultants of the Company, or of any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. An employee or consultant who has been granted an option may, if otherwise eligible, be granted additional options.

    The Company has granted options to purchase 9,167 shares of Common Stock under the Restated Stock Option Plan. Of the 9,167 options granted as of the date of this Prospectus, 7,244 options have vested as of such date, and the remaining 1,923 options may vest subject to certain schedules.

    These options have been previously granted by the Board of Directors at exercise prices which the Company believes to have been determined at the fair market value of the Company's Common Stock as of the date of grant, and are to be granted pursuant to the Restated Stock Option Plan.

    ADMINISTRATION OF AND ELIGIBILITY UNDER RESTATED STOCK OPTION PLAN. The Restated Stock Option Plan, as adopted, provides for the issuance of options to purchase shares of Common Stock to officers, directors, employees, independent contractors and consultants of the Company and its subsidiaries as an incentive to remain in the employ of or to provide services to the Company and its subsidiaries. The Restated Stock Option Plan authorizes the issuance of incentive stock options ("ISOs"), non-qualified stock options ("NSOs") and stock appreciation rights ("SARs") to be granted by a committee (the "Committee") to be established by the Board of Directors to administer the Restated Stock Option Plan, which will consist of at least two outside directors of the Company.

    Subject to the terms and conditions of the Restated Stock Option Plan, the Committee will have the sole authority to determine: (a)the persons ("optionees") to whom options to purchase shares of Common Stock and SARs will be granted, (b) the number of options and SARs to be granted to each such optionee, (c) the price to be paid for each share of Common Stock upon the exercise of each option, (d) the period within which each option and SAR will be exercised and any extensions thereof, and (e) the terms and conditions of each such stock option agreement and SAR agreement which may be entered into between the Company and any such optionee.

    All officers, directors and employees of the Company and its subsidiaries and certain consultants and other persons providing significant services to the Company and its subsidiaries will be eligible to receive grants of options and SARs under the Restated Stock Option Plan. However, only employees of the Company and its subsidiaries are eligible to be granted ISOs.

    STOCK OPTION AGREEMENTS. All options granted under the Restated Stock Option Plan will be evidenced by an option agreement or SAR agreement between the Company and the optionee receiving such option or SAR. Provisions of such agreements entered into under the Restated Stock Option Plan need not be identical and may include any term or condition which is not inconsistent with the Restated Stock Option Plan and which the Committee deems appropriate for inclusion.

    INCENTIVE STOCK OPTIONS. Except for ISOs granted to stockholders possessing more than ten percent (10%) of the total combined voting power of all classes of the securities of the Company or its subsidiaries to whom such ownership is attributed on the date of grant ("Ten Percent Stockholders"), the exercise price of each ISO must be at least 100% of the fair market value of the Company's Common Stock as determined on the date of grant. ISOs granted to Ten Percent Stockholders must be at an exercise price of not less than 110% of such fair market value.

    Each ISO must be exercised, if at all, within ten (10) years from the date of grant, but, within five (5) years of the date of grant in the case of ISO's granted to Ten Percent Stockholders.

    An optionee of an ISO may not exercise an ISO granted under the Restated Stock Option Plan so long as such person holds a previously granted and unexercised ISO.

    The aggregate fair market value (determined as of time of the grant of the ISO) of the Common Stock with respect to which the ISOs are exercisable for the first time by the optionee during any calendar year shall not exceed $100,000.

    NON-QUALIFIED STOCK OPTIONS. The exercise price of each NSO will be determined by the Committee on the date of grant. The Company hereby undertakes not to grant any non-qualified stock options under the Restated Stock Option Plan at an exercise price less than 85% of the fair market value of the Common Stock on the date of grant of any non-qualified stock option under the Restated Stock Option Plan.

    The exercise period for each NSO will be determined by the Committee at the time such option is granted, but in no event will such exercise period exceed ten (10) years from the date of grant.

    STOCK APPRECIATION RIGHTS.  Each SAR granted under the Restated Stock
Option Plan will entitle the holder thereof, upon the exercise of the SAR, to receive from the Company, in exchange therefor, an amount equal in value to the excess of the fair market value of the Common Stock on the date of exercise of one share of Common Stock over its fair market value on the date of exercise of one share of Common Stock over its fair market value on the date of grant (or in the case of an SAR granted in connection with an option, the excess of the fair market of one share of Common Stock at the time of exercise over the option exercise price per share under the option to which the SAR relates), multiplied by the number of shares of Common Stock covered by the SAR or the option, or portion thereof, that is surrendered.

    SARs will be exercisable only at the time or times established by the Committee. If an SAR is granted in connection with an option, the SAR will be exercisable only to the extent and on the same conditions that the related option could be exercised. The Committee may withdraw any SAR granted under the Restated Stock Option Plan at any time and may impose any conditions upon the exercise of an SAR or adopt rules and regulations from time to time affecting the rights of holders of SARs.

    TERMINATION OF OPTION AND TRANSFERABILITY. In general, any unexpired options and SARs granted under the Restated Stock Option Plan will terminate:
(a) in the event of death or disability, pursuant to the terms of the option agreement or SAR agreement, but not less than six (6) months or more than twelve
(12) months after the applicable date of such event, (b) in the event of retirement, pursuant to the terms of the option agreement or SAR agreement, but no less that thirty (30) days or more than three (3) months after such retirement date, or (c) in the event of termination of such person other than for death, disability or retirement, until thirty (30) days after the date of such termination. However, the Committee may in its sole discretion accelerate the exercisability of any or all options or SARs upon termination of employment or cessation of services.

    The options and SARs granted under the Restated Stock Option Plan generally will be non-transferable, except by will or the laws of descent and distribution.

    ADJUSTMENTS RESULTING FROM CHANGES IN CAPITALIZATION. The number of shares of Common Stock reserved under the Restated Stock Option Plan and the number and price of shares of Common Stock covered by each outstanding option or SAR under the Restated Stock Option Plan will be proportionately adjusted by the Committee for any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from any stock dividends, split-ups, consolidations, recapitalizations, reorganizations or like event.

    AMENDMENT OR DISCONTINUANCE OF STOCK OPTION PLAN. The Board of Directors has the right to amend, suspend or terminate the Restated Stock Option Plan at any time. Unless sooner terminated by the Board of Directors, the Restated Stock Option Plan will terminate on February 16, 2003, the tenth (10th) anniversary date of the effectiveness of the Restated Stock Option Plan.

COMPENSATION OF DIRECTORS

    The Company currently grants to its directors, options to purchase up to 133 shares of Common Stock for each meeting of the Board of Directors which they attend (up to 1,333 options), and reimburses directors for travel expenses incurred by directors for the benefit of the Company. The Company has obtained directors' and officers' liabilities insurance with a $1,000,000 limit of liability. The policy period expires in March, 1997.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Company's Certificate of Incorporation and Bylaws designate the relative duties and responsibilities of the Company's officers, establish procedures for actions by directors and stockholders and other items. The Company's Certificate of Incorporation and Bylaws also contain extensive indemnification provisions which will permit the Company to indemnify its officers and directors to the maximum extent provided by Delaware law.

    The Company's stockholders have approved a form of indemnification agreement (the "Indemnification Agreements") which provide certain officers, directors, employees and agents ("Indemnitees") of the Company who may enter into Indemnification Agreements with the Company with the maximum indemnification allowed under applicable law. Since the Delaware statute is non-exclusive, it is possible that certain claims beyond the scope of the statute may be indemnifiable. The Indemnification Agreements provide a scheme of indemnification which may be broader than that specifically provided by Delaware law. It has not yet been determined, however, to what extent the indemnification expressly permitted by Delaware law may be expanded, and therefore the scope of indemnification provided by the Indemnification Agreements may be subject to future judicial interpretation.

    The Indemnification Agreements provide that the Company shall indemnify an Indemnitee who is or was a party or is threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative by reason of the fact that the Indemnitee is or was a director, officer, key employee or agent of the Company or any subsidiary of the Company. The Company shall advance all expenses, judgments, fines, penalties and amounts paid in settlement (including taxes imposed on Indemnitee on account of receipt of such payouts) incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding as described above. The Indemnitee shall repay such amounts advanced only if it shall be ultimately determined that he or she is not entitled to be indemnified by the Company. The advances paid to the Indemnitee by the Company shall be delivered within 20 days following a written request by the Indemnitee. Any award of indemnification to an Indemnitee, if not covered by insurance, would come directly from the assets of the Company, thereby affecting a stockholder's investment.

    The Indemnification Agreements set forth a number of procedural and substantive matters which are not addressed or are addressed in less detail in Delaware law, including the following:

    First, in the event an action is instituted by the Indemnitee under the Indemnification Agreements to enforce or interpret any of the terms therein, Indemnitee shall be entitled to be paid all costs and expenses, including reasonable attorneys' fees, incurred by the Indemnitee with respect to such action, unless as a part or such action, a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee were not made in good faith or were frivolous. In the event of an action instituted by or in the name of the Company under the Indemnification Agreements or to enforce or interpret any of the terms therein, the Indemnitee shall be entitled to be paid all costs and expenses, including reasonable attorneys' fees, incurred by the Indemnitee in the defense of such action, unless as a part of such action the court determines that each of the Indemnitee's material defenses to such action were made in bad faith or were frivolous. Delaware law does not set forth any procedure for contesting a corporation's determination of a party's right to indemnification.

    Second, the Indemnification Agreements explicitly provide for partial indemnification of costs and expenses in the event that an Indemnitee is not entitled to full indemnification under the terms of the Indemnification Agreement. Delaware law does not specifically address this issue. Delaware law does, however, provide that to the extent that an Indemnitee has been successful on the merits, he or she shall be entitled to such indemnification.

    Third, in the event the Company shall be obligated to pay the expenses of any proceeding against the Indemnitee, the Company shall be entitled to assume the defense of such proceeding, with counsel approved by the indemnified party, which approval shall not be unreasonably withheld, upon the delivery to the Indemnitee of written notice of its election to do so. The Company shall have the right to conduct such defense as it sees fit in its sole discretion, including the right to settle any claim against Indemnitee without the consent of the Indemnitee.

    Fourth, indemnification provided by the Indemnification Agreements is not exclusive of any rights to which the Indemnitee may be entitled under the Company's Certificate of Incorporation, its Bylaws, any agreement, any vote of stockholders or disinterested directors, Delaware law, or otherwise. The indemnification provided under the Indemnification Agreements continues for any action taken or not taken while serving in an indemnified capacity even though the Indemnitee may have ceased to serve in such capacity at the time of the action, suit or other covered proceeding.

    Finally, the Indemnification Agreements provide for certain exceptions to indemnification which include the following: (a) indemnification for liabilities where the law prohibits indemnification; (b) indemnification or advancement of expenses with respect to proceedings or claims initiated or brought voluntarily by an Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under the Indemnification Agreements or any statute or law or otherwise as required under
Section 145 of the Delaware General Corporation Law; and (c) indemnification for expenses in the payment of profits arising from the purchase and sale by the Indemnitee of securities in violation of Section 16(b) of the Exchange Act or any similar or successor statute.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

    Except as set forth in employment agreements of certain employees of the Company and its subsidiaries, the Company has no compensatory plans or arrangements which relate to the resignation, retirement or any other termination of an executive officer or key employee with the Company or a change in control of the Company or a change in such executive officer's or key employee's responsibilities following a change in control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors has no standing compensation committee or other board committee performing equivalent functions. The following officers and employees of the Company, who are also directors of the Company, participated in deliberations of the Company's Board of Directors concerning executive compensation: Don L. Thone and Daniel L. Shook.

                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    As of February 24, 1995, the Company entered into an agreement with Don R. Couperthwaite, a former officer and director of pursuant to which: (i) the Company agreed to transfer to Mr. Couperthwaite all of the capital stock of the Company's former Agkone subsidiary to Mr. Couperthwaite in exchange for 21,067 shares of Common Stock, (ii) the Company agreed to assign certain land registrations in Texas to Mr. Couperthwaite with respect to the processing of biosolids, to terminate the covenant not to compete in Mr. Couperthwaite's employment agreement, and to release Mr. Couperthwaite's personal guarantees on certain obligations of the Company, and (iii) Mr. Couperthwaite agreed to sell the balance of his 112,266 shares of the Company's Common Stock, subject to certain restrictions.

    On October 25, 1995, Don L. Thone and Tony D. Childers agreed to convert the amounts of $500,000 and $300,000, respectively, owing to them by the Company in connection with the acquisitions of Organi-Gro and Childers Brothers, respectively, into 250,000 and 150,000 shares of Common Stock, respectively, at a conversion price equal to $2.00 per share. The conversion price was based on an amount equal to the per Unit offering price ($12.00) in connection with the Public Offering as divided by the number of shares of Common Stock (6) included in each Unit.

    In March, 1996, the Company completed payment on the obligation to Don L. Thone on the $1,050,000 promissory note issued in connection with the July, 1993 acquisition of Organi-Gro, Inc.

    As of March 30, 1996, the amount of approximately $377,500 of principal, which remains owing to an affiliate of Mr. Childers on the promissory note issued by the Company in connection with the acquisition of Childers Brothers, is secured by certain collateral of CDR and Organi-Gro, including a security interest in certain equipment and accounts receivable relating to the Arkansas operations of such entities and in certain real properties owned by Organi-Gro. The obligation is due and payable on July 1, 1997.

    As of June 30, 1996, the Company had an aggregate of $3,280,989 of debt which is personally guaranteed by stockholders of the Company, of which $300,000 related to notes payable and $2,980,989 related to long-term debt. The Company has agreed to use its best efforts to obtain the release of these personal guarantees.

    In December, 1994, Don L. Thone loaned the Company the amount of $400,000 to pay an obligation of the Company owing to the Adair County Development Authority. The obligation underlying the promissory note accrued interest at the rate of 10% PER ANNUM. The Company repaid this obligation on November 7, 1995 from the proceeds of the Public Offering.

    In 1994 and 1995, the Company paid approximately $77,000 and $253,000, respectively, for fuel and equipment parts sold by Lazy Earl's Truck Plaza, an affiliate of Tony D. Childers.

    On May 19, 1995, the Company issued options to purchase up to 246,296 and 200,000 shares of Common Stock at an exercise price of $10.80 per share to Don
L. Thone and Givigest, respectively. Of these options, the exercise price of 245,900 of the options granted to Mr. Thone and all of the options granted to Givigest was reduced to $2.00 per share in March, 1996. The options were issued to Mr. Thone in connection with the execution of his employment agreement and to Givigest as compensation for consulting services provided to the Company. The shares of Common Stock underlying these options have certain demand and piggyback registration rights. The 246,296 options granted to Mr. Thone were reissued as of August 19, 1996 in connection with the execution of the Amendment No. 1 to Employment Agreement between the Company and Mr. Thone.

    The Company believes that all such transactions with affiliates of the Company have been entered into on terms no less favorable to the Company than could have been obtained from independent third parties. The Company hereby undertakes that any transactions and loans with officers, directors and five percent (5%) or greater stockholders, following the date of this Report, will be on terms no less favorable to the Company than could be obtained from independent third parties and will be approved by a majority of the independent, disinterested directors of the Company.

                          COMPLIANCE WITH SECTION 16 OF THE
                           SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires the Company's directors and executive officers and the holders of more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. Based solely upon a review of such forms, or on written representations form certain reporting persons that no other reports were required for such persons, the Company believes that all reports required pursuant to Section 16(a) with respect to its executive officers, directors and 10% stockholders for the 1995 fiscal year were timely filed.

                                PRINCIPAL STOCKHOLDERS

    The following table reflects, as of the date of this Prospectus, the beneficial Common Stock ownership of: (a) each director of the Company, (b) each executive officer named in the summary compensation table, (c) each person known by the Company to be a beneficial holder of five percent (5%) or more of its Common Stock, and (d) all executive officers and directors of the Company as a group:

NAME AND ADDRESS              NO. OF                 PERCENT #
OF BENEFICIAL OWNER           SHARES   BEFORE OFFERING      AFTER OFFERING*
-------------------           ------   ---------------      ---------------
Don L. Thone 1               496,629         7.60                4.58

Irwin I. Gelbart 2             2,931           3                    3

Tony D. Childers 4           167,000         2.63                1.68

Kennedy Capital
 Management, Inc. 5, 6     2,400,000        37.78               24.12

AT&T Master Pension
 Trust 6                     984,000        15.49                9.89

Daniel L. Shook 7             41,666           3                    3

Andrew Lassack 8             663,800         9.55                6.67

All officers and
directors as a group 9       708,226        10.77                6.96
(4 persons)




___________________________

# Pursuant to the rules of the Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

* Assumes the exercise in full of the 50,000 Underwriters' Unit Purchase Warrants and the 3,300,000 Public Warrants (including the 300,000 Public Warrants which form a part of the 50,000 Underwriters' Units).

1. Includes options to purchase up to 179,629 shares of Common Stock. Does not include an additional 66,667 options, which may vest subject to certain schedules. The address for Mr. Thone is 16000 Stuebner Airline, Suite 420, Spring, Texas 77379. In addition, Mr. Thone has been granted a proxy to vote the 155,000 shares of Common Stock owned by the former stockholders of Pima Gro, and any other shares of Common Stock which may be issued to such persons in connection with the Company's acquisition of Pima Gro, for a period of three (3) years following July 18, 1996, the closing date of the transaction.

2. Includes certain stock options to purchase up to 2,931 shares of Common Stock. Does not include an additional 1,735 options, which may vest subject to certain schedules. The address for Mr. Gelbart is 77 North Village Avenue, Rockville Center, New York 11570.

3.  Less than 1%.

4. The address for Mr. Childers is 3813 South Arkansas Avenue, Russellville, Arkansas 72801.

5. Kennedy Capital Management, Inc., the address of which is 425 North New Ballas Road, Suite 181, St. Louis, Missouri 63141, is the beneficial owner of an aggregate of 1,200,000 shares of Common Stock and 1,200,000 Registered Warrants.

6. As per a Schedule 13G filed by AT&T Master Pension Trust as the named reporting person, dated February 8, 1996, (i) 492,000 shares and 492,000 Registered Warrants are held for the AT&T Master Pension Trust account, with respect to a portion of whose assets Kennedy Capital Management, Inc. acts as investment advisor, and (ii) such securities are held by Northern Trust Co., as trustee of the AT&T Master Pension Trust.

7. Includes certain stock options to purchase up to 41,666 shares of Common Stock. Does not include an additional 83,334 options, which may vest subject to certain schedules. The address for Mr. Shook is 16000 Stuebner Airline, Suite 420, Spring, Texas 77379.

8. As per a Schedule 13D filed by Andrew Lassack, dated September 23, 1996, Mr. Lassack is the beneficial owner of 67,600 shares of Common Stock and Warrants to purchase up to an additional 596,200 shares of Common Stock. The address for Mr. Lassack is 7 St. Cloud Lane, Boca Raton, Florida 33431.

9. Includes certain stock options to purchase up to 224,226 shares of Common Stock. Does not include an additional 151,736 options, which may vest subject to certain schedules.

                              DESCRIPTION OF SECURITIES

GENERAL

    The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.002 per share, and 10,000,000 shares of preferred stock, par value $0.002. As of the date of this Prospectus, there were issued and outstanding 6,352,102 shares of Common Stock and no shares of preferred stock. There were also issued and outstanding warrants to purchase up to 3,052,667 shares of Common Stock and options to purchase up to 713,062 shares of Common Stock.

PUBLIC UNITS

    The Company issued 500,000 Public Units of the Company's securities in connection with Public Offering of the Company's securities completed on October 18, 1995. Each Public Unit consists of six (6) shares of Common Stock and Registered Warrants to purchase up to six (6) additional shares of Common Stock. The Company's Units traded in the NASDAQ Small-Cap Market from October 12, 1995 until on or about March 16, 1996, on which date the Units were delisted from trading in connection with the separation of the Common Stock from the Public Warrants which comprised the Units. See "Description of Securities - Underwriters' Unit Purchase Warrants."

COMMON STOCK

    Holders of the Common Stock are entitled to cast one vote for each share held of record, to receive such dividends as may be declared by the Board of Directors out of legally available funds and to share ratably in any distribution of the Company's assets after payment of all debts and other liabilities, upon liquidation, dissolution or winding up. Holders of the Common Stock do not have preemptive rights or other rights to subscribe for additional shares, and the Common Stock is not subject to redemption. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

    Under Delaware law, each holder of a share of Common Stock is entitled to one vote per share for each matter submitted to the vote of the stockholders, and cumulative voting is allowed for the election of directors, if provided for in the Certificate of Incorporation. The Company's Certificate of Incorporation does not provide for cumulative voting.

PREFERRED STOCK

    The Board of Directors is expressly authorized from time to time to provide for the issuance of shares of preferred stock in one or more series, with such voting powers and with such designations, preferences and other rights and qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution providing for the issue thereof adopted by the Board of Directors. The Board of Directors may issue such preferred stock without stockholder approval, and the voting and conversion rights of such stock potentially could adversely affect the voting power of the holders of Common Stock.

WARRANTS

    PUBLIC WARRANTS. Each Public Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $2.40 per share at any time until October 11, 2000. The right to exercise Public Warrants will terminate at the close of business on October 11, 2000. The Public Warrants contain provisions that protect the Public Warrantholders against dilution by adjustment of the exercise price in certain events, including, but not limited to stock dividends, stock splits, reclassification or mergers. Public Warrantholders will not possess any rights as a stockholder of the Company. Shares of Common Stock, when issued upon the exercise of the Public Warrants in accordance with the terms thereof, will be fully paid and nonassessable.

    Commencing October 12, 1996, the Company may redeem some or all of the Public Warrants at a call price of $0.10 per Public Warrant, upon 30 days' prior written notice if the closing bid quotation of the Common Stock in the NASDAQ Small-Cap Market has equaled or exceeded $3.00 for ten consecutive trading days.

    The Public Warrants may be exercised only if a current prospectus relating to the underlying Common Stock is then in effect and only if the shares are qualified for sale under the securities laws of the state or states in which the purchaser resides. So long as the Public Warrants are outstanding, the Company has undertaken to file all post-effective amendments to the registration statement for the Public Warrants required to be filed under the Securities Act, and to take appropriate action under federal law and the securities laws of those states where the Public Warrants were initially offered to permit the issuance and resale of the Common Stock issuable upon exercise of the Public Warrants. However, there can be no assurance that the Company will be in a position to effect such action, and the failure to do so may cause the exercise of the Public Warrants and the resale or other disposition of the Common Stock issued upon such exercise to become unlawful.

    The Company has agreed with the Representatives that the Company will pay the Representatives a warrant solicitation fee of five percent (5%) of the exercise price of the Public Warrants exercised beginning October 12, 1996, and to the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Securities and Exchange Commission.

    UNDERWRITERS' UNIT PURCHASE WARRANTS. In connection with the Public Offering, the Company sold to the Representatives, for $100, Underwriters' Unit Purchase Warrants to purchase from the Company up to 50,000 Underwriters' Units at an exercise price equal to $16.20 per Underwriters' Unit. The Underwriters' Unit Purchase Warrants are exercisable for a period of four (4) years commencing October 12, 1996, and are not transferable except to the Representatives or members of the underwriting syndicate.

    The Company has granted certain registration rights with respect to the securities underlying the Underwriters' Unit Purchase Warrants. The Underwriters' Unit Purchase Warrants contain anti-dilution provisions providing for adjustment of the number of warrants and exercise price under certain conditions.

    OTHER WARRANTS. The Company also has issued and outstanding, non-callable warrants to purchase 16,667 shares of Common Stock at an exercise price of $90.00 per share, which expire in February, 1998, and 36,000 shares of Common Stock at an exercise price of $7.50 per share, which have certain demand and piggyback registration rights and expire in July, 2000.

OPTIONS

    The Company has issued and outstanding options to purchase 713,062 shares of Common Stock to various employees, officers, directors and consultants of the Company.

    Of the 713,062 options, 685,129 options have an exercise price of $2.00 per share, 13,600 options have an exercise price of $8.25 per share, and 14,333 options have an exercise price of $5.25 per share.

TRANSFER AND WARRANT AGENT

    The transfer and warrant agent for the Company's securities is Intercontinental Registrar & Transfer Agency, Inc., 900 Buchanan Boulevard, Suite One, Boulder City, Nevada 89005, (702) 293-6717.

CERTAIN BUSINESS COMBINATION AND OTHER PROVISIONS OF CERTIFICATE OF
INCORPORATION

    The Company's Certificate of Incorporation includes certain provisions which are intended to protect the Company's stockholders by rendering it more difficult for a person or persons to obtain control of the Company without cooperation of the Company's management. These provisions include certain supermajority requirements for the amendment of the Company's Certificate of Incorporation and Bylaws. Such provisions are often referred to as "anti-takeover" provisions.

    The inclusion of such "anti-takeover" provisions in the Certificate of Incorporation may delay, deter or prevent a takeover of the Company which the stockholders may consider to be in their best interests, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of their securities at above-market prices, or limit the ability of stockholders to remove incumbent directors as readily as the stockholders may consider to be in their best interests.

    BUSINESS COMBINATIONS WITH SUBSTANTIAL STOCKHOLDERS. Delaware law contains a statutory provision which is intended to curb abusive takeovers of Delaware corporations. Section 203 of the Delaware General Corporation Law addresses the problem by preventing certain business combinations of the corporation with interested stockholders within three years after such stockholders become interested. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three (3) years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66-2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

    A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws by action of its stockholders to exempt itself from coverage, provided that such bylaw or certificate of incorporation amendment shall not become effective until twelve
(12) months after the date it is adopted. The Company has not adopted such an amendment to the Certificate of Incorporation.

    SUPERMAJORITY REQUIRED FOR AMENDMENT. In order to insure that the substantive provisions set forth in the Certificate of Incorporation are not circumvented by the amendment of such Certificate of Incorporation pursuant to a vote of a majority of the voting power of the Company's outstanding shares, the Certificate of Incorporation also provides that any amendment, change or repeal of the provisions contained in the Certificate of Incorporation with respect to:
(i) the Company's capitalization, (ii) amendment of the Bylaws, (iii) determination by the Board of the number of directors, (iv) filling Board vacancies, (v) the requirement that stockholder action be taken at an annual or special meeting, (vi) requirements with respect to appraisal rights for stockholders, or (vii) the amendment of the provision imposing such supermajority requirement for amendment of the Certificate of Incorporation, shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of voting stock, including, in any instance where the repeal or amendment is proposed by an interested stockholder or its affiliate or associate, the affirmative vote of a majority of the voting power of all outstanding shares of voting stock held by persons other than such interested stockholder or its affiliates or associates. However, only the affirmative vote of the majority of the voting power of all outstanding shares of voting stock is required if the amendment of any of the foregoing provisions is approved by a majority of the Continuing Directors (as such term is defined in the Certificate of Incorporation).

    The Certificate of Incorporation permits the Board of Directors to adopt, amend or repeal any or all of the Company's bylaws without stockholder action and provide that such bylaws may also be adopted, amended or repealed by its stockholders, but only if approved by holders of 66 2/3% or more of the voting power of all outstanding shares of voting stock, including in any instance in which the alteration is proposed by an interested stockholder or by affiliates or associate of any interested stockholder, the affirmative vote of the holders of at least a majority of voting power of all outstanding shares of voting stock held by persons other than the interested stockholder who proposed such action. However, the only stockholder vote required if the modification is approved by a majority of the continuing directors is the affirmative vote of the majority of the voting power of all outstanding shares of voting stock.

                           SHARES ELIGIBLE FOR FUTURE SALE

    As of the date of this Prospectus, the Company had issued and outstanding 6,352,102 shares of Common Stock. There are currently 5,709,769 shares of Common Stock which are freely tradeable or which are currently eligible for resale under Rule 144 promulgated under the Securities Act. Of the restricted shares, 484,000 shares of Common Stock held by certain of the Company's officers and directors will be subject to certain lock-up agreements with the Representative during the eighteen (18) month period following October 12, 1995. Further, the Company has issued and outstanding options to purchase up to 713,062 shares of Common Stock and warrants to purchase up to 3,052,667 shares of Common Stock. The Company also has issued warrants to the Underwriters which are being registered in connection with this Registration Statement. Additional shares of Common Stock may become eligible for sale in the public market from time to time upon exercise of warrants and stock options.

    Holders of restricted securities must comply with the requirements of Rule 144 in order to sell their shares in the open market. In general, under Rule 144 as currently in effect, any affiliate of the Company and any person (or persons whose sales are aggregated) who has beneficially owned his or her restricted shares for at least two years, may be entitled to sell in the open market within any three-month period in brokerage transactions or to marketmakers a number of shares that does not exceed the greater of: (i) 1% of the then outstanding shares of the Company's Common Stock (63,521 shares as of the date of this Prospectus, and

96,521 shares, assuming the exercise in full of the Warrants), or (ii) the average weekly trading volume reported in the NASDAQ Small-Cap Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirement and availability of current public information about the Company. Nonaffiliates who have held their restricted shares for three years are entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates of the Company for the three months preceding such sale. An aggregate of 540,000 shares of Common Stock will be reserved for issuance to employees of the Company pursuant to the Company's Restated Stock Option Plan.

    The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock or the availability of shares for sale will have on the market price of Common Stock. Nevertheless, sales of significant amounts of Common Stock could adversely affect the prevailing market price of the Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities.

    The Company has agreed not to sell any securities of the Company or to reduce the exercise or conversion price of any currently issued and outstanding options, warrants or other convertible securities of the Company until October 17, 1997, without the consent of the Representative, which consent the Representative has agreed will not be unreasonably withheld.

                                 PLAN OF DISTRIBUTION

    This Offering is made by the Company in connection with the exercise of outstanding: (i) 3,000,000 Registered Warrants to purchase shares of the Company's Common Stock which were previously sold to the public as part of 500,000 Public Units in the Company's Public Offering pursuant to the prospectus dated October 12, 1995, (ii) Underwriters' Unit Purchase Warrants to purchase 50,000 Underwriters' Units of the Company's securities, each Underwriters' Unit consisting of six (6) shares of Common Stock and six (6) Underwriters' Warrants which were issued to the Representatives of the Public Offering in connection with the Public Offering, and (iii) 300,000 Underwriters' Warrants to purchase shares of the Company's Common Stock that are part of the Underwriters' Units.

    There is no minimum number of shares of Common Stock or Underwriters' Units which must be purchased upon the exercise of the Public Warrants or Underwriters' Unit Purchase Warrants, respectively, except that one Public Warrant is required to purchase one share Common Stock and one Underwriters' Unit Purchase Warrant is required to purchase one Underwriters' Unit, and no fractional shares of Common Stock or Underwriters' Units respectively, will be issued. There are no arrangements to escrow any of the funds to be paid in connection with the exercise of the Warrants. All payments made pursuant to the exercise of the Warrants will be made to Synagro Technologies, Inc., 16000 Stuebner Airline, Suite 420, Spring, Texas 77379, Attention: Daniel Shook, Chief Financial Officer, and may be used by the Company immediately upon receipt.

    A registered holder may exercise his or her Warrants by surrendering the certificate representing the Warrants, respectively, together with a Warrant exercise form on the Warrant certificate properly completed and signed with full payment of the exercise price payable to the Company. Warrants may be exercised in whole or in part. If Warrants are exercised in part, a new Warrant certificate will be issued for the remaining number of Warrants. No fractional shares of Common Stock or Underwriters' Units will be issued upon the exercise Public Warrants or Underwriters' Unit Purchase Warrants, respectively. Rather, they will be settled for cash. All payments must be received by the Company prior to the expiration date or the redemption date established by the Company and Warrants not exercised prior to the expiration date shall expire.

    The exercise price of $2.40 per share for each Public Warrant and $16.20 for each Underwriters' Unit Purchase Warrant was arbitrarily determined by the Company in negotiation with the Representatives in the Company's Public Offering and the price bears no relationship to the Company's assets, earnings, book value or to any other established criteria of value. Thus, the exercise prices of the Warrants should not be considered an indication of the actual value of the Company. Therefore, holders of Warrants are subject to an increased risk that the prices of the Company's securities have been arrived at arbitrarily.

    The Company has agreed with the Representatives that the Company will pay the Representatives a warrant solicitation fee of five percent (5%) of the exercise price of the Registered Warrants exercised beginning one year after the effective date of this Registration Statement, and to the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission. Such Registered Warrant solicitation fee will be paid to the Representatives if: (i) the market price of the Common Stock on the date the Registered Warrant is exercised is equal to or greater than the exercise price of the Registered Warrant; (ii) the exercise of the Registered Warrant was solicited by an NASD member firm; (iii) prior specific written approval for exercise is received from the customer if the Warrant is held in a discretionary account; (iv) disclosure of this compensation arrangement is made prior to or upon the exercise of the Registered Warrant; (v) solicitation of the exercise is not in violation of Rule 10b-6 of the Exchange Act; and (vi) solicitation of the exercise is in compliance with NASD notice to Members 81-38. In addition, unless granted an exemption by the Commission from its Rule 10b-6 under the Exchange Act, the Representatives will be prohibited from engaging in any market making activities or solicited brokerage activities with regard to the Company's securities for the period from nine (9) business days prior to any solicitation of the exercise of any Registered Warrant or nine business days prior to the exercise of any Registered Warrant based on prior solicitation until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Representatives may have to receive a fee for the exercise of the Registered Warrants following such solicitation. As a result, the Representatives may be unable to continue to provide a market for the Company's securities during certain periods while the Registered Warrants are exercisable.

                                    LEGAL MATTERS

    Certain matters with respect to the validity of the Securities offered hereby will be passed upon for the Company by Matthias & Berg LLP, 515 South Flower Street, Seventh Floor, Los Angeles, California 90071. Matthias & Berg LLP currently owns 3,000 shares of Common Stock and options to purchase up to 14,333 shares of Common Stock, exercisable at $5.25 per share, which are the subject of a currently effective registration statement on Form S-8.

                                       EXPERTS

    The audited financial statements of the Company as of December 31, 1995 and 1994 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1995, 1994 and 1993, included elsewhere in this Prospectus, have been so included in reliance on the report of Singer Lewak Greenbaum & Goldstein LLP (successors to the practice of Shillan Abrams & Company), independent certified public accountants, given on the authority of such firm as experts in auditing and accounting.

                     SYNAGRO TECHNOLOGIES, INC. AND SUBSIDIARIES
                          CONSOLIDATED FINANCIAL STATEMENTS
                                 FOR THE YEARS ENDED
                           DECEMBER 31, 1995, 1994 AND 1993
                                 AND SIX MONTHS ENDED
                          JUNE 30, 1996 AND 1995 (UNAUDITED)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Board of Directors and Stockholders
Synagro Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Synagro Technologies, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Synagro Technologies, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



Singer Lewak Greenbaum & Goldstein LLP
(SUCCESSORS TO THE PRACTICE OF SHILLAN ABRAMS & COMPANY,
WHO AUDITED THE FINANCIAL STATEMENTS FOR THE YEAR ENDED
DECEMBER 31, 1993)
Los Angeles, California
February 28, 1996

                   Synagro Technologies, Inc. and Subsidiaries
                           CONSOLIDATED BALANCE SHEETS
                         December 31, 1994 and 1995, and
                            June 30, 1996 (Unaudited)



                                                ASSETS


                                                                         December 31,           June 30,
                                                               ----------------------------- -------------
                                                                    1994           1995          1996
                                                               ------------   -------------  -------------
                                                                                              (Unaudited)
Current assets
     Cash (note 2)                                              $   322,062    $ 2,687,624    $   723,641
     Certificates of deposit (note 8)                                            1,015,743      1,542,272
     Restricted cash, current portion (note 9)                       75,000         80,000         80,000
     Accounts receivable, net of allowance for
       doubtful accounts of $36,622, $217,724 and
       $217,724 (notes 8 and 9)                                   2,229,494      1,723,937      2,048,198
     Notes receivable                                                                             621,150
     Inventory (notes 3, 8 and 9)                                   908,600        448,977        450,729
     Prepaid expenses and other current assets                      343,244        725,849        435,315
                                                             --------------   -------------  -------------
          Total current assets                                    3,878,400      6,682,130      5,901,305

Property, machinery and equipment, net
  (notes 4, 8, 9 or 10)                                          10,422,881      7,348,081      6,889,326

Other assets
     Agency rights, net of accumulated amortization
       of $89,583, $126,875 and $145,520 (note 5)                 1,215,617      1,178,325      1,159,680
     Investment in partnership (note 6)                           1,200,000
     Investment in Pan-American N-Viro, Inc. (note 7)               776,034
     Cost in excess of fair value of net assets acquired,
       net of accumulated amortization of $355,861,
       $581,956 and $697,995                                      5,112,538      4,059,599      3,943,560
     Restricted cash, long-term portion (note 9)                    161,432        260,257        297,014
     Machinery and equipment held for sale
       (note 15)                                                                   605,000
     Other                                                          387,212         78,994         73,041
                                                             --------------   -------------  -------------
                                                               $ 23,154,114   $ 20,212,386   $ 18,263,926
                                                             --------------   -------------  -------------
                                                             --------------   -------------  -------------


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                   Synagro Technologies, Inc. and Subsidiaries
                           CONSOLIDATED BALANCE SHEETS
                         December 31, 1994 and 1995, and
                            June 30, 1996 (Unaudited)



                                                LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                         December 31,          June 30,
                                                               ----------------------------- -------------
                                                                  1994            1995           1996
                                                               ------------   -------------  -------------
                                                                                              (Unaudited)
Current liabilities
     Current portion of long-term debt (note 9)                 $ 1,022,611    $ 2,024,408    $ 1,880,902
     Notes payable (note 8)                                         589,252        220,069        380,166
     Current portion of notes payable - related
       parties (note 10)                                            456,250        489,952        125,000
     Accounts payable and accrued expenses                        2,260,806      1,872,145        932,107
     Advances from officers/stockholders                             19,261
     Accrued interest                                               197,694        186,118        154,019
                                                             --------------   -------------  -------------
          Total current liabilities                               4,545,874      4,792,692      3,472,194

Long-term debt (note 9)                                           6,137,946      4,429,291      3,303,890
Long-term notes payable - related parties (note 10)               2,258,476         18,750
Commitments and contingencies (notes 5, 11 and 17)

Stockholders' equity (notes 12, 13 and 17)
     Preferred stock:  $.002 par value, authorized
       10,000,000 shares, none issued and outstanding
     Common stock: $.002 par value, authorized
       100,000,000 shares, issued and outstanding
       1,957,449, 6,052,757 and 6,197,101                             3,915         12,106         12,395
     Additional paid-in capital                                  16,855,772     22,160,585     22,350,290
     Accumulated deficit                                         (6,647,869)   (11,201,038)   (10,874,843)
                                                             --------------   -------------  -------------

          Total stockholders' equity                             10,211,818     10,971,653     11,487,842
                                                             --------------   -------------  -------------

                                                               $ 23,154,114   $ 20,212,386   $ 18,263,926
                                                             --------------   -------------  -------------
                                                             --------------   -------------  -------------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                   Synagro Technologies, Inc. and Subsidiaries
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            For the years ended December 31, 1993, 1994 and 1995, and
               six months ended June 30, 1995 and 1996 (Unaudited)



                                                                                                                Six Months Ended
                                                                   Years Ended December 31,                       June 30,
                                                        ---------------------------------------------     -------------------------
                                                              1993            1994           1995          1995           1996
                                                        --------------   -------------  -------------     ----------    -----------
                                                                                                                 (Unaudited)
Net sales                                                  $ 9,481,893   $ 13,197,261   $ 17,976,049    $ 8,989,624    $ 8,491,413
Cost of goods sold                                           7,345,764     10,695,468     15,117,950      7,182,774      6,801,919
                                                        --------------   -------------  -------------     ----------    -----------
Gross profit                                                 2,136,129      2,501,793      2,858,099      1,806,850      1,689,494

Selling, general and administrative
  expenses                                                   3,393,280      3,328,052      3,588,221      1,653,261      1,303,962
Amortization of cost in excess of
  fair value of net assets acquired                            197,623        348,633        246,376        123,189        116,039
                                                        --------------   -------------  -------------     ----------    ----------
Income (loss) from operations                               (1,454,774)    (1,174,892)      (976,498)        30,400        269,493
                                                        --------------   -------------  -------------     ----------    ----------
Other income (expense)
     Other income                                               31,394        131,444        120,780         30,848         95,702
     Interest                                                 (575,984)      (626,172)      (937,586)      (477,154)      (287,454)
     Financing costs                                                          (32,042)      (381,118)
     Gain on disposal of fixed assets                                                                                      248,454
     Write-off of fixed assets (note 15)                                                  (1,381,991)
     Write-off of cost in excess of fair
        value of net assets acquired (note 15)                             (2,424,294)      (286,000)
     Write-down of investment in partner-
       ship (note 6)                                                         (685,573)
     Legal (settlement) recovery (note 14)                                   (191,000)        65,278        119,028
     Equity in loss from investment in
       Pan-American N-Viro, Inc. (note 7)                                     (59,266)      (776,034)       (54,293)
                                                        --------------   -------------  -------------     ----------    -----------
                                                              (544,590)    (3,886,903)    (3,576,671)      (381,571)        56,702
                                                        --------------   -------------  -------------     ----------    -----------
Income (loss) before benefit for                            (1,999,364)    (5,061,795)    (4,553,169)      (351,171)       326,195
     income taxes

Benefit for income taxes (note 13)                                            897,000
                                                        --------------   -------------  -------------     ----------    ----------
Net income (loss)                                         $ (1,999,364)  $ (4,164,795)  $ (4,553,169)    $ (351,171)   $   326,195
                                                        --------------   -------------  -------------     ----------    ----------
                                                        --------------   -------------  -------------     ----------    -----------
Net income (loss) per share                                     $(1.27)        $(2.19)        $(1.59)        $(0.18)   $      0.05
                                                        --------------   -------------  -------------     ----------    -----------
                                                        --------------   -------------  -------------     ----------    -----------
Weighted average common shares
  outstanding                                                1,577,136      1,902,497      2,864,195      1,983,726      6,193,912
                                                        --------------   -------------  -------------     ----------    -----------
                                                        --------------   -------------  -------------     ----------    -----------


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                   Synagro Technologies, Inc. and Subsidiaries
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
            For the years ended December 31, 1993, 1994 and 1995, and
                   six months ended June 30, 1996 (Unaudited)





                                                             Common Stock                   Additional
                                                        ------------------------------      Paid-In        Accumulated
                                                            Shares           Amount         Capital            Deficit    Total
                                                        --------------   -------------  -------------     ----------    ----------
Balance, December 31, 1992                                   1,183,636         $2,367     $3,502,436      $(483,710)    $3,021,093

Sale of common stock (note 12)                                  53,333            107        439,893                       440,000
Exercise of warrants (note 12)                                 396,000            792      3,563,208                     3,564,000
Offering costs                                                                              (803,556)                     (803,556)
Exercise of options                                                667              1         19,999                        20,000
Shares issued for acquisitions                                 127,083            254      2,998,184                     2,998,438
Conversion of convertible
  promissory note payable (note 12)                             34,878             70      1,307,858                     1,307,928
Conversion of other debt                                         1,768              4        106,088                       106,092
Net loss                                                                                                 (1,999,364)    (1,999,364)
                                                        --------------   -------------  -------------     ----------    ----------

Balance, December 31, 1993                                   1,797,365          3,595     11,134,110     (2,483,074)     8,654,631

Sale of common stock (note 12)                                 126,410            253      5,669,847                     5,670,100
Offering costs                                                   9,657             19       (415,438)                     (415,419)
Shares issued for acquisitions                                  23,283             47        454,391                       454,438
Shares issued for equipment                                        717              1         12,362                        12,363
Exercise of options                                                 17                           500                           500
Net loss                                                                                                 (4,164,795)    (4,164,795)
                                                        --------------   -------------  -------------     ----------    ----------
Balance, December 31, 1994                                   1,957,449          3,915     16,855,772     (6,647,869)    10,211,818

Sale of common stock (note 12)                               3,000,000          6,000      5,994,000                     6,000,000
Conversion of long-term
  debt (note 9)                                                715,709          1,431      1,468,527                     1,469,958
Conversion of long-term
  debt-related parties (note 10)                               400,000            800        799,200                       800,000
Offering costs                                                  12,867             26     (1,382,928)                   (1,382,902)
Exercise of options                                             18,999             38        121,676                       121,714
Shares issued for services                                       8,800             18         29,216                        29,234
Shares repurchased in legal
  settlement (note 14)                                         (20,000)           (40)      (500,960)                     (501,000)
Repurchase of shares                                            (1,067)            (2)       (23,998)                      (24,000)
Shares exchanged for investment
  (note 6)                                                     (40,000)           (80)    (1,199,920)                   (1,200,000)
Net loss                                                                                                 (4,553,169)    (4,553,169)
                                                        --------------   -------------  -------------     ----------    ----------
Balance, December 31, 1995                                   6,052,757         12,106     22,160,585    (11,201,038)    10,971,653

Conversion of long-term debt
  (note 9) (unaudited)                                         144,344            289        189,711                       190,000
Adjustment to common stock (unaudited)                                             (6)                                          (6)
Net income (unaudited)                                                                                      326,195        326,195
                                                        --------------   -------------  -------------     ----------    ----------
Balance, June 30, 1996
  (unaudited)                                                6,197,101        $12,395    $22,350,290   $(10,874,843)   $11,487,842
                                                        --------------   -------------  -------------     ----------    ----------
                                                        --------------   -------------  -------------     ----------    ----------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                   Synagro Technologies, Inc. and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
            For the years ended December 31, 1993, 1994 and 1995, and
               six months ended June 30, 1995 and 1996 (unaudited)



                                                                              December 31,
                                                             ---------------------------------------------
                                                                 1993             1994           1995
                                                             --------------   -------------  -------------
Cash flows from operating activities:
     Net income (loss)                                          $(1,999,364)   $(4,164,795)   $(4,553,169)
     Adjustments to reconcile net income (loss) to net cash
       provided by (used in) operating activities
          Depreciation                                              929,800      1,319,544      1,681,616
          Amortization                                              303,454        476,321        505,295
          Deferred income taxes                                                   (897,000)
          Equity in loss in Pan-American N-Viro, Inc.                               59,266        776,034
          Write-off of cost in excess of fair value of net
            assets acquired                                                      2,424,294        286,000
          Write-down of investment in partnership                                  685,573
          Write-down on property, machinery and equipment                                       1,381,991
          Loss (gain) on sale of machinery and equipment             19,700        (19,196)        (5,597)
          Stock issued for payment of interest and services          57,928                        64,196
          Conversion of accrued interest into note payable                          64,726         33,533
          Payment of notes receivable by services provided
          Legal settlement (recovery)                                              191,000       (119,028)
          (Increase) decrease in:
             Accounts receivable                                    (68,387)      (446,296)       505,557
            Inventory                                               (81,407)      (117,500)       459,623
            Prepaid expenses and other current assets                29,157       (158,573)      (362,655)
            Other assets                                           (107,840)        80,900
            Payments for deferred financing cost                                  (209,000)      (106,042)
          Increase (decrease) in:
            Accounts payable and accrued expenses                    63,511        298,785       (197,709)
            Accrued interest                                        173,096        (10,666)       (11,576)
            Income taxes payable                                   (121,114)       (15,055)
                                                             --------------   -------------  -------------
Net cash provided by (used in) operating activities                (801,466)      (437,672)       338,069

Cash flows from investing activities:
     Purchase of businesses, net of cash acquired                   (20,221)      (409,337)
     Purchase of machinery and equipment                           (554,451)    (1,086,356)    (1,224,110)
     Proceeds from sale of machinery and equipment                   90,315        171,600        559,033
     Distributions from partnership investment                      114,427
     Net purchases of certificates of deposits                                     (43,000)    (1,015,743)
     Payments on due from officer/stockholder                        75,721
     Other                                                          (41,720)         4,775
                                                             --------------   -------------  -------------
Net cash used in investing activities                              (335,929)    (1,362,318)    (1,680,820)

Cash flows from financing activities:
     Proceeds from notes payable                                  1,546,245        901,299        752,000
     Payments on notes payable                                     (932,022)    (1,579,363)    (1,471,183)
     Proceeds from long-term debt                                   289,428      2,573,143      2,786,284
     Payments on long-term debt                                  (1,885,663)    (6,059,098)    (3,147,655)
     Payments on advances from officer/stockholder                  (25,232)       (63,722)       (19,261)
     Decrease (increase) in restricted cash                          61,973         68,760       (103,825)
     Deferred offering costs                                                      (128,663)       128,663
     Sale of common stock                                         4,024,000      5,670,600      6,121,714
     Purchase of common stock                                                                     (24,000)
     Offering costs                                                (956,600)      (415,419)    (1,314,424)
                                                             --------------   -------------  -------------

Net cash provided by (used in) financing activities               2,122,129        967,537      3,708,313
                                                             --------------   -------------  -------------
Net (decrease) increase in cash                                     984,734       (832,453)     2,365,562

Cash, beginning of period                                           169,781      1,154,515        322,062
                                                             --------------   -------------  -------------
Cash, end of period                                             $ 1,154,515    $   322,062   $  2,687,624
                                                             --------------   -------------  -------------
                                                             --------------   -------------  -------------





                                                                            June 30,
                                                                   -----------------------
                                                                       1995        1996
                                                                  ----------    ----------
Cash flows from operating activities:                                    (Unaudited)
     Net income (loss)                                            $(351,171)      $326,195
     Adjustments to reconcile net income (loss) to net cash
       provided by (used in) operating activities
          Depreciation                                              854,131        799,049
          Amortization                                             199,638         134,685
          Deferred income taxes
          Equity in loss in Pan-American N-Viro, Inc.                54,293
          Write-off of cost in excess of fair value of net
            assets acquired
          Write-down of investment in partnership
          Write-down on property, machinery and equipment
          Loss (gain) on sale of machinery and equipment              5,004       (248,454)
          Stock issued for payment of interest and services          26,799
          Conversion of accrued interest into note payable           33,533
          Payment of notes receivable by services provided                          88,800
          Legal settlement (recovery)                              (119,028)
          (Increase) decrease in:
             Accounts receivable                                     85,518       (324,261)
            Inventory                                                93,420         (1,752)
            Prepaid expenses and other current assets                63,229        248,659
            Other assets
            Payments for deferred financing cost                   (104,999)
          Increase (decrease) in:
            Accounts payable and accrued expenses                  (328,718)      (940,037)
            Accrued interest                                         43,118        (32,099)
            Income taxes payable
                                                                  ----------    -----------
Net cash provided by (used in) operating activities                 554,767         50,785

Cash flows from investing activities:
     Purchase of businesses, net of cash acquired
     Purchase of machinery and equipment                           (920,567)      (577,686)
     Proceeds from sale of machinery and equipment                  368,916        443,491
     Distributions from partnership investment
     Net purchases of certificates of deposits                                    (526,529)
     Payments on due from officer/stockholder
     Other                                                          (33,715)       (14,768)
                                                                  ----------    -----------
Net cash used in investing activities                              (585,366)      (675,492)

Cash flows from financing activities:
     Proceeds from notes payable                                    402,000        780,007
     Payments on notes payable                                     (166,083)      (619,910)
     Proceeds from long-term debt                                 2,066,284        700,000
     Payments on long-term debt                                  (1,847,487)    (2,162,610)
     Payments on advances from officer/stockholder                  (11,217)
     Decrease (increase) in restricted cash                        (118,934)       (36,757)
     Deferred offering costs                                       (147,929)
     Sale of common stock                                            86,717             (6)
     Purchase of common stock                                       (24,000)
     Offering costs                                                 (10,000)
                                                                  ----------    -----------

Net cash provided by (used in) financing activities                 229,351     (1,339,276)
                                                                 ----------      ----------
Net (decrease) increase in cash                                     198,752     (1,963,983)

Cash, beginning of period                                           322,062      2,687,624
                                                                  ----------     ----------
Cash, end of period                                              $  520,814    $   723,641
                                                                  ----------    -----------
                                                                  ----------    -----------



   The accompanying notes are an integral part of these Financial Statements.

                   Synagro Technologies, Inc. and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
            For the years ended December 31, 1993, 1994 and 1995, and
             the six months ended June 30, 1995 and 1996 (unaudited)
                                   (Continued)



                                                 Supplemental Cash Flow Information

                                         Year Ended December 31,                      June 30,
                              ----------------------------------------    --------------------------
                                   1993          1994           1995           1995            1996
                               -----------    ---------      ---------     ----------       ---------
                                                                                     (Unaudited)
Interest paid                  $ 344,960      $ 572,112      $ 880,668      $ 392,005      $ 304,819

Taxes paid                        96,927              0              0              0              0


                   Non Cash Investing and Financing Activities

The Company has purchased all of the common stock of various entities. The assets acquired and liabilities assumed were as follows:

    Fair value of assets
       acquired                  $ 10,635,715              $ 5,905,452
    Liabilities assumed            (6,126,431)              (4,129,177)
    Promissory notes payable       (1,490,625)                (912,500)
    Common stock issued            (2,998,438)                (454,438)
                                 ------------              -----------
    Net cash paid (received)     $     20,221              $   409,337
                                 ------------              -----------
                                 ------------              -----------

In 1993, $105,312 of machinery and equipment was acquired through capital lease obligations.

In 1993, a convertible promissory note in the amount of $1,250,000 and accrued interest of $57,928 was converted into 34,878 shares of common stock.

In 1994, $107,908 of machinery and equipment was acquired through capital lease obligations.

In 1994, $1,039,223 of machinery and equipment was acquired by assuming debt in the amount of $1,053,053, receiving miscellaneous net assets of $34,413 and issuing 717 shares of common stock valued at $12,363.

In 1995, $1,050,000 of debentures and $34,961 of accrued interest were converted into 404,273 shares of common stock.

In 1995, $384,997 of long-term debt was converted to 311,436 shares of common stock.

In 1995, $800,000 of long-term debt to related parties was converted to 400,000 shares of common stock.

In 1995, the Company completed its exchange of $1,200,000 of investment in partnership for 40,000 shares of common stock based on an agreement entered into in August 1994.

In 1995, the Company transferred 100% of the stock in its Agkone, Inc. Subsidiary in exchange for 20,000 shares of common stock, valued at $501,000.

In 1996, $190,000 of debentures were converted to 144,344 shares of common stock (unaudited).


   The accompanying notes are an integral part of these Financial Statements.

                   Synagro Technologies, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            For the years ended December 31, 1993, 1994 and 1995, and
                     six months ended June 30, 1995 and 1996
                (Information with respect to the six months ended
                      June 30, 1995 and 1996 is unaudited)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND LINE OF BUSINESS
    The Company was incorporated in Nevada on May 9, 1986. The Company is engaged in the biosolids management business. The Company does this through beneficial reuse of organic materials, transportation, and monitoring of biosolids, and the marketing of end products from the treatment of such materials. In addition, the Company is engaged in the production, sales and transportation of poultry bedding products. The Company also owns the agency rights to the "N-Viro Process" in the Southwestern United States (Texas, Louisiana, Arkansas, Oklahoma, New Mexico and Arizona). The "N-Viro Process" is a process to convert biological organic waste into marketable products. The Company's concentration of customers are in the states of Texas and Arkansas.

    ESTIMATES
    In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    UNAUDITED INTERIM FINANCIAL STATEMENTS
    The accompanying financial statements of the Company for the six-month periods ended June 30, 1995 and 1996 are unaudited, but, in the opinion of management, reflect the adjustments all of which are of a normal recurring nature, necessary for a fair presentation of such financial statements in accordance with generally accepted accounting principles. The results of operations for an interim period are not necessarily indicative of results for a full year.

    ACQUISITIONS
    In 1994, the Company purchased all of the common stock of Agkone, Inc. (Agkone), and all of the assets and related liabilities of Border Farms, Inc. (Border), Childers Brothers Trucking, Inc. (Childers) and Hodges Heavy Duty Truck Parts and Services, Inc. (Hodges). Agkone and Border are engaged in the biosolids management business. Childers is engaged in the production, sales and transportation of poultry bedding products. Hodges is engaged in the business of repairing trucks and selling truck parts. The aggregate purchase price was $1,963,438, consisting of $338,500 in cash, $109,000 in direct acquisition costs, $1,061,500 in notes payable and 23,283 shares of the Company's common stock, valued at $454,438. The excess of the total acquisition cost over the fair value of the net assets acquired in the amount of $2,062,985 is being amortized on the straight-line basis over 20 years.

    In 1993, the Company purchased five companies in Texas and Arkansas which were engaged in the biosolids management business. The aggregate purchase price was $4,846,072, consisting of $357,009 in cash, $1,490,625 in notes payable and 127,083 shares of the Company's common stock valued at $2,998,438. The excess of the total acquisition cost over the fair value of the net assets acquired in the amount of $4,713,967 is being amortized on the straight-line basis over 20 years.

                   Synagro Technologies, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            For the years ended December 31, 1993, 1994 and 1995, and
                     six months ended June 30, 1995 and 1996
                (Information with respect to the six months ended
                      June 30, 1995 and 1996 is unaudited)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    All of the acquisitions have been accounted for using the purchase method of accounting. The operations of the acquired companies are included in the accompanying financial statements from the date of acquisition.

    Proforma consolidated sales for 1994 and 1993, assuming that the purchase of the above companies had occurred on January 1, 1993 is $18,847,000 and $17,937,000, respectively. Proforma consolidated net loss or net loss per share for 1994 and 1993, assuming that the purchases of the above companies occurred on January 1, 1993 has not been presented because the proforma results are not materially different than the historical reported results for the same periods.

    PRINCIPLES OF CONSOLIDATION
    The consolidated financial statements include the accounts of the Company and its wholly-owned Subsidiaries. All material intercompany accounts and transactions have been eliminated.

    CASH EQUIVALENTS
    For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

    INVENTORY
    Inventory, which consists of composted materials, wood shavings and truck parts is stated at the lower of cost or market, cost generally being determined on a first-in, first-out basis.

    PROPERTY, MACHINERY AND EQUIPMENT
    Property, machinery and equipment is stated at cost. Depreciation is being provided on straight-line and accelerated methods over the estimated useful lives of 5 to 31 years.

    Expenditures for maintenance and repairs are charged to operations as incurred, while renewals and betterments are capitalized.

    AGENCY RIGHTS
    Agency rights are stated at cost and are amortized over 35 years as determined by the length of the agency agreement.

    EQUITY INVESTMENTS
    The unconsolidated investment in which the Company has a 50% interest was carried at cost, adjusted for the Company's proportionate share of the undistributed earnings or losses.

    EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED
    The excess of cost over the fair value of net assets acquired (goodwill) is being amortized by the straight-line method over 20 years.

                   Synagro Technologies, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            For the years ended December 31, 1993, 1994 and 1995, and
                     six months ended June 30, 1995 and 1996
                (Information with respect to the six months ended
                      June 30, 1995 and 1996 is unaudited)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    On an ongoing basis, management reviews the valuation and amortization of goodwill. As part of this review, the Company estimates the value and future benefits of the net income generated by the related subsidiaries to determine that no impairment has occurred.

    INCOME TAXES
    The Company uses the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standard, No. 109, "Accounting for Income Taxes."

    Deferred income tax assets result from temporary differences when certain amounts are deducted for financial statements purposes and when they are deducted for income tax purposes. The deferred income tax liability results from the difference in recorded values for acquisitions between financial statement purposes and income tax purposes.

    NET LOSS PER SHARE
    Net loss per share is based on the weighted average number of common and common equivalent shares outstanding during each period. The shares to be issued upon the exercise of outstanding stock options and warrants are not included as common stock equivalents as they are anti-dilutive.

    FUTURE EFFECT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT
    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF (SFAS 121). SFAS 121 requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of that loss would be based on the fair value of the asset. SFAS 121 also generally requires long-lived assets and certain identifiable intangibles to be disposed of to be reported at the lower of carrying amount or of the fair value less cost to sell. SFAS 121 is effective for the Company's 1996 fiscal year end. The Company has made no assessment of the potential impact of adopting SFAS 121 at this time.

    RECLASSIFICATIONS
    Certain reclassifications have been made to the 1994 financial statements to conform with the 1995 presentation.

NOTE 2 - CASH

    The Company maintains cash balances at several financial institutions located in Houston, Texas and Russellville, Arkansas. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances aggregated to $2,221,782 at December 31, 1995. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

                   Synagro Technologies, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            For the years ended December 31, 1993, 1994 and 1995, and
                     six months ended June 30, 1995 and 1996
                (Information with respect to the six months ended
                      June 30, 1995 and 1996 is unaudited)


NOTE 3 - INVENTORY

    Inventory consists of the following:


                                                             December 31,
                                                     -------------------------      June 30,
                                                          1994           1995          1996
                                                     ------------   ------------    -----------
                                                                                    (Unaudited)
     Composted material                               $   308,484
     Wood shavings                                        148,007    $    49,775    $    90,666
     Truck parts                                          452,109        399,202        360,063
                                                     ------------   ------------    -----------
                                                      $   908,600   $    448,977    $   450,729
                                                     ------------   ------------    -----------
                                                     ------------   ------------    -----------

NOTE 4 - PROPERTY, MACHINERY AND EQUIPMENT
     Property, machinery and equipment consists of the following:


                                                              December 31,
                                                     -------------------------        June 30,
                                                          1994           1995           1996
                                                     ------------   ------------    -----------
                                                                                    (Unaudited)
     Land                                              $  459,097    $   367,356    $   593,740
     Buildings                                          2,048,595      1,900,698      1,903,433
     Machinery and equipment                            9,769,577      8,179,039      8,035,646
     Office furniture and equipment                       149,403        165,139        219,673
     Land improvements                                     25,337         25,337         25,340
     Leasehold improvements                                72,085         34,945         34,946
     Construction in process                              138,769         61,401        112,531
                                                     ------------   ------------    -----------
                                                       12,662,863     10,733,915     10,925,309

     Less accumulated depreciation and amortization     2,239,982      3,385,834      4,035,983
                                                     ------------   ------------    -----------
                                                     $ 10,422,881   $  7,348,081    $ 6,889,326
                                                     ------------   ------------    -----------
                                                     ------------   ------------    -----------

NOTE 5 - AGENCY RIGHTS

     The Company owns the exclusive agency rights to market the "N-Viro Process" in the Southwestern United States.

     The Company acts as the agent to collect all of the fees from any licensees and to pay N-Viro International any amounts not payable to the Company as compensation pursuant to the agency and license agreements.

                   Synagro Technologies, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            For the years ended December 31, 1993, 1994 and 1995, and
                     six months ended June 30, 1995 and 1996
                (Information with respect to the six months ended
                      June 30, 1995 and 1996 is unaudited)


NOTE 5 - AGENCY RIGHTS (continued)

     In connection with the agency agreement with N-Viro International for the rights in the Southwestern United States, the Company is entitled to receive 50% of all license fees up to $10,000, 75% of all license fees in excess of $10,000, and 50% of all royalties payable to N-Viro International pursuant to such license agreement. In addition, the Company has a license to use the "N-Viro Process". The Company will be required to pay N-Viro International 10% of total sales less direct transportation costs. The agreement requires a minimum quarterly payment of $5,000 from all fees payable under this agreement increasing by 25% per year until 1998, when no minimum payment is required. The agreement is through December 1997 and will automatically renew for two-year periods for up to fifteen periods, unless terminated by the Company.

NOTE 6 - INVESTMENT IN PARTNERSHIP

     In 1992, the Company acquired a five-percent limited partnership interest in N-Viro Energy Systems, Ltd. The partnership invests in N-Viro International, the exclusive worldwide licensor for the "N-Viro Process".

     In 1994, the Company determined that a permanent impairment had occurred in the value of the limited partnership interest and, accordingly, an allowance of $685,573 has been established and a corresponding amount has been charged to operations. The amount of the write-down was determined based on an August 1994 agreement to sell its investment in the limited partnership interest in exchange for shares of the Company's common stock valued at the average closing bid price for the 30-day periods before and after the date of the agreement. In 1995, the agreement was consummated, resulting in the exchange of the Company's investment in the Limited Partnership for 40,000 shares of the Company's common stock, valued at $1,200,000.

NOTE 7 - EQUITY INVESTMENT

     In 1994, the Company entered into a 50%/50% partnership agreement with N-Viro International pursuant to which the Company agreed to transfer the Company's rights for the Central and South America "N-Viro Process" license agreement to Pan-American N-Viro, Inc. ("Pan-American"). The corporation was formed by the parties for the purpose of marketing the N-Viro Technology in the South and Central American and Caribbean territories. N-Viro International contributed $150,000 in cash and its marketing and technical expertise to Pan-American.

     At December 31, 1995, the Company determined that its partnership interest in Pan-American had suffered permanent impairment due to the inability of the partnership to successfully market the N-Viro process, continued losses since the inception of the partnership, and the need for additional funding which neither partner is expected to contribute. Accordingly, the remaining investment of $662,254 was charged to operations.

                   Synagro Technologies, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            For the years ended December 31, 1993, 1994 and 1995, and
                     six months ended June 30, 1995 and 1996
                (Information with respect to the six months ended
                      June 30, 1995 and 1996 is unaudited)


NOTE 8 - NOTES PAYABLE

          Notes payable consist of the following:


                                                             December 31,             June 30,
                                                     --------------------------
                                                         1994           1995            1996
                                                     ------------   ------------    -----------
                                                                                    (Unaudited)
          Notes payable - bank (A)                   $    195,510   $    220,069    $    60,771
          Bank lines of credit (B)                        321,242
          Bank line of credit (C)                                                       300,000
          Other                                            72,000                        19,395
                                                     ------------   ------------    -----------
                                                     $    589,252   $    220,069    $   380,166
                                                     ------------   ------------    -----------
                                                     ------------   ------------    -----------

          (A) The notes payable - bank are collateralized by certificates of deposit, accounts receivable, inventory, and certain equipment. The notes have interest of variable rates of prime plus 1% and fixed rates of 9.75% per annum.

          (B) Bank lines of credit and revolving notes with fixed interest rates currently ranging from 9.0% to 10.0% per annum and variable rates at prime. The notes were repaid in 1995.

          (C)  The bank line of credit is payable at 7.25% per annum
               (unaudited).

     At December 31, 1995 and June 30, 1996, $127,569 and $300,000,
     respectively, of notes payable has been personally guaranteed by certain officers/stockholders of the Company.

NOTE 9 - LONG-TERM DEBT

     Long-term debt consists of the following:


                                                              December 31,
                                                     ----------------------------    June 30,
                                                         1994             1995          1996
                                                     ------------   ------------    -----------
                                                                                    (Unaudited)

          Notes payable - bank (A)                    $   688,613    $   151,670    $   106,183
          Equipment contracts payable (B)               1,651,162      1,414,979      1,087,031
          Capitalized lease obligations (C)               272,186        114,574         18,942
          Promissory note payable (D)                     350,000        300,000        300,000
          Economic development revenue bonds (E)        1,185,000      1,110,000      1,110,000
          Promissory notes payable (F)                    844,201      1,113,267      1,048,664
          Convertible promissory notes payable (G)      1,800,000      1,415,001
          Notes payable - bank (H)                        279,000        216,129        201,087
          Promissory note payable (I)                                    600,000        600,000
          Promissory note payable (J)                                                   200,000
          Bank line of credit (K)                                                       500,000
          Other                                            90,395         18,079         12,885
                                                     ------------   ------------    -----------
                                                        7,160,557      6,453,699      5,184,792
          Current portion                               1,022,611      2,024,408      1,880,902
                                                     ------------   ------------    -----------
          Long-term portion                          $  6,137,946   $  4,429,291    $ 3,303,890
                                                     ------------   ------------    -----------
                                                     ------------   ------------    -----------

                   Synagro Technologies, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            For the years ended December 31, 1993, 1994 and 1995, and
                     six months ended June 30, 1995 and 1996
                (Information with respect to the six months ended
                      June 30, 1995 and 1996 is unaudited)


NOTE 9 - LONG-TERM DEBT (continued)

          (A) The notes payable - bank are collateralized by applicable equipment. The notes are currently due in aggregate monthly payments of $8,088, including interest at rates ranging from 8.0% to 10.25% per annum.

          (B) The equipment contracts payable are collateralized by applicable equipment. The equipment contracts are currently payable in aggregate monthly installments of $50,271, including interest at rates ranging from 8% to 13.3% per annum.

          (C) The capitalized lease obligations are collateralized by applicable equipment (note 4). The capitalized lease obligations are currently payable in aggregate monthly installments of $8,457, including interest at rates ranging from 7.4% to 19.4% per annum.

          (D) The promissory note payable is due June 2002. Interest only is payable annually at 4% per annum. The note is secured by equipment, accounts receivable, inventory and equipment.

          (E) The economic development revenue bonds have annual maturities of $80,000 in 1996 increasing to $150,000 by 2005. Interest was payable at 6.7% per annum in 1995, increasing to 7.3% by 2005. Monthly payments are required to be deposited into restricted cash accounts from which the annual principal and semi-annual interest are paid. The bonds are secured by certain real estate in Arkansas.

          (F) The promissory notes payable are secured by real estate. The notes are payable in aggregate monthly installments of $18,343, including interest at 8% to 10.25% per annum.

          (G) The convertible promissory notes are due in July 1997. Interest is payable quarterly at 9.5% per annum. The note is convertible at the option of the note holder into common stock. The conversion rate is the average of 65% of the closing market price, defined as the mean of the closing bid and asking price of the Company's stock for the period prior to conversion. In January 1996, $190,000 of these notes were converted to 144,344 shares of the Company's common stock and the remaining $1,225,001 of the notes were repaid in cash. Those portions paid off with the proceeds of current debt have been classified as current portion of long-term debt.

          (H) The notes payable - bank is collateralized by accounts receivable, inventory and certain tangible assets, furniture and equipment. The note is payable in monthly payments of $4,530, including interest at prime plus .25% per annum.

          (I) The promissory note is due January 1997. Interest only is payable at 9.5% per annum. In February 1996, the lender gave the Company notice of default but has not taken any action to collect the note. This note is classified as current in the accompanying balance sheet.

                   Synagro Technologies, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            For the years ended December 31, 1993, 1994 and 1995, and
                     six months ended June 30, 1995 and 1996
                (Information with respect to the six months ended
                      June 30, 1995 and 1996 is unaudited)


NOTE 9 - LONG-TERM DEBT (continued)

          (J) The promissory note is due November 2008 and is collateralized by real estate. The note is payable in semi annual payments of $14,500, including interest at 10% per annum (unaudited).

          (K) The bank line of credit accrues interest at 10% per annum, and is payable in one lump sum in September 1997 (unaudited).

     At December 31, 1995 and June 30, 1996, $3,159,409 and $2,980,990,
     respectively, of long-term debt has been personally guaranteed by certain officers/stockholders of the Company.

     The following is a schedule, by years, of future maturities of long-term debt:

          Year Ending
          December 31,
          ------------
             1996                                           $2,024,408
             1997                                            2,732,848
             1998                                              394,979
             1999                                              234,164
             2000                                              112,300
            Thereafter                                         955,000
                                                           -----------
          Total payments                                   $ 6,453,699
                                                           -----------
                                                           -----------


NOTE 10 - NOTES PAYABLE - RELATED PARTIES

     Notes payable - related parties consist of the following:



                                                                December 31,
                                                           ---------------------------     June 30,
                                                               1994          1995            1996
                                                           -----------     -----------    -----------
                                                                                          (Unaudited)
     Promissory note payable - officer/stockholder (A)      $  850,000     $  443,750     $  125,000
     Promissory note payable - stockholder (B)                 350,000
     Note payable - officer/stockholder (C)                  1,114,726         64,952
     Note payable - officer/stockholder (D)                    400,000
                                                           -----------       --------      ---------
                                                             2,714,726        508,702        125,000
     Less current portion                                      456,250        489,952        125,000
                                                           -----------       --------      ---------
                                                           $ 2,258,476      $  18,750              0
                                                           -----------       --------      ---------
                                                           -----------       --------      ---------

     (A) The promissory note is payable to a stockholder and officer of the Company. The note is due July 1997, payable in eight equal quarterly installments of $106,250. Interest is payable at 7.75% per annum. In 1995, $106,250 of the note was repaid with cash and $300,000 was converted into 150,000 shares of the Company's common stock.

     (B) The promissory note is payable to a greater-than-10%-stockholder of the Company. The note accrues interest at the rate of 9.5% per annum and was due August 1995, when it was repaid.

                   Synagro Technologies, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            For the years ended December 31, 1993, 1994 and 1995, and
                     six months ended June 30, 1995 and 1996
                (Information with respect to the six months ended
                      June 30, 1995 and 1996 is unaudited)


NOTE 10 - NOTES PAYABLE - RELATED PARTIES (Continued)

     (C)  The note is payable to a stockholder and officer of the Company.  The note includes interest at 10.5% per annum. The note plus accrued interest was due March 1996, and is secured by certain property, machinery and equipment of the Company. In 1995, $583,307 of the note was repaid with cash and $500,000 was converted into 250,000 shares of the Company's common stock.

     (D)  The note which accrued interest at 10% per annum was repaid in 1995.

     The following is a schedule, by years, of future maturities of notes payable - related parties:

          Year Ending
          December 31,
          ------------
          1996                   $489,952
          1997                     18,750
                                 --------
                                 $508,702
                               ----------
                               ----------

NOTE 11 - COMMITMENTS AND CONTINGENCIES

     LEASES
     The Company leases certain facilities for its corporate and operations offices under long-term lease agreements. Minimum annual rental commitments under these leases are as follows:

          Year Ending
          December 31,
          ------------
               1996               $52,000
               1997                37,000
               1998                37,000
               1999                40,000
               2000                40,000
               Thereafter           3,000
                               ----------
                               $  209,000
                              -----------
                              -----------
     Rent expense was $160,683, $192,340 and $145,181 for 1995, 1994 and 1993,
     respectively.

     EMPLOYMENT AGREEMENTS
     The Company has entered into employment agreements with certain key executive officers of the Company. These officers will receive aggregate annual salaries of $250,000. These agreements may be terminated by the Company; however, separation fees may be required.

                   Synagro Technologies, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            For the years ended December 31, 1993, 1994 and 1995, and
                     six months ended June 30, 1995 and 1996
                (Information with respect to the six months ended
                      June 30, 1995 and 1996 is unaudited)


NOTE 12 - STOCK, STOCK OPTIONS AND WARRANTS

     REORGANIZATION
     In anticipation of the contemplated public offering of common stock, the Company effected a recapitalization that included a 15-for-1 reverse stock split of the common stock. The common stock outstanding and weighted average shares outstanding for all periods presented have been adjusted for this stock split. The financial statements give effect to these transactions for all periods presented.

     SALE OF COMMON STOCK
     In 1993, the Company sold 53,333 shares of common stock at $8.25 per share with gross proceeds of $440,000. In connection with the sales, 53,333 warrants to purchase common stock at $9.00 per share were issued.

     In 1993, the Company sold 396,000 shares of common stock from the exercise of warrants at a price of $9.00 per share with gross proceeds of $3,564,000.

     In 1994, the Company sold 96,573 shares of common stock at $52.50 per share with gross proceeds of $5,070,100.

     In 1994, the Company sold units consisting of 29,837 shares of common stock at an aggregate purchase price of $600,000 and $1,800,000 of convertible promissory notes (note 9).

     In October 1995, the Company completed a secondary public offering of its common stock. The offering consisted of 500,000 units at $12.00 per unit, each unit consisting of six shares of common stock and six redeemable common stock purchase warrants. The 3,000,000 warrants have an exercise price of $2.40 per share and expire in October 2000. The underwriters were issued a warrant to purchase 50,000 units (includes 600,000 warrants) at $16.20 per unit.

     CONVERSION OF CONVERTIBLE PROMISSORY NOTE
     In 1993, a convertible promissory note in the amount of $1,250,000 and $57,928 of accrued interest was converted into 34,878 shares of common stock.

     STOCK OPTION PLANS
     Effective February 19, 1993, the Company adopted two stock option plans, an Incentive Stock Option Plan (ISOP) and a Nonqualified Stock Option Plan
     (NSOP) for officers, directors, key employees and certain consultants of the Company.

     Under the ISOP, the Company has reserved 66,667 shares of common stock for issuance. The exercise price of options granted shall be at least 100% (110% for 10%-or-greater-stockholders) of the fair value of the Company's common stock on the date of grant. Options must be granted within ten years from the date of the plan, and become exercisable commencing one year after the date of grant of the option. Options are exercisable for no longer than five years for certain 10%-or-greater-stockholders and for no longer than 10 years for others.

                   Synagro Technologies, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            For the years ended December 31, 1993, 1994 and 1995, and
                     six months ended June 30, 1995 and 1996
                (Information with respect to the six months ended
                      June 30, 1995 and 1996 is unaudited)


NOTE 12 - STOCK, STOCK OPTIONS AND WARRANTS (Continued)

     Under the NSOP, the Company has reserved 66,667 shares of common stock for issuance. The option price for shares issued under this plan shall be determined and fixed by the Board of Directors. The plan is effective for a period of ten years or until terminated by the Board of Directors. Options granted are exercisable at such times as determined by the Board of Directors.

     The following summarizes the stock option transactions under the NSOP and
     ISOP:


                                                                 Shares under            Option price
                                                                   Option                per share
                                                                 ----------              -----------
          Options outstanding December 31, 1994                           0
             Converted from "other" options                          24,100              $     10.80
             Granted                                                 99,894               5.25-10.80
             Cancelled/Expired                                      (13,067)              5.25-10.80
             Exercised                                              (19,000)              5.25-10.80
                                                                 ----------

          Options outstanding December 31, 1995                      91,927
             Granted (unaudited)                                    125,399                     2.00
                                                                 ----------              -----------


          Options outstanding June 30, 1996 (unaudited)             217,326              $2.00-10.80
                                                                 ----------              -----------
                                                                 ----------              -----------



     OTHER OPTIONS
     In addition to options issuable under the stock option plans, the Company has outstanding options to employees and consultants of the Company. The options were issued at prices which were the fair market value at the grant date of the options. The options vest 20% each year.

     The following summarizes the stock option transactions of the "other" options:


                                                                  Shares under         Option price
                                                                  Option               per share
                                                                  ----------          --------------
          Options outstanding January 1, 1993                             0
               Granted                                               77,633             $30.00-82.50
               Exercised                                               (667)                   30.00
                                                                 ----------
          Options outstanding December 31, 1993                      76,966              30.00-82.50
               Cancelled/expired                                    (50,850)                   30.00
               Exercised                                                (16)                   30.00
                                                                 ----------
          Options outstanding December 31, 1994                      26,100              30.00-82.50
               Cancelled/expired                                     (2,000)             30.00-82.50
               Converted to ISOP/NSOP (A)                           (24,100)             30.00-82.50
               Granted                                              400,000                    10.80
                                                                 ----------
          Options outstanding December 31, 1995                     400,000                    10.80
               Granted (unaudited)                                  100,000                     2.00
                                                                 ----------
          Options outstanding June 30, 1996 (unaudited)             500,000              $2.00-10.80
                                                                 ----------
                                                                 ----------

                   Synagro Technologies, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            For the years ended December 31, 1993, 1994 and 1995, and
                     six months ended June 30, 1995 and 1996
                (Information with respect to the six months ended
                      June 30, 1995 and 1996 is unaudited)


NOTE 12 - STOCK, STOCK OPTIONS AND WARRANTS (Continued)

          (A) In May 1995, the "other" options were converted into options under the stock option plans, and the exercise price was reduced to $10.80, the market price on the repricing date.

     WARRANTS
     Pursuant to agreements for services in connection with the sale of the Company's common stock, warrants to purchase 16,667 shares of common stock have been granted. The warrants are exercisable to $90.00 per share and expire in February 1998. An additional 36,000 warrants to purchase common stock are outstanding with an exercise price of $7.50 per share and expire in July 2000.

NOTE 13 - INCOME TAXES

     No provision for income taxes has been provided due to the net losses. As of December 31, 1995, the Company had federal net operating loss carryforwards of approximately $5,500,000, which expire at various amounts through 2010.

     Under the provisions of the Tax Reform Act of 1986, when there has been a change in an entity's ownership of 50% or greater, utilization of net operating loss carryforwards may be limited. As a result of equity transactions occurring through December 31, 1995, the Company will be subject to such limitations. The annual limitations have not been determined.

     Significant components of the Company's deferred tax liabilities and assets for federal income taxes consist of the following:



                                                                                            December 31,
                                                                                  ----------------------------------
                                                                                       1994                 1995
                                                                                    -----------          ----------
     Deferred tax assets
               Net operating loss carryforwards                                   $   1,302,000         $ 1,870,000
               Accrual for legal settlement                                              65,000
               Allowance for bad debts                                                   12,000              74,000
               Other                                                                     25,000              68,000
                                                                                    -----------          ----------
               Total deferred tax assets                                              1,404,000           2,012,000

     Valuation allowance for deferred tax assets                                       (384,000)         (1,665,000)

     Deferred tax liabilities
     Differences between book and tax basis of fixed assets                            (986,000)           (322,000)
     Differences between book and tax basis of agency rights                            (34,000)            (25,000)
                                                                                    -----------          ----------
     Net deferred tax liabilities                                                 $           0         $         0
                                                                                    -----------          ----------
                                                                                    -----------          ----------

     The net change in the valuation allowance for the year ended December 31, 1995 was a decrease of $1,281,000.

                   Synagro Technologies, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            For the years ended December 31, 1993, 1994 and 1995, and
                     six months ended June 30, 1995 and 1996
                (Information with respect to the six months ended
                      June 30, 1995 and 1996 is unaudited)


NOTE 14 - SETTLEMENTS

     SETTLEMENT AGREEMENT
     In January 1995, the Company entered into a settlement agreement with a company who assisted in the sale of certain common stock of the Company. Pursuant to the settlement agreement, the Company agreed to pay $100,000 and to issue 12,867 shares of common stock. The $100,000 was accrued in 1994 and has been recorded as offering costs. The 12,867 shares were issued in 1995 and are recorded as offering costs.

     SETTLEMENT WITH FORMER OFFICER
     On May 26, 1994, the Company terminated an officer who also resigned as a director of the Company. In February 1995, as a resolution of certain disputes between the Company and the officer, the Company entered into an agreement pursuant to which: (i) the Company agreed to transfer to the officer the Company's Agkone, Inc. subsidiary, including the rights to the patented Agkone technology,subject to retaining the licensing rights to such technology in Europe without royalty payment obligations;
     (ii) the officer agreed to return20,000 shares of Common Stock; (iii) the Company assigned certain land registrations in Texas to the officer with respect to the processing of biosolids; (iv) the Company terminated the officer's covenant not to compete in his employment agreement; (v) the Company agreed to cause the release of the officer's personal guarantees on certain obligations of the Company; and (vi) the Company purchased 1,067 shares of common stock at $22.50 per share.

     In connection with this settlement, a provision for loss in the amount of $191,000 was recorded at December 31, 1994 for the difference in the investment in the Agkone subsidiary and the fair value of the 20,000 shares returned to the company. In 1995, an adjustment in the estimate was recorded resulting in a recovery of $65,278.

NOTE 15 - OTHER INCOME AND EXPENSES

     WRITE-OFF OF FIXED ASSETS
     At December 31, 1995, the Company determined that certain equipment had suffered impairment in value. This equipment, which was acquired in October 1994, and for which additional refurbishing costs were incurred in 1995, had suffered impairment of $1,091,991 due to operating losses, and the decision to not actively pursue the business which utilized that equipment. In addition, the Company determined that certain other equipment had suffered permanent impairment of $290,000 due to operating losses, and the decision to not pursue the business which utilized that equipment. Accordingly, a reserve in the amount of $1,381,991 for impairment of fixed assets has been charged to operations. In addition, the remaining net book value of these assets has been classified as machinery and equipment held for sale at December 31, 1995.

                   Synagro Technologies, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            For the years ended December 31, 1993, 1994 and 1995, and
                     six months ended June 30, 1995 and 1996
                (Information with respect to the six months ended
                      June 30, 1995 and 1996 is unaudited)


NOTE 15 - OTHER INCOME AND EXPENSES (Continued)

     WRITE-OFF OF EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED
     In June 1993, the Company acquired all of the capital stock of Organi-Gro, Inc. At December 31, 1994, the Company determined that there had been a permanent impairment in the value of the excess of cost over fair value of net assets acquired from the acquisition of Organi-Gro, Inc. This decision was a result of operating losses, and a decision to not actively pursue the original business that Organi-Gro, Inc. was involved in. Accordingly, the remaining unamortized balance, $2,424,294, of the excess of cost over the fair value of net assets acquired recognized at the date of acquisition of Organi-Gro, Inc. was charged to operations.

     At December 31, 1995, the Company determined that there had been a permanent impairment in the value of the excess of cost over fair value of net assets acquired relating to certain equipment which were written off as a result of the impairment. Accordingly, $286,000 of excess of cost over fair value of net assets acquired has been charged to operations.

     During the fourth quarter of 1995, the Company recorded the following adjustments to operations: 1) write-off $662,254 of investment in Pan-American N-Viro, Inc.; 2) write-down $1,381,991 of certain machinery and equipment that have suffered permanent impairment in value; and
     3) write-down $286,000 of cost in excess of fair value of net assets acquired relating to the original acquisition of the aforementioned machinery and equipment.

NOTE 17 - SUBSEQUENT EVENTS (UNAUDITED)

     As of July 1, 1996, the Company purchased all of the common stock of Pima Gro Systems, Inc. and Pima Gro Systems 2, Inc. (collectively "Pima Gro"), which provides biosolids management services to the west coast area. The purchase price was $3,095,561 (subject to certain adjustments) which was paid for $1,277,265 in cash, $1,595,561 in a promissory note, and 155,000 shares of the Company's common stock valued at $1.437 per share. The acquisition was accounted for using the purchase method of accounting.

     As of July 25, 1996, the Company increased a revolving credit facility in the amount of $1,200,000. The revolving credit facility is secured by accounts receivable and is payable at 10% per annum.

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--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Prospectus Summary........................................................    3
Summary Financial Information.............................................    7
Risk Factors..............................................................    8
Use of Proceeds...........................................................   14
Dividend Policy...........................................................   14
Price Range of Common Stock...............................................   15
Dilution..................................................................   17
Capitalization............................................................   18
Management's Discussion and Analysis of Results of Operations and
  Financial Condition.....................................................   19
Business..................................................................   23
Management................................................................   43
Compensation of Executive Officers and Directors..........................   45
Certain Relationships and Related Transactions............................   52
Compliance with Section 16 of the Securities Exchange Act of 1934.........   53
Principal Stockholders....................................................   54
Description of Securities.................................................   56
Shares Eligible for Future Sale...........................................   59
Plan of Distribution......................................................   60
Legal Matters.............................................................   61
Experts...................................................................   61
Index to Financial Statements.............................................  F-1

                           SYNAGRO TECHNOLOGIES, INC.

                                  50,000 UNITS

                              EACH UNIT CONSISTING
                                       OF
                           SIX SHARES OF COMMON STOCK
                                      AND
                          SIX REDEEMABLE COMMON STOCK
                               PURCHASE WARRANTS

                            ------------------------

                                3,300,000 SHARES

                           OF COMMON STOCK UNDERLYING
                   REDEEMABLE COMMON STOCK PURCHASE WARRANTS

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                OCTOBER 25, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The Registrant estimates that expenses in connection with the Offering described in this Registration Statement, will be as follows:

Securities and Exchange Commission Registration Fee  . . . . . .             *
Registrant's Legal Fees and Expenses . . . . . . . . . . . . . .       $25,000
Accounting Fees and Expenses . . . . . . . . . . . . . . . . . .        10,000
Printing Expenses  . . . . . . . . . . . . . . . . . . . . . . .         2,000
Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . .         1,000
                                                                         -----

Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $38,000
                                                                        ------
                                                                        ------

__________________________

* A registration fee of $6,873.35 was paid in connection with the initial filing of the Pre-Effective Registration Statement. No additional registration fee is required in connection with this Post-Effective Amendment to the Registration Statement.

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for in the performance of his or her duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. However, if the director or officer is not successful in the defense of any action, suit or proceeding as referred to above or in the defense of any claim, issue or matter therein, he or she shall only be indemnified by the corporation as authorized in the specific case upon a determination that indemnification is proper because he or she met the applicable standard set forth above as determined by a majority of the disinterested Board of Directors.

    The Certificate of Incorporation and Bylaws of the Company authorize indemnification of officers and directors to the full extent permitted under Delaware law, unless a determination is reasonably and promptly made by a majority of the disinterested members of the Board of Directors that the indemnitee did not act in good faith and in a manner that the indemnitee did not reasonably believe to be in or not opposed to the best interests of the Company, or, with respect to any criminal proceeding, that the indemnitee believed or had reasonable cause to believe that his or her conduct was unlawful.

    The Company may apply for "officers and directors" insurance which covers acts of officers and directors. Further, the Company may enter into agreements of indemnification with its directors to provide for indemnification to the fullest extent permitted under Delaware law.

    The Company has obtained directors' and officers' liabilities insurance with a $1,000,000 limit of liability. Further, the Company may enter into agreements of indemnification with its directors to provide for indemnification to the fullest extent permitted under Delaware law.

    The Commission has expressed its opinion that indemnification of directors, officers and controlling persons of the Company against liabilities arising under the Securities Act, is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by an Indemnitee of the Company in the successful defense of any such act or proceeding) is asserted by such Indemnitee in connection with securities which have been registered by the Company, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    On October 1, 1994, the Company issued 16,667 shares of Common Stock pursuant to an exemption from registration under Section 4(2) of the Securities Act to certain affiliates of Tony D. Childers and Jerry Don Childers in connection with the acquisition of assets of Childers Brothers Trucking, Inc. and certain related entities. The 16,667 shares had an agreed upon value of $38.40 per share.

    The Company issued 12,867 shares of Common Stock, pursuant to an exemption from registration under Section 4(2) of the Securities Act, to Hambro Resource Development, Inc., in connection with an agreement dated as of January 24, 1995 relating to the resolution of certain disputes between such parties. The shares had an agreed upon value of $21.00 per share, the approximate per share market value for the Company's Common Stock as of such date. The shares were issued to such person as of February 1, 1995.

    In February, 1995, the Company issued $1,050,000 of 8% convertible debentures, in connection with a private placement of such securities pursuant to Regulation S. The convertible debentures were converted into 404,273 shares of Common Stock between March, 1995 and October, 1995.

    In July and August, 1994, the Company issued $1,800,000 of 9.5% convertible promissory notes, in connection with a private placement of securities pursuant to Regulation S. The convertible debentures were converted into 455,780 shares of Common Stock between October, 1995 and January, 1996.

    In April, 1995, the Company issued 3,333 shares of Common Stock and options to purchase up to an additional 13,600 shares of Common Stock to Pacific Consulting Group, Inc. at an exercise price of $8.25 per share as compensation for public relations consulting services. On May 26, 1995, the Company issued options to purchase 33,333 shares of Common Stock to Matthias & Berg, the Company's attorneys, at an exercise price of $10.80 per share. This exercise price was reduced to $7.03125 per share on June 20, 1995. As of July 12, 1995, Matthias & Berg had exercised 12,333 options at an aggregate exercise price of approximately $86,720. On July 13, 1995, the exercise price was further reduced to $5.25 per share, at which price an additional 6,667 options were exercised at an aggregate exercise price of approximately $35,000. There presently remains 14,333 options to Matthias & Berg exercisable at $5.25 per share. All of these options were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act and the underlying shares of Common Stock were issued pursuant to a registration statement on Form S-8.

    On July 28, 1995, the Company issued warrants to an unaffiliated person, pursuant to an exemption from registration under Section 4(2) of the Securities Act, to purchase up to 36,000 shares of Common Stock at an exercise price of $7.50 per share, expiring in July, 2000.

    On October 25, 1995, Don L. Thone and Tony D. Childers agreed to convert the amounts of $500,000 and $300,000, respectively, owing to them by the Company in connection with the acquisitions of Organi-Gro and Childers Brothers, respectively, into 250,000 and 150,000 shares of Common Stock, respectively, at a conversion price equal to $2.00 per share. The conversion price was based on an amount equal to the per Unit offering price ($12.00) in connection with the Public Offering as divided by the number of shares of Common Stock (6) included in each Unit. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act. See "Principal Stockholders."

    As of July 18, 1996, the Company issued 155,000 shares of Common Stock to the former stockholders of Pima Gro Systems, Inc. in connection with the acquisition of that entity by the Company pursuant to an exemption from registration under Section 4(2) of the Securities Act.

    As of August 19, 1996, the Company issued options to purchase 246,296 and 125,000 shares of Common Stock, respectively, to Don L. Thone and Daniel L. Shook pursuant to an exemption from registration under Section 4(2) of the Securities Act in connection with their respective employment agreements.

ITEM 16

EXHIBITS.

2.1 Agreement and Plan of Reorganization by and among CDR Environmental, Inc., and the Company, and Amendments Nos. 1 and 2 thereto(1)
2.2 Agreement and Plan of Reorganization by and among the Company, CDR Environmental, Inc. and K-3 Environmental, Inc.(2)
2.3 Agreement and Plan of Reorganization by and among the Company, CDR Environmental, Inc. and Bio-Star, Inc.(2)
2.4 Agreement and Plan of Reorganization by and among the Company, CDR Environmental, Inc. and Gro-Mor, Inc.(2)
2.5 Agreement and Plan of Reorganization by and among the Company, CDR Environmental, Inc. and Thone Brothers Trucking, Inc.(3)
2.6      Stock Purchase Agreement by and between the Company and Organi-Gro,
         Inc.(3)
2.7 Asset Exchange Agreement by and among the Company, Organi-Gro, Inc., Childers Brothers Trucking, Inc., and Thompson Shaving Service, Inc., dated as of October 1, 1994(4)
2.8 Asset Exchange Agreement by and among the Company, Organi-Gro, Inc. and Hodges Heavy Duty Truck Parts and Services, Inc. dated as of October 1, 1994(4)

EXHIBITS.

2.9      Asset Exchange Agreement by and among the Company, Organi-Gro, Inc.
         and Zeiler Timber Products, Inc., dated as of October 1, 1994(4)
2.10 Agreement for the Purchase of Stock by and among Synagro Technologies, Inc., CDR Environmental, Inc., Pima Gro Systems, Inc., Pima Gro
         Systems 2, Inc., Wilson Nolan, Herbert Kai and John Kai, Jr., dated July 18, 1996(5)
3.1      Restated Certificate of Incorporation of the Company - August 16, 1996
3.2      Bylaws of the Company - August 5, 1996
4.1      Specimen Common Stock Certificate of the Company(1)
4.2      Convertible Promissory Notes dated July 19, 1994 and August 11, 1994(5)
4.3      8% Convertible Debenture due December 31, 1996(6)
4.4      Specimen Warrant Certificate of the Company(6)
4.5      Specimen Unit Certificate of the Company(7)
5.1      Opinion of Matthias & Berg LLP(6)
10.1 Purchase Agreement between N-Viro Recovery Systems, Inc. and the Company - July 14, 1992(1)
10.2 Agency Distributor Agreement between N-Viro Energy Systems, Ltd. and the Company - July 24, 1992(1)
10.3 Agreement between American N-Viro Resources, Inc. and the Company - June, 1992(1)
10.4 Amendment No. 1 to Employment Agreement between the Company and Don Thone dated June 10, 1996
10.5     Form of Indemnification Agreement(8)
10.6     Amended and Restated 1993 Stock Option Plan - August 5, 1996
10.7 Promissory Note of Organi-Gro, Inc. and Guarantee of the Company dated as of October 1, 1994(4)
10.8 Employment Agreement between Organi-Gro, Inc. and Tony Childers dated as of October 1, 1994(4)
10.9 Employment Agreement between Organi-Gro, Inc. and Jerry Don Childers dated as of October 1, 1994(4)
10.10 Memorandum of Understanding re Joint Venture Agreement between the Company and N-Viro International Corporation - December 21, 1994(9)
10.11 Lease Agreement between the Company and Green Coast Enterprises, Inc. February 1, 19961(10)
10.12 Lease Agreement between Hurley Enterprises, Inc. and Childers Brothers Trucking, Inc. - August, 1990(6)
10.13 Lease Agreement between Jack Young, Bill Young and Betty Dick, on the one hand, and Childers Brothers Trucking, Inc., on the other hand - March 31, 1987(6)
10.14 Lease with Option to Purchase between Simmons Industries, Inc. and Thone Brothers Trucking, Inc. and Addendum thereto - February 15, 1990(6)
10.15 Settlement Agreement between Hambro Resource Development, Inc. and the Company dated as of January 24, 1995(6)
10.16 Employment Agreement between Pima Gro Systems, Inc. and Wilson Nolan, dated July 18, 1996(5)
10.17    Employment Agreement between the Company and Daniel Shook dated
         January 29, 1996
22.1     List of subsidiaries of the Company
24.1     Consent of Singer Lewak Greenbaum & Goldstein LLP
24.2     Consent of Matthias & Berg LLP (included in Exhibit 5.1)(6)
25.1     Power of Attorney (included on signature page)#

_____________________________


#   Previously filed as part of this Registration Statement.

1. Filed as part of the Company's Registration Statement on Form 10, dated December 29, 1992, and as amended.

2. Filed as part of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1994.

3.  Filed as part of the Company's Current Report on Form 8-K, dated July 28,
    1993.

4. Filed as part of the Company's Current Report on Form 8-K, dated October 1, 1994.

5.  Filed as part of the Company's Current Report on Form 8-K, dated July 31,
    1996.

6. Filed as part of the Company's Registration Statement on Form S-1, dated July 27, 1995, and as amended (No. 33-95028).

7. Filed as part of the Company's Registration Statement on Form S-1, dated August 19, 1995, and as amended (No. 33-95848).

8. Filed as part of the Company's Proxy Statement on Schedule 14A for Annual Meeting of Stockholders, dated May 9, 1996.

9. Filed as part of the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

10. Filed as part of the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes it will:

    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

         (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;
         (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the Registration Statement; and
         (iii) Include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

    In addition, the undersigned Registrant hereby undertakes:

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

    For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 24th day of October, 1996.

                                                 SYNAGRO TECHNOLOGIES, INC.



                                                 By: /s/Don L. Thone
                                                    ------------------------
                                                     Don L. Thone, President

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



    Signature                          Capacity in Which Signed                               Date
    ---------                          ------------------------                               ----

/s/Don L. Thone                        President and Director                            October 24, 1996
------------------------------         (Principal Executive Officer)
Don L. Thone



/s/Daniel L. Shook                     Chief Financial Officer                           October 24, 1996
------------------------------         and Director (Principal
Daniel L. Shook                        Financial Officer and
                                       Principal Accounting
                                       Officer)




/s/Irwin I. Gelbart                    Director                                          October 24, 1996
------------------------------
Irwin I. Gelbart



/s/Tony D. Childers                    Director                                          October 24, 1996
------------------------------
Tony D. Childers


                  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                                     ON SCHEDULES




To the Board of Directors and Stockholders
Synagro Technologies, Inc.

In connection with our audits of the financial statements of Synagro Technologies, Inc. and Subsidiaries, referred in our report dated February 28, 1996, we have also audited schedule II for the years ended December 31, 1995, 1994 and 1993. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.



Singer Lewak Greenbaum & Goldstein LLP
(SUCCESSORS TO THE PRACTICE OF SHILLAN ABRAMS AND COMPANY
WHO AUDITED THE FINANCIAL STATEMENTS FOR THE YEAR ENDED
DECEMBER 31, 1993)
Los Angeles, California
February 28, 1996

                     Synagro Technologies, Inc. and Subsidiaries
                          VALUATION AND QUALIFYING ACCOUNTS

                 For the years ended December 31, 1993, 1994 and 1995
                                     SCHEDULE II




                                                                  Additions
                                                       -------------------------------
                                    Balance             Charged to          Charged to                               Balance
                                   Beginning            Costs and             Other                                    End
      Description                   of Year              Expenses            Accounts             Deductions          of Year
      -----------                 -----------          ------------        ------------          ------------       -----------
Allowance for bad debts

  Year ended December 31, 1993    $    10,900         $    298,168        $    55,841(A)      $    26,409(B)      $    338,500

  Year ended December 31, 1994    $   338,500         $      2,854                            $   304,732(B)      $     36,622

  Year ended December 31, 1995    $    36,622         $    184,377                            $     3,275(B)      $    217,724



         (A)  Acquired from subsidiaries upon acquisition
         (B)  Recoveries net of write-offs


                                         S-2